Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

BARR-NUNN ENTERPRISES, LTD.,

BARR-NUNN TRANSPORTATION, INC.,

BARR-NUNN LOGISTICS, INC.,

STURGEON EQUIPMENT, INC.,

KNIGHT TRANSPORTATION, INC., and

JANE E. STURGEON,

in her capacity as Seller’s Representative

Dated as of October 1, 2014

Schedules
Schedule 1.05(d)	Required Consents of Companies and Seller
Schedule 1.05(g)	Payoff Letters
Schedule 1.05(l)	Terminating Contracts
Schedule 1.05(q)	Employment Letters
Schedule 1.06(c)	Buyer Notice Filings and Consents
Schedule 2.01	Foreign Qualifications
Schedule 2.02	No Conflicts – Seller and Companies
Schedule 2.04	Equity Securities
Schedule 2.05(a)	Financial Statements
Schedule 2.05(b)	Undisclosed Liabilities
Schedule 2.07	Absence of Certain Developments
Schedule 2.07(d)	Capital Expenditures
Schedule 2.08(a)	Owned Real Property
Schedule 2.08(b)	Real Property Leases
Schedule 2.08(c)	Personal Property Leases
Schedule 2.08(d)	Real and Personal Properties
Schedule 2.09(a)	Physical Damage
Schedule 2.09(b)	Non-Public Scores
Schedule 2.09(c)	Owned Tractors and Trailers
Schedule 2.09(d)	Out of Service Tractors and Trailers
Schedule 2.09(e)	Equipment Scheduled for Delivery
Schedule 2.09(f)	Acquisitions and Dispositions of Capital Assets
Schedule 2.10(a)	Tax Returns
Schedule 2.10(b)	Acquired Assets
Schedule 2.10(c)	Tax Matters
Schedule 2.11(a)	Contracts and Commitments

i

Schedule 2.11(c)	Customer Contracts
Schedule 2.11(d)	Vendor Contracts
Schedule 2.11(e)	Fuel Purchase Contracts
Schedule 2.12(a)(i)	Registered Intellectual Property
Schedule 2.12(a)(ii)	Licenses and Sublicenses
Schedule 2.12(a)(iii)	Affiliate Intellectual Property
Schedule 2.12(b)	Intellectual Property Rights
Schedule 2.12(c)	Intellectual Property Ownership
Schedule 2.12(e)	Material Technology
Schedule 2.12(f)	Software
Schedule 2.13	Litigation
Schedule 2.14(a)	Employee Benefit Plans
Schedule 2.14(d)	Employee Benefits Matters
Schedule 2.14(g)	Employee Benefit Plans Securities
Schedule 2.14(h)	280G Payments
Schedule 2.14(j)	COBRA Liability
Schedule 2.15	Insurance
Schedule 2.16	Compliance with Laws
Schedule 2.17	Environmental Matters
Schedule 2.18	Affiliated Transactions
Schedule 2.19	Brokerage and Expenses
Schedule 2.20	Liens
Schedule 2.21	Employee Relations
Schedule 2.23(d)	Owner-Operator Financing
Schedule 2.24	Permits
Schedule 2.25	Bank Accounts
Schedule 2.26	Loans to Officers and Directors

Schedule 3.04	No Conflicts – Buyer
Schedule 4.03(g)	Specific Indemnities
Schedule 5.01(h)	Consideration Allocation
Schedule 6.01(qqq)	Permitted Liens
Schedule 6.01(ffff)	Seller Property

Exhibits
Exhibit A	Form of Escrow Agreement
Exhibit B	Earnout Rules
Exhibit C	Real Estate Purchase Agreement – Maintenance Facility
Exhibit D	Real Estate Purchase Agreement – Office Building
Exhibit E	Net Working Capital
Exhibit F	Restrictive Covenant Agreement
Exhibit G	Guaranty

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is executed and delivered as of October 1, 2014, by and among (i) Knight Transportation, Inc., an Arizona corporation (“Buyer”); (ii) Barr-Nunn Transportation, Inc., an Iowa corporation (“BNT”), (iii) Barr-Nunn Logistics, Inc., an Iowa corporation (“BNL”), (iv) Sturgeon Equipment, Inc., an Iowa corporation (“SE” and, collectively with BNT and BNL, the “Companies” and individually, a “Company”), (v) Barr-Nunn Enterprises, Ltd., an Iowa corporation (“Seller”); and (vi) Jane E. Sturgeon, in her capacity as Seller’s Representative.  Capitalized terms used herein have the meanings set forth in Article 6 below or elsewhere in this Agreement.

WHEREAS, Seller owns all of the issued and outstanding shares of the common stock of (i) BNT, $1.00 par value per share, (ii) BNL, no par value per share, and (iii) SE, no par value per share ((i)-(iii) collectively, the “Company Stock”); and

WHEREAS, subject to the terms and conditions in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell, assign, transfer and convey to Buyer, all of the Company Stock for the consideration described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1
PURCHASE AND SALE

1.01           Purchase and Sale.  Subject to the terms and conditions in this Agreement, at the Closing, Buyer hereby purchases and acquires from Seller, and Seller hereby sells, assigns, transfers and conveys to Buyer, all of the Company Stock free and clear of all Liens, in exchange for the Aggregate Consideration.  In furtherance thereof,

(a)           (i) at the Closing, Buyer will make payment of an amount equal to the Estimated Aggregate Closing Consideration, as follows: (A) by wire transfer of $8,000,000 of immediately available funds (the “Escrow Amount”) to the Escrow Agent under the escrow agreement attached hereto as Exhibit A (the “Escrow Agreement”) to be held in an escrow account (the “Escrow Account”) and released in accordance with such Escrow Agreement and (B) the balance of the Estimated Aggregate Closing Consideration by wire transfer of immediately available funds to the account or accounts specified by Seller, and (ii) after the Closing, Buyer and Seller will make the payments, if any, required by Sections 1.02, 1.03, and otherwise under this Agreement; and

(b)           at the Closing, Seller will deliver, or cause to be delivered, to Buyer shares representing 100% of the Company Stock together with duly executed letters of transmittal.

1.02           Calculation of Final Consideration.

(a)           For purposes of this Agreement, the “Aggregate Closing Consideration” means an amount equal to the result of: (i) $108,300,000, plus (ii) the actual amount of any Cash on Hand, if any, of the Companies outstanding effective as of the Closing and not reflected as a current asset in Net Working Capital, minus (iii) the actual outstanding amount of Indebtedness, if any, of the Companies outstanding effective as of the Closing, minus (iv) the actual amount of Transaction Expenses, if any, of the Companies outstanding effective as of the Closing and not reflected as a current liability in Net Working Capital, plus or minus, as applicable (v) (A) plus the amount, if any, by which actual Net Working Capital exceeds the Net Working Capital Target, or (B) minus the amount, if any, by which actual Net Working Capital is less than the Net Working Capital Target.

(b)           Within sixty (60) days after the Closing Date, Buyer will deliver to Seller’s Representative a statement setting forth Buyer’s proposed calculation of the Final Aggregate Closing Consideration with a comparison to the Estimated Aggregate Closing Consideration, including Buyer’s calculation of each of the components thereof in sufficient detail to identify each item of difference between the Estimated Aggregate Closing Consideration and the Final Aggregate Closing Consideration, including details regarding each component of Indebtedness, Net Working Capital, Cash on Hand, and Transaction Expenses (the “Closing Statement”).

(c)           Following receipt by Seller’s Representative of Buyer’s proposed Closing Statement and until the Final Aggregate Closing Consideration is finally determined pursuant to this Section 1.02, Seller’s Representative will be permitted (upon reasonable advance written notice and during normal business hours) to review the Companies’ books and records and working papers related to Buyer’s draft of the proposed Closing Statement and determination of the Aggregate Closing Consideration (and the components thereof), and Buyer will provide Seller’s Representative with reasonable access to the Companies’ personnel, books and records, and facilities in connection with such review.  The proposed Closing Statement delivered by Buyer to Seller’s Representative will become final and binding on the parties thirty (30) days following Buyer’s delivery thereof to Seller’s Representative except to the extent (and only to the extent) Seller’s Representative delivers written notice of its disagreement (the “Closing Consideration Notice of Disagreement”) to Buyer on or prior to such date.  All matters not subject to dispute as specifically identified in the Closing Consideration Notice of Disagreement will be final and binding.  The Closing Consideration Notice of Disagreement must identify with specificity each item in the Closing Statement that Seller’s Representative disagrees with and, for each disputed item, contain a statement describing in reasonable detail the basis of such objection and the amount in dispute.  If Seller’s Representative timely delivers a Closing Consideration Notice of Disagreement, then such matters will become final and binding on the parties to this Agreement on the earlier of (i) the date Buyer and Seller’s Representative resolve in writing any differences they have with respect to the matters specified in the Closing Consideration Notice of Disagreement, and (ii) the date all matters in dispute are finally resolved in writing by the Independent Accountants.

(d)           During the thirty (30) days following delivery of a Closing Consideration Notice of Disagreement, Buyer and Seller’s Representative will seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Closing Consideration Notice of Disagreement.  At the end of such thirty (30) day period, Buyer and Seller’s Representative will submit to the Independent Accountants for resolution all matters that remain in dispute, which were included in the Closing Consideration Notice of Disagreement (and will take all actions reasonably requested by the Independent Accountants in connection with such resolution, including submitting written information to the Independent Accountants if so requested), and the Independent Accountants will make a final determination of the Aggregate Closing Consideration in accordance with the terms of this Agreement (with it being understood that Buyer and Seller’s Representative will request that the Independent Accountants deliver to Buyer and Seller’s Representative its resolution in writing not more than thirty (30) days after its engagement).  The Independent Accountants will make a determination only with respect to the matters still in dispute and, with respect to each such matter, their determination will be within the range of the dispute between Buyer and Seller’s Representative.  The Independent Accountants’ determination will be based solely on written materials submitted by Buyer and Seller’s Representative (i.e., not on independent review) and on the definitions of “Aggregate Closing Consideration,” “Indebtedness,” “Cash on Hand,” “Transaction Expenses,” and “Net Working Capital” (and related definitions) included herein and the provisions of this Agreement.

(e)          The costs and expenses of the Independent Accountants will be allocated between Buyer and Seller’s Representative based upon the percentage of the portion of the contested amount not awarded to Buyer or Seller bears to the amount actually contested by such party.  For example, if Seller’s Representative claims the actual Aggregate Closing Consideration is $1,000 greater than the amount claimed by Buyer, and Buyer contests only $500 of the amount claimed by Seller’s Representative, and if the Independent Accountants ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Independent Accountants will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Seller’s Representative.

(f)           If the Aggregate Closing Consideration as finally determined pursuant to this Section 1.02 (the “Final Aggregate Closing Consideration”) is greater than the Estimated Aggregate Closing Consideration (the amount of such difference being the “Underpayment”), then, within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined, Buyer will pay to Seller by wire transfer of immediately available funds to the account specified by Seller, an amount equal to the Underpayment.

(g)          If the Final Aggregate Closing Consideration is less than the Estimated Aggregate Closing Consideration (the amount of such difference being the “Overpayment”), then, within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined, Seller will pay to Buyer by wire transfer of immediately available funds to the account specified by Buyer, an amount equal to the Overpayment.

(h)          The dispute resolution provisions provided in this Section 1.02 will be the exclusive remedies for the matters addressed or that could be addressed therein.

(i)           All payments required pursuant to Sections 1.02(f) and 1.02(g) will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Company Stock.

(j)           The provisions of this Section 1.02 will apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and no amount will be (or is intended to be) included in whole or in part (either as an increase or reduction) more than once in calculation of (including any component of) Aggregate Closing Consideration or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation.

1.03           Earnout.

(a)          As additional consideration for the Company Stock, and subject to the terms and conditions set forth in this Agreement, Buyer will make an additional payment, as determined pursuant to Section 1.03(b) (such payment, the “Earnout”) of up to $3,500,000 (the “Maximum Possible Earnout”) to Seller if the Companies achieve Combined Operating Income of at least $14,000,000 for the first four full fiscal quarters following the Closing Date (the “Earnout Period”); provided, however, the Maximum Possible Earnout shall be reduced by $750,000 if BNT’s current President does not remain employed by the Companies throughout the Earnout Period for a reason other than his death, disability or termination without cause, and shall be reduced by $750,000 if BNT’s current Chief Financial Officer does not remain employed by the Companies throughout the Earnout Period for a reason other than her death, disability or termination without cause, and shall be reduced by $100,000 if BNT’s current Director of Operations does not remain employed by the Companies throughout the Earnout Period for a reason other than his death, disability or termination without cause.  The Maximum Possible Earnout, as adjusted by the applicable adjustments, if any, provided in the foregoing sentence shall be the “Adjusted Maximum Possible Earnout”.  For clarity, if no adjustments are applicable, the Adjusted Maximum Possible Earnout

shall be equal to the Maximum Possible Earnout.   Combined Operating Income for purposes of determining whether the Maximum Possible Earnout or Adjusted Maximum Possible Earnout, as applicable, has been achieved will be determined in accordance with the Earnout Rules attached hereto as Exhibit B.

(b)           The Earnout payable to Seller shall be determined as follows:

(i)          If the Combined Operating Income of the Companies during the Earnout Period is less than $14,000,000, the amount of Earnout payable to Seller shall be $0;

(ii)         If the Combined Operating Income of the Companies during the Earnout Period is between $14,000,000 and $15,400,000, the amount of Earnout payable to Seller shall be determined by the following formula:

Adjusted Maximum Possible Earnout x [Actual Combined Operating Income of the Companies during the Earnout Period - $14,000,000] / $1,400,000.

By way of example, if the actual Combined Operating Income of the Companies during the Earnout Period is $14,800,000, then the amount of Earnout payable to Seller would be $2,000,000.

By way of further example, if the actual Combined Operating Income of the Companies during the Earnout Period is $14,700,000 and the President of BNT resigns before the expiration of the Earnout Period, then the Adjusted Maximum Possible Earnout would be $2,750,000, and the amount of Earnout payable to Seller would be $1,375,000.

(iii)        If the Combined Operating Income of the Companies during the Earnout Period is greater than $15,400,000, the amount of Earnout payable to Seller shall be the Adjusted Maximum Possible Earnout.

By way of example, if the Combined Operating Income of the Companies during the Earnout Period is $15,500,000 and if the existing President, Chief Financial Officer and Director of Operations of BNT all remain employees of the Companies through expiration of the Earnout Period, then the Adjusted Maximum Possible Earnout and the Earnout payable to Seller is $3,500,000.  Further, if the Combined Operating Income of the Companies during the Earnout Period is $15,500,000 and if the existing President of BNT died prior to expiration of the Earnout Period, but the existing Chief Financial Officer and Director of Operations of BNT remained employed by the Companies upon expiration of the Earnout Period, then the Adjusted Maximum Possible Earnout and the Earnout payable to Seller is $3,500,000.  However, if the Combined Operating Income of the Companies during the Earnout Period is $15,500,000 and the existing Chief Financial Officer and Director of Operations of BNT remained employed by the Companies upon expiration of the Earnout Period, but the existing President of BNT resigned prior to the expiration of the Earnout Period, then the Adjusted Maximum Possible Earnout and the Earnout payable to Seller is $2,750,000.

(c)           From Closing until sixty (60) days after the end of the Earnout Period, the Companies shall make available to Seller’s Representative reasonable access to the personnel, workpapers, and other information (in paper and electronic format) of the Companies as is reasonably necessary to determine progress toward the Earnout, and Seller’s Representative may provide such information to Seller’s advisors.  In addition, Buyer shall provide or shall cause the Companies to provide to Seller’s Representative an Earnout statement on a quarterly basis during the Earnout Period.

(d)           Any proper indemnification claim by any Buyer Indemnitee under Section 4.03, to the extent not otherwise satisfied, at the option of the Buyer Indemnitee may be satisfied by deducting and otherwise offsetting such claims against any amounts that are otherwise payable by Buyer pursuant to this Section 1.03, subject to the limitations set forth in Article 4.

(e)           Within thirty (30) days after Buyer’s receipt of Buyer’s consolidated financial statements (including the Companies’ consolidated financial statements) for the four full fiscal quarters corresponding to the Earnout Period, Buyer will prepare, or cause to be prepared, a statement of the Earnout for the Earnout Period (the “Earnout Statement”) and will deliver the Earnout Statement to Seller’s Representative.

(f)           Following receipt by Seller’s Representative of Buyer’s proposed Earnout Statement and until the Earnout is finally determined pursuant to this Section 1.03, Seller’s Representative will be permitted (upon reasonable advance written notice and during normal business hours) to review the Companies’ books and records and working papers related to Buyer’s draft of the proposed Earnout Statement and determination of the Earnout, and Buyer will provide Seller’s Representative with reasonable access to the Companies’ personnel, books and records, and facilities in connection with such review.  The proposed Earnout Statement delivered by Buyer will become final and binding on the parties thirty (30) days following Buyer’s delivery thereof to Seller’s Representative, or sixty (60) days after the end of Earnout Period, whichever is later, except to the extent (and only to the extent) Seller’s Representative delivers written notice of its disagreement (the “Earnout Notice of Disagreement”) to Buyer on or prior to such date.  All matters not subject to dispute as specifically identified in the Earnout Notice of Disagreement will be final and binding.  The Earnout Notice of Disagreement must identify with specificity each item in the Earnout Statement that Seller’s Representative disagrees with and, for each disputed item, contain a statement describing in reasonable detail the basis of such objection and the amount in dispute.  If Seller’s Representative timely delivers an Earnout Notice of Disagreement, then the Earnout Statement will become final and binding on the parties to this Agreement on the earlier of (i) the date Buyer and Seller’s Representative resolve in writing any differences they have with respect to the matters specified in the Earnout Notice of Disagreement, and (ii) the date all matters in dispute are finally resolved in writing by the Independent Accountants.

(g)           During the sixty (60) days following delivery of an Earnout Notice of Disagreement, Buyer and Seller’s Representative will seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Earnout Notice of Disagreement.  At the end of such sixty (60) day period, Buyer and Seller’s Representative will submit to the Independent Accountants for resolution all matters that remain in dispute, which were included in the Earnout Notice of Disagreement (and will take all actions reasonably requested by the Independent Accountants in connection with such resolution, including submitting written information to the Independent Accountants if so requested), and the Independent Accountants will make a final determination of the Earnout in accordance with the terms of this Agreement (with it being understood that Buyer and Seller’s Representative will request that the Independent Accountants deliver to Buyer and Seller’s Representative its resolution in writing not more than thirty (30) days after its engagement).  The Independent Accountants will make a determination only with respect to the matters still in dispute and, with respect to each such matter, their determination will be within the range of the dispute between Buyer and Seller’s Representative.  The Independent Accountants’ determination will be based upon the Independent Accountants’ independent review of written materials submitted by Buyer and Seller’s Representative; the Earnout Targets and related definitions included herein and the provisions of this Agreement; and any other information or analysis deemed appropriate by the Independent Accountants.  The Independent Accountants may request, and each party shall furnish thereto, such other documents and information as may be reasonably requested by the Independent Accountants in connection with such review.

(h)          The costs and expenses of the Independent Accountants will be allocated between Buyer and Seller’s Representative based upon the percentage of the portion of the contested amount not awarded to Buyer or Seller bears to the amount actually contested by such party.  For example, if Seller’s Representative claims the Earnout is $1,000 greater than the amount claimed by Buyer, and Buyer contests only $500 of the amount claimed by Seller’s Representative, and if the Independent Accountants ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Independent Accountants will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Seller’s Representative.

(i)           If it is finally determined in accordance with this Section 1.03 that Seller is entitled to the Earnout, within three (3) Business Days after the date on which the Earnout Statement will become binding on the parties, Buyer will pay to Seller, or cause the Companies to pay to Seller, by wire transfer of immediately available funds to the account designated by Seller, an amount equal to the Earnout.

(j)           All payments made pursuant to this Section 1.03 will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Company Stock.

1.04           The Closing.  The closing of the purchase and sale of the Company Stock and the transactions contemplated by this Agreement (the “Closing”) will occur simultaneously with the execution and delivery of this Agreement by the parties (the date on which the Closing occurs, the “Closing Date”).  The Closing will be deemed completed as of 12:01 a.m., Central Time, on the Closing Date.

1.05           Closing Deliveries by the Companies and Seller.  At or prior to the Closing, the Seller will deliver or cause to be delivered to Buyer the following documents, each of which will be in form and substance satisfactory to Buyer:

(a)           (i) A copy of the articles of incorporation of each of the Companies, certified by the Iowa Secretary of State of and dated not earlier than ten (10) days prior to the Closing Date; (ii) a certificate of good standing (or a certificate of existence/authorization if the concept of good standing is not recognized in the jurisdiction) of each of the Companies from the Secretary of State of each entity’s respective state of incorporation dated not earlier than ten (10) days prior to the Closing Date; and (iii) a certificate from the Secretary of State of each state where each of the Companies is qualified to do business, dated not earlier than ten (10) days prior to the Closing Date, that the such entity is in good standing in each such state;

(b)           A certificate of the secretary of each of the Companies, certifying as to (i) a copy of the bylaws of such Company, (ii) a copy of the resolutions of the board of directors and shareholders of such Company, approving and authorizing the execution, delivery and performance of this Agreement and all other Transaction Documents to which such Company is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect without modification or amendment, (iii) no action has been taken or is pending to dissolve such Company, and (iv) incumbency and signatures of each of such Company’s officers who are authorized to execute and deliver this Agreement and any of the other Transaction Documents to which such Company is a party;

(c)           A certificate of the secretary of Seller, certifying as to (i) a copy of the bylaws of Seller, (ii) a copy of the resolutions of the board of directors and shareholders of Seller, approving and authorizing the execution, delivery and performance of this Agreement and all other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect without modification or amendment, (iii) no action has been taken or is pending to dissolve Seller and (iv) incumbency and signatures of each of

Seller’s officers who are authorized to execute and deliver this Agreement and any of the other Transaction Documents to which Seller is a party;

(d)           Copies of all notice filings given to, and consents and approvals of, third parties and Governmental Authorities listed on Schedule 1.05(d), provided that such consent shall not be required for contracts between a Company and its vendors or customers where such contract has fewer than six (6) months remaining on the term thereof and less than $50,000 in fixed payments required thereunder;

(e)           The Escrow Agreement, duly executed by the Escrow Agent and Seller’s Representative on behalf of Seller;

(f)           Stock certificates representing 100% of the outstanding capital stock of each Company, accompanied by duly executed letters of transmittal;

(g)           Payoff or similar letters from the entities set forth on Schedule 1.05(g) indicating that, upon payment of the amount specified in such letters (which in the aggregate will cover all Indebtedness as of the Closing and all Transaction Expenses as of the Closing, other than those Transaction Expenses that are accrued in the determination of Net Working Capital and that Indebtedness associated with Permitted Liens), all Liens against the Company Stock and the property of the Companies held by such Persons will be released and all obligations of the Companies (other than contractual contingent indemnity obligations) to such Persons will be satisfied;

(h)           The Real Estate Purchase Agreement for Seller’s maintenance facility in substantially the form attached hereto as Exhibit C, duly executed by Seller and BNT;

(i)           Duly executed resignations, effective as of the Closing, of each director and each officer that is not a full time employee of each Company requested by Buyer;

(j)           A certificate duly executed by each Company that meets the requirements of Treasury Regulation Section 1.1445-2(c)(3) to the effect that such Company is not, and has not been during the applicable time period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation and, accordingly, the shares of such Company are not U.S. real property interests;

(k)           A certificate of Seller, certifying pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code;

(l)            Evidence of termination or amendment of the contracts specified on Schedule 1.05(l), which termination documents will provide that all obligations of the Companies are terminated as of the Closing and no future payment by any Company is required under any such contract;

(m)          Legal opinion of Belin McCormick, P.C. in reasonable and customary form;

(n)           The releases and other documentation, if any, required under Section 5.05(b);

(o)           Real Estate Purchase Agreement with Sturgeon Development L.C. covering the Granger office and associated land in substantially the form attached hereto as Exhibit D duly executed by Sturgeon Development L.C. and BNT;

(p)           Releases of claims duly executed by each of Seller, Robert M. Sturgeon, and Jane E. Sturgeon in form and substance reasonably satisfactory to Buyer (the “Shareholder Release”).

(q)           An Employment Letter, with each of the persons listed on Schedule 1.05(q), duly executed by each such person and BNT;

(r)           The Restrictive Covenant Agreement in the form of Exhibit F;

(s)           The Guaranty in the form of Exhibit G;

(t)           Seller’s good-faith calculation of the Estimated Aggregate Closing Consideration pursuant to Section 1.01(a); and

(u)           All other documents, instruments, agreements and certificates, if any, required by any other provision of this Agreement or the other Transaction Documents or reasonably requested by Buyer in connection with consummation of the transactions contemplated by this Agreement.

1.06           Closing Deliveries by Buyer.  At or prior to the Closing, in addition to the payments and deliveries by Buyer at the Closing described in Section 1.01 of this Agreement, Buyer will deliver to Seller’s Representative the following documents, each of which will be in form and substance satisfactory to Seller’s Representative:

(a)           A copy of the certificate of incorporation of Buyer, certified by the Arizona Corporation Commission and dated not earlier than ten (10) days prior to the Closing Date, and a certificate of good standing of Buyer from the Arizona Corporation Commission, dated not earlier than ten (10) days prior to the Closing Date;

(b)           A certificate of the secretary or assistant secretary of Buyer, certifying as to (i) a copy of the resolutions of the board of directors of Buyer, approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment, and (ii) incumbency and signatures of each of Buyer’s officers who is authorized to execute and deliver this Agreement and such other Transaction Documents;

(c)           Copies of all notice filings given to, and consents and approvals of, third parties and Governmental Authorities listed on Schedule 1.06(c);

(d)           The Escrow Agreement, duly executed by Buyer;

(e)           Legal opinion of Scudder Law Firm, P.C., L.L.O. in reasonable and customary form;

(f)           All other documents, instruments, agreements and certificates, if any, required by any other provision of this Agreement or the other Transaction Documents or reasonably requested by Seller in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Except as otherwise set forth in the disclosure schedules attached to this Agreement (the “Schedules”), provided, that disclosure of an item on one Schedule will be deemed disclosure on another Schedule if (a) a cross reference to such other Schedule is made or (b) it is readily apparent that the disclosed contract, event, fact, circumstance, or other matter relates to the representations or warranties covered by such other Schedule, Seller represents and warrants to Buyer as of the date hereof:

2.01           Organization; Power and Authority; Enforceability.

(a)           Seller is a corporation duly organized and validly existing under the laws of the State of Iowa.  Each of the Companies is a corporation duly organized and validly existing under the laws of the State of Iowa, and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted.  Each of the Companies is qualified or licensed to transact business as a foreign corporation and is in good standing in each of those jurisdictions set forth opposite such Company’s name on Schedule 2.01, which constitute all of the jurisdictions in which its ownership or leasing of its assets or property or the conduct of business as presently conducted requires it to qualify, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect.

(b)           Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.  Each Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to own and operate its properties and to carry on its businesses as presently conducted.

(c)           This Agreement has been duly executed and delivered by Seller and each Company, and assuming that this Agreement is the valid and binding agreement of Buyer, this Agreement constitutes the valid and binding obligation of Seller and each Company, enforceable against Seller and each Company in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies.  Each other Transaction Document to which Seller or any Company is a party, when executed and delivered by Seller or such Company, will be duly executed and delivered by Seller or such Company, and assuming that such other Transaction Documents are valid and binding obligations of the other parties thereto, each such Transaction Document to which Seller or any Company is a party will constitute a valid and binding obligation of Seller or such Company, enforceable against Seller or such Company in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies.

2.02           Authorization; No Conflicts.

(a)           The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Seller and each Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller and each Company, and no other corporate proceedings on Seller’s or any Company’s part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents to which it is a party.

(b)           Except as set forth on Schedule 2.02, the execution, delivery and performance by Seller and each Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any material assets of Seller or any Company, result in any breach of, constitute a default under, trigger any penalty or change in control payment under or require any authorization, consent, approval, filing, exemption or other action by or notice to any Governmental Authority or other third party, under the provisions of any of Seller’s or any Company’s certificate of incorporation (or equivalent governing document) or any agreement set forth on Schedule 2.11(a), or any material law, statute, rule or regulation or order, judgment or decree to which Seller, any Company or any of their respective properties or assets is subject.

2.03           Subsidiaries.  No Company has any Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation in, any other Person.  No Company, directly or indirectly, owns or holds the right or has an obligation to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.

2.04           Equity Securities; Title.  The authorized capital stock of BNT consists solely of 287,000 shares of common stock issued and outstanding, and no shares of BNT are issued and held by BNT in treasury.  The authorized capital stock of BNL consists solely of 100 shares of common stock issued and outstanding, and no shares of BNL are issued and held by BNL in treasury.  The authorized capital stock of SE consists solely of 100 shares of common stock issued and outstanding, and no shares of SE are issued and held by SE in treasury.  Each share of Company Stock has been duly authorized and validly issued, and is fully paid and nonassessable.  None of the shares of Company Stock has been issued in violation of any preemptive or similar rights of any past or present shareholder of the applicable Company.  Except as set forth on Schedule 2.04, none of the Companies has any outstanding equity securities, or securities convertible into equity securities, and there are no agreements, Options or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by any of the Companies.  Seller is the record and beneficial owner of all of the outstanding shares of Company Stock free and clear of any Liens.  Except as set forth on Schedule 2.04, Seller is not a party to any Option, voting agreement, proxy or other agreement, contract or commitment (other than this Agreement) that could require Seller or, after the Closing, Buyer, to vote, sell, transfer or otherwise dispose of, or affect the voting of, any capital stock or other ownership interest of any of the Companies.  Except for the shares of Company Stock owned by Seller, Seller does not own any shares of capital stock or other securities of any of the Companies or any Options.  At the Closing, Seller is transferring to Buyer, and Buyer is acquiring from such Seller, good title to the Company Stock free and clear of all Liens.

2.05           Financial Statements; Undisclosed Liabilities; Internal Controls.

(a)           Schedule 2.05(a) consists of: (i) the Companies’ unaudited consolidated internal balance sheets as of August 31, 2014 (the “Latest Balance Sheet”) and the related internal statements of income for the respective eight (8)-month period then ended, (the “Unaudited Interim Financial Statements”), and (ii) the Companies’ audited consolidated balance sheets as of December 31, 2013, December 31, 2012, and December 31, 2011, together with the statements of income and cash flows for the three (3) fiscal years then ended (the “Year-end Financial Statements”) (the statements described in clauses (i) and (ii) of this Section 2.05(a), collectively, the “Financial Statements”).  Except as set forth on Schedule 2.05(a), the Year-end Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Companies, as of the times and for the periods referred to therein, in conformity with GAAP consistently applied as has been applied by the Companies consistent with past practice of the Companies throughout the periods covered thereby.  The Unaudited Interim Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Companies, as of the times and for the periods referred to therein, in material conformity with GAAP consistently applied as has been applied by the Companies consistent with past practice of the Companies throughout the periods covered thereby, except for (I) the absence of footnote disclosures, (II) the lack of consolidation of variable interest entities, (III) changes resulting from normal, recurring year-end adjustments; and (IV) those items set forth on Schedule 2.05(a).

(b)           Except as set forth on Schedule 2.05(b), the Companies have no liability or obligation other than (i) liabilities or obligations shown on the Latest Balance Sheet, (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, (iii) liabilities or obligations arising under contracts entered into in the ordinary course of business and that do not arise out of a breach of any contract, and (iv) liabilities taken into account in calculating Net Working Capital or any other component of Final Aggregate Closing Consideration.

(c)           The Companies maintain in all material respects an adequate system of internal controls and procedures of the accounting practices, procedures and policies employed by the Companies.  Since January 1, 2011, there have not been any significant deficiencies or material weaknesses in the financial reporting of the Companies that are or were reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, or any fraud (whether or not material) that involved management or other employees who have or had a significant role in financial reporting.

2.06           Accounts Receivable.  All accounts receivable of the Companies (the “Accounts Receivable”), whether or not reflected on the Latest Balance Sheet, (a) have arisen from bona fide transactions entered into by the Companies involving the sale of goods or the rendering of services or in the operation of the business in the ordinary course of business, (b) constitute only valid, undisputed claims of the Companies not subject to claims of set-off or other defenses or counterclaims, other than loss claims, normal cash discounts accrued in the ordinary course of business and immaterial and routine billing disputes with customers in the ordinary course of business, and (c) are current and collectible net of the reserves shown on the Latest Balance Sheet (which reserves have been established in accordance with GAAP and calculated consistent with past practice in the preparation of the Financial Statements).  The allowance for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Companies thereof have been, in all material respects, determined in accordance with GAAP, consistently applied.

2.07           Absence of Certain Developments.  Since December 31, 2013, there has not occurred any event, occurrence, fact, circumstance or change that has had, or reasonably would be expected to have, a Material Adverse Effect.  Except as set forth on Schedule 2.07 or as contemplated by this Agreement, since December 31, 2013, the Companies have operated their businesses in the ordinary course of business consistent with past practice in all material respects, and none of the Companies has:

(a)           sold, leased, assigned or transferred any material portion of its assets or property, or suffered the imposition of any mortgage, pledge or other Lien upon any material portion of its assets or property outside the ordinary course of business;

(b)           effected any recapitalization, reclassification, stock dividend, stock split, adjustment, combination, subdivision or like change in its capitalization, or declared, set aside or paid any other distribution of any kind (whether in cash, stock or property) to any shareholder, except for distributions of Seller Property, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of capital stock or other equity interests;

(c)           merged or consolidated with or made any equity investment in, or any loan or advance to, or any acquisition of the securities or assets of, any other Person (other than advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees, independent contractors and third-party transportation providers of any of the Companies in the ordinary course of business, including but not limited to advances made to owner-operators with respect to vehicle repairs);

(d)           made commitments for capital expenditures (as determined by the fixed asset capitalization policy of the Companies) in excess of $50,000 in the aggregate other than as contemplated by the Companies’ list of year to date and planned capital expenditures set forth in Schedule 2.07(d), a true and correct copy of which has been made available to Buyer in the Document Room as of September 30, 2014;

(e)           granted any license or sublicense of, assigned or transferred any material rights under or with respect to any Intellectual Property other than in the ordinary course of business;

(f)           to Seller’s Knowledge, suffered any event of damage, destruction, casualty loss or claim exceeding $20,000 for any individual claim, in excess of amounts covered by applicable insurance other than amounts for which a reserve has been included on the Latest Balance Sheet;

(g)          failed to maintain their respective material assets in substantially their current physical condition in accordance with past practice, normal wear and tear excepted, and in accordance with the manufacturer’s specifications and warranties;

(h)          made any changes to policies or timing of repairs, maintenance, and purchasing and installation of tires, fuel, and other replaceable operating supplies;

(i)           granted any increase in the amount of cash compensation, benefits, retention or severance pay to any of its directors, officers or other senior executives or adopted, amended or terminated any Plan or Benefit Program;

(j)           made any payment or commitment to pay any pension, retirement allowance or other employee benefit, any amount relating to unused vacation days, retention, severance or termination pay to any director, officer or employee other than in the ordinary course of business consistent with past practice and which payments or commitments to pay do not exceed $50,000 in the aggregate;

(k)          made any material change in accounting, auditing or tax reporting methods, policies or practices;

(l)           made or revoked any election with respect to Taxes or changed its tax year;

(m)         accelerated or changed any of its practices, policies, procedures or timing of the billing of customers or the collection of their accounts receivable, pricing and payment terms, cash collections, cash payments or terms with vendors other than in the ordinary course of business in accordance with reasonable commercial practices;

(n)          delayed or postponed the payment of accounts payable or accrued expenses or the deferment of expenses other than in the ordinary course of business in accordance with reasonable commercial practices; or

(o)          committed to do any of the foregoing.

2.08           Real and Personal Properties.

(a)           Schedule 2.08(a) contains a complete and accurate list of all real property owned since January 1, 2008, by the Companies (the “Owned Real Property”), in each case setting forth the name of the record owner of such property, the street address and legal description of each property covered thereby and, if applicable, the date of disposition of such real property.

(b)           Schedule 2.08(b) contains a complete and accurate list of all leases (the “Real Property Leases”) of real property by the Companies (the “Leased Real Property”), in each case setting forth (i) the lessor and lessee thereof, the date thereof and the dates of all amendments thereto and (ii) the street address of each property covered thereby.  The Companies have made available to Buyer true and correct copies of the Real Property Leases, including all amendments thereto.

(c)           Schedule 2.08(c) contains a complete and accurate list of all leases pertaining to Personal Property, pursuant to which the any of the Companies makes payment in excess of $50,000 annually.

(d)           Except as set forth on Schedule 2.08(d):

(i)          a Company has good, marketable and insurable fee simple interest in the Owned Real Property and all Personal Property that is owned and/or valid and binding leaseholds in the Leased Real Property and all Personal Property that is leased, free and clear of all Liens except Permitted Liens;

(ii)         a Company enjoys peaceful and undisturbed possession of the Leased Real Property and Personal Property that is leased sufficient for the intended operations and use by the Companies of such Leased Real Property and Personal Property that is leased;

(iii)        each Real Property Lease and each lease in respect of Personal Property is in full force and effect in all material respects;

(iv)        none of the Companies nor, to Seller’s Knowledge, any other party is in material breach or material default under any of the Real Property Leases or any lease in respect of Personal Property, nor has any event occurred which, with the passage of time or notice, or both, would constitute a material default thereunder or a violation of the terms (or permit the termination) thereof, and none of the transactions contemplated hereby will constitute or create a default, event of default or right of termination thereunder;

(v)         none of the Companies has subleased, and no other Person is in possession of, or has the right of use or occupancy of any portion of, any of the Leased Real Property, and no part of any of the Owned Real Property or the Leased Real Property has been condemned or otherwise taken by any Governmental Authority and, to Seller’s Knowledge, no such condemnation or taking is threatened or contemplated; and

(vi)        the buildings and structures located on the Owned Real Property and the Leased Real Property and all Personal Property used in the businesses and operations of the Companies are sufficient for the continued conduct of the businesses and operations of the Companies after the Closing in substantially the same manner as conducted prior to the Closing.

(e)           The parties acknowledge that certain undeveloped land which is owned by Seller is currently reflected on the books of BNT.  The parties further acknowledge that this land is intended to be and will be retained by Seller after Closing, and not transferred to Buyer; and Seller and the Companies are hereby authorized to make the accounting entries required to properly reflect such undeveloped land on the books of Seller.

2.09           Tractors and Trailers.

(a)           Except as set forth in Schedule 2.09(a) or Schedule 2.09(d), or as to damage that is materially accrued on the Latest Balance Sheet or for which a valid claim for insurance proceeds is pending, (i) the damage and repair experience since January 1, 2014 for the tractors and trailers owned by the Companies has not been materially different from the damage and repair experience in prior periods disclosed by Seller and set forth in the Document Room as of September 30, 2014, (ii) each of the tractors and trailers owned by the Companies has been adequately maintained in substantial conformity with past practices of the Companies, (iii) each of the tractors and trailers owned by the Companies has been maintained in the ordinary course of business consistent with past practice, and (iv) the tractors and trailers of the Companies meet the ongoing operating condition requirements of the DOT in all material respects.

(b)           Each of the tractors and trailers owned and leased and in operation by any of the Companies is properly licensed and registered with applicable authorities in accordance with applicable laws, except as set forth in Schedule 2.09(b).  Such licenses and registrations are current.  All current license plates and stickers are properly affixed to such equipment, and all related fees have been paid.  Since January 1, 2009, none of the Companies has received an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Commission (the “FMCSA”), or its predecessor, the Federal Highway Administration (the “FHWA”), as a result of a compliance review for any of the factors that are considered by the FMCSA or FHWA, and there is no pending judicial or administrative proceeding that reasonably would be expected to result in an unsatisfactory or conditional safety and fitness rating.  Schedule 2.09(b) sets forth true, correct and complete copies of all public and non-public scores for each of the Companies as of the Closing Date under the FMCSA’s Compliance Safety Accountability program, including the non-public underlying data related to such scores as provided by the FMCSA.

(c)           Since December 31, 2012, all tractors and trailers have been operated at all times in material compliance with applicable leases, secured notes, and other financing documents.  No Company is a party to any equipment lease.  There are no late fees, penalties, or other amounts owing under any tractor or trailer financing document (for clarity, the foregoing does not include prepayment penalties that may apply if certain Indebtedness with respect to the tractors and trailers is repaid before maturity), other than any current monthly payment that is not yet due.  Schedule 2.09(c) sets forth all of the tractors and trailers owned by the Companies at Closing, and except as set forth on Schedule 2.09(c), reasonably detailed specification sheets regarding the warranties, repurchase or trade back credit and other material arrangements regarding substantially all such tractors and trailers have been provided by Seller in the Document Room as of September 30, 2014.

(d)           Except as set forth on Schedule 2.09(d), the Companies’ experience with respect to tractors and trailers out of service for repairs and totaled tractors and trailers from January 1, 2014, through the date hereof has not been materially different from the Companies’ experience with respect to tractors and trailers out of service for repairs, and totaled tractors and trailers as disclosed in the Document Room as of September 30, 2014.

(e)           (i) Since August 1, 2014, (x) only the six (6) tractors disposed of during August, and (y) not more than seventy (70) trailers (all of which were 2007 model year) have been disposed by the Companies, (ii) as of Closing, the Companies own all of the tractors and trailers set forth on Schedule 2.09(c), (iii) except for those tractors and trailers listed on Schedule 2.09(e), all tractors and trailers scheduled for delivery prior to September 30, 2014, have been delivered and paid for in full by the Companies, and (iv) during the three (3) months following the Closing Date, the sum of the Companies’ “Tractor Repair – Unreported Accident” account plus the Companies’ “Trailer Repair – Unreported Accident” account will not exceed $125,000 in any such month.  The Companies have committed to dispose of not more than seventy (70) trailers during the months of August and September 2014 and Buyer acknowledges that: (x) certain of the aforementioned trailers may be in possession of the Companies as of Closing and (y) the Companies shall remain obligated to dispose of such trailers notwithstanding the Closing.

(f)           Except as set forth on Schedule 2.09(f), the Companies do not have any contracts or commitments for the acquisition or disposition of any capital assets after the Closing Date.

2.10           Taxes.

(a)           Except as set forth on Schedule 2.10(a): (i) the Companies have duly and timely filed or caused to be duly and timely filed all federal, state, and other Tax Returns that are required to be filed by or with respect to the Companies (taking into consideration all extended filing deadlines); (ii) all Tax Returns filed by the Companies are true, correct and complete in all material respects; (iii) the Companies have paid, or made provision for the payment of, all Taxes that are or have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by the Companies, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP, consistently applied) have been provided in the Financial Statements; (iv) all Taxes that the Companies are obligated to withhold from amounts owing to any employee, creditor or third party have been paid or properly accrued; and (v) each Company has filed all state income tax returns for state jurisdictions in which such Company believes that it has nexus resulting in material Tax liability.

(b)           Seller is, and has been since January 1, 2006, an S-corporation as defined in Section 1361(a)(1) of the Code for federal and applicable state income Tax purposes and is eligible for such treatment.  Seller’s S corporation election was timely filed and has not been superseded by any subsequent filing.  BNT is, and has been since January 1, 2006, a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code and applicable state income Tax purposes and is eligible for such treatment.  BNL is, and has been since January 1, 2006, a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code and applicable state income Tax purposes and is eligible for such treatment.  SE is, and has been since January 1, 2006, a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code and applicable state income Tax purposes and is eligible for such treatment.  The Companies’ “qualified subchapter S subsidiary” elections were timely filed and have not been superseded by any subsequent filing.  None of the Companies nor Seller has taken any steps or actions, or failed to take any steps or actions, that resulted or could have resulted in the failure of any Company to be treated (in accordance with each Company’s relevant classification) as a qualified subchapter S subsidiary or any entity disregarded as separate from its owner for Tax purposes.  No Company has received any correspondence from the Internal Revenue Service questioning its status as a qualified subchapter S subsidiary.  Except as set forth on Schedule 2.10(b), none of the Companies has, in the past ten (10) years, (i) acquired assets from another corporation in which such Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. No Company will be as a result of the transactions contemplated by this Agreement subject to Tax pursuant to Section 1374 of the Code.  Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(c)           Except as set forth on Schedule 2.10(c):

(i)          there is no dispute or claim concerning any Tax liability of any Company raised by any taxing authority in writing;

(ii)         no Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is currently in force;

(iii)        no Company has requested or been granted an extension of the time for filing any Tax Return, which has not yet been filed;

(iv)        no deficiency or proposed adjustment, which has not been finally settled or resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority in writing against any Company;

(v)         there is no action, suit, taxing authority proceeding or audit now in progress or, to Seller’s Knowledge, pending or threatened against or with respect to any Company relating to Taxes;

(vi)        to Seller’s Knowledge, no written claim has been made in the past five (5) years by a taxing authority in a jurisdiction where any Company currently files Tax Returns that such Company owes or may owe additional tax to that jurisdiction;

(vii)       no power of attorney that is currently in force has been granted with respect to any matter related to Taxes that would reasonably be expected to affect any Company;

(viii)      there are no Liens (other than the Liens for Taxes not yet due and payable) on any of the assets of any Company that arose in connection with any failure (or alleged failure) to pay any Tax;

(ix)         none of the property of any Company is held in an arrangement that is a partnership for U.S. federal Tax purposes.  No asset of any Company is a debt obligation that (i) was issued with “original issue discount,” as defined in Section 1273 of the Code; (ii) is an “applicable high yield discount obligation,” as defined in Section 162(i) of the Code; (iii) provides for the payment of interest that is “disqualified interest,” as such term is defined in Section 163(j)(3) of the Code; (iv) constitutes “corporation acquisition indebtedness” within the meaning of Section 279(b) of the Code; or (v) is a “disqualified debt instrument,” as defined in Section 163(b)(2) of the Code;

(x)          none of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of applicable state, local or foreign income Tax law) executed prior to the Closing; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of applicable state, local or foreign income Tax law) entered into or created prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing; or (vi) prepaid amount received prior to the Closing;

(xi)         none of the Companies is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (other than customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily related to Taxes). None of the Companies has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of applicable state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise (other than pursuant to customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily related to Taxes).  In the past four (4) years, none of the Companies has been a member of an affiliated, consolidated, combined or unitary group filing for federal or applicable state income Tax purposes;

(xii)        none of the Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

(xiii)       none of the Companies has (1) participated (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of

Treasury Regulation Section 1.6011-4(b) (and all predecessor regulations), (2) claimed any deduction, credit or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder, or (3) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulation Section 301.6112-1. The Companies have disclosed on their Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of applicable state, local or foreign law);

(xiv)         none of the Companies has made any payments, is obligated to make any payments or is a party to any plan or agreement that would obligate it to make any payments in connection with this transaction that would not be deductible under Section 280G (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5)) of the Code; and

(xv)          all like-kind exchange transactions between any Company and any Affiliate thereof (A) were timely and accurately reported in summary form on Form 8824, (B) complied with Section 1031 of the Code and the Treasury Regulations thereunder (and all state counterparts), and (C) did not result in any Tax liability (or any such Tax liability is fully accrued on the Financial Statements).

2.11           Contracts and Commitments.

(a)           Except as set forth on Schedule 2.11(a) or Schedule 2.14(a), none of the Companies is party, or subject, to any:

(i)          agreement relating to any completed or pending business acquisition or divestiture since January 1, 2011;

(ii)         bonus, pension, profit sharing, retirement or other form of deferred compensation plan;

(iii)        stock option or similar plan;

(iv)        contract (I) for the employment of any officer, individual employee or other person, (II) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, or (III) that provides severance or other benefits for any person;

(v)         agreement under which any of the Companies created, incurred or assumed any Indebtedness (including any conditional sales agreement, sale-leaseback or capitalized lease) or mortgaging, pledging or otherwise granting or placing a Lien on any portion of any of the Companies’ assets, other than as identified in Schedule 2.20;

(vi)        guaranty of any Indebtedness;

(vii)       lease or agreement under which it is lessee of or holds or operates any personal property owned by any other Person, for which the annual rental exceeds $50,000;

(viii)      lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000;

(ix)         contract or group of related contracts with the same party for the purchase by any of the Companies of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $50,000 in the aggregate (other than purchase orders and transportation contracts entered into in the ordinary course of business);

(x)          contract or group of related contracts with the same party for the sale by any of the Companies of products or services under which the undelivered balance of such products or services has a sales price in excess of $50,000 in the aggregate (other than sales orders and transportation contracts entered into in the ordinary course of business);

(xi)         any other contract, lease or agreement, other than contracts for the purchase of tractors or trailers disclosed on Schedule 2.09(f), that cannot be canceled by a Company without penalty or further payment or obligation and without more than thirty (30) days’ notice and with remaining fixed payments in excess of $50,000 under any such contract;

(xii)        agreement containing covenants that in any way purport to restrict the right of any Company to engage in its current line of business, engage in any line of business, compete with any Person, or solicit customers, where such covenants, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect;

(xiii)       hedging arrangement or forward, swap, derivatives or futures contract;

(xiv)       intentionally omitted;

(xv)        joint venture, partnership, franchise, joint marketing agreement or any other similar contract or agreement (including sharing of profits, losses, costs or liabilities by any Company with any other Person);

(xvi)       material licensing agreement or other material contract or agreement with respect to Intellectual Property, including material contracts or agreements with current or former employees, consultants or contractors regarding the appropriation or non-disclosure of any Intellectual Property, other than contracts with less than $50,000 fixed payments remaining;

(xvii)      agreement under which any Company has made loans or advances to any other Person, and such advances or loans remain outstanding in an amount of greater than $15,000, except advancement of reimbursable ordinary and necessary business expenses made to directors, officers, employees and independent contractors (including but not limited to advances to owner-operators for vehicle repairs) of any Company in the ordinary course of business;

(xviii)     contract or agreement with any consultant or employee or any current or former officer, director, shareholder or Affiliate of any Company other than employment agreements of Rene J. Beacom and Shari L. Proehl (copies of such employment agreements for Rene J. Beacom and Shari L. Proehl have been made available to Buyer in the Document Room as of September 30, 2014);

(xix)        settlement, excluding worker’s compensation matters, the performance of which will involve payment after the date of this Agreement of consideration in excess of $50,000 or governmental monitoring, consent decree or reporting responsibilities;

(xx)         any contract or agreement, not otherwise covered by the foregoing, that is otherwise material to the Companies, taken as a whole, except for contracts or agreements entered into in the ordinary course of business; or

(xxi)        any amendment, supplement and modification (whether oral or written) in respect of any of the foregoing other than amendments, supplements and modifications entered into in the ordinary course of business.

(b)           The Companies have made available to Buyer a true, correct and complete copy of each written agreement set forth on Schedule 2.11(a) or Schedule 2.14(a), including all modifications and amendments thereto.  With respect to each agreement set forth on Schedule 2.11(a) or Schedule 2.14(a), such agreement: (i) is valid, binding and in full force and effect in all material respects; (ii) will remain unmodified and in full force and effect immediately after the Closing without any right on the part of any counterparty, including with the passage of time or notice, or both, to terminate, modify or impose any penalty as a result of the transactions contemplated hereby; (iii) is and will remain, including with the passage of time or notice, or both, immediately after the Closing enforceable by the applicable Company in accordance with its respective terms; and (iv) none of the Companies, nor, to Seller’s Knowledge, any other party, is in material breach or default under such agreement.  No Company has received any written notice (or to Seller’s Knowledge, any other notice) of the intention of any party to terminate any agreement listed on Schedule 2.11(a).  There are no oral agreements with respect to the subject matter of Schedule 2.11(a) or Schedule 2.14(a) that, individually or in the aggregate, are material to the Company.

(c)           Schedule 2.11(c) sets forth a list of the transportation contracts with the Companies’ ten (10) largest customers (by consolidated revenue) for the first six (6) months of 2014, true, correct and complete copies of which, including all modifications and amendments thereto, have been made available to Buyer in the Document Room as of September 30, 2014 (collectively, “Customer Contracts”).  None of the Companies, nor, to Seller’s Knowledge, any other party, is in material breach or default under such contract.  Other than customary notice to the applicable Company that such Company must bid to continue to provide services to a customer as part of the customer’s normal bid cycles, no Company has received written notice (or, to Seller’s Knowledge, any other notice) from any customer that such customer intends to terminate, substantially modify, fail to renew, or reduce volumes substantially under, any such Customer Contract.

(d)           Schedule 2.11(d) sets forth a list of the contracts with the Companies’ ten largest vendors or suppliers (by consolidated expenses) for the first six (6) months of 2014, true, correct and complete copies of which, including all modifications and amendments thereto, have been made available to Buyer in the Document Room as of September 30, 2014 (collectively, “Vendor Contracts”).  None of the Companies, nor, to Seller’s Knowledge, any other party, is in material breach or default under such contract.  No Company has received written notice (or, to Seller’s Knowledge, any other notice) from any vendor that such vendor intends to terminate, substantially modify, fail to renew or reduce volumes substantially under any such Vendor Contract.

(e)           Schedule 2.11(e) sets forth a list of the Companies’ three (3) largest fuel purchase contracts for the first six (6) months of 2014, true, correct and complete copies of which have been made available to Buyer in the Document Room as of September 30, 2014.

2.12           Intellectual Property.

(a)           All of the patents, internet domain names, registered trademarks, registered service marks, registered copyrights and applications for any of the foregoing Intellectual Property, owned by the Companies (collectively, the “Registered Intellectual Property”) are set forth on Schedule 2.12(a)(i).  All currently due maintenance fees or renewal fees for the Registered Intellectual Property have been paid and all currently due documents and certificates for such Registered Intellectual Property have been filed with the relevant patent, copyright, trademarks, Internet registrar or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.  The Intellectual Property owned by the Companies (collectively, the “Company Intellectual

Property”) and the Intellectual Property licensed by the Companies from third parties is all of the Intellectual Property that is used by the Companies in the conduct of their businesses as currently conducted and as conducted during the twelve (12) month period preceding the date hereof.  Schedule 2.12(a)(ii) sets forth each material license or sublicense that the Companies have granted to any third party with respect to any Intellectual Property.  Except as set forth on Schedule 2.12(a)(iii), neither Seller nor any Affiliate of Seller (other than the Companies) has any rights in any Intellectual Property.

(b)           Except as set forth on Schedule 2.12(b), the Companies own and possess all right, title and interest in and to, or possesses the valid right to use, all Intellectual Property used by them.  Except as set forth on Schedule 2.12(b), (i) to Seller’s Knowledge, the conduct of their businesses by the Companies as currently conducted and as it has been conducted in the past three (3) years has not and does not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property of any Person; (ii) there are no pending actions alleging that the Companies are infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Intellectual Property owned by the Companies and used in their businesses; and (iii) none of the Companies has received in the past three (3) years any written claim from any Person alleging any Intellectual Property infringement, misappropriation, dilution or other such violations.  There are no outstanding judicial or administrative orders to which any Company is a party or by which it is bound, which restricts the rights to use any of the Intellectual Property owned by the Companies or used in their businesses.

(c)           The Companies have provided Buyer with a true, correct, and complete copy of the Companies’ company handbooks, which contain a description of steps taken to protect, and, where applicable, maintain in confidence, trade secrets of the Companies and third parties.  Except as set forth in Schedule 2.12(c), no present or former officer, director, employee or contractor of any Company, has any ownership interest, in whole or in part, in any Intellectual Property owned or used by the Companies, or the right to receive royalty or other payments for Intellectual Property used by the Companies.

(d)           The Companies own or lease all Computer Systems that are necessary for the operation of their businesses.  In the past twenty-four (24) months, there has been no failure of or other material substandard performance of any Computer Systems, which have caused any material disruptions to the businesses of Companies.  The Companies have taken commercially reasonable steps to provide for the back-up and recovery of data and information and commercially reasonable disaster recovery plans, procedures and facilities, and as applicable, have taken commercially reasonable steps to implement such plans and procedures.  The Companies have taken commercially reasonable actions to protect the integrity and security of the Computer Systems and software information stored thereon from unauthorized use, access, or modification by third parties.  The Companies have pursuant to software licenses the number of users or seats used in the businesses of the Companies as currently conducted.

(e)           Except as set forth on Schedule 2.12(e), the Companies have possession of a copy of all material Technology related to the operation of the businesses of the Companies as conducted as of the date hereof and during the twelve (12) month period preceding the Closing Date.

(f)           Except as set forth on Schedule 2.12(f), none of the Software owned and/or currently under development by any of the Companies is subject to the provisions of any Open Source Code license or other contract which would reasonably be expected to: (i) require or condition the use or distribution of such Software; (ii) require the license of such Software or any portion thereof for the purpose of making modifications or derivative works; (iii) require the distribution of such Software or any portion thereof without charge; (iv) require or condition the disclosure, licensing or distribution of any source code or any portion of Software; or (v) otherwise impose a limitation, restriction or condition on the right of any of the Companies to use or distribute any Software or any portion thereof.

(g)           The execution, delivery and performance by the Companies of this Agreement and the consummation of the transactions contemplated hereby do not result in any Person having the right to:

(i)          encumber or adversely affect the right to use any Intellectual Property presently owned or used by the Companies in the conduct of their businesses, as conducted as of the date hereof; or

(ii)         cause any of the Companies to be contractually obligated to pay any royalties or other amounts to any third party in excess of the amounts that such party would have been obligated to pay if this Agreement had not been executed, delivered and performed or the transactions contemplated hereby consummated.

2.13           Litigation.  Except as set forth on Schedule 2.13, (a) there are no actions, suits or proceedings pending or, to Seller’s Knowledge, threatened, against or affecting any of the Companies, or any of their respective assets, officers, directors, agents, employees, predecessors or indemnified persons in their capacities as such, at law or in equity, before or by any Governmental Authority or arbitration or mediation authority in each case in which a reserve in excess of $50,000 has been established or any Company’s maximum estimated liability is in excess of $50,000 and (b) none of the Companies is a party to or subject to or in default under any outstanding judgment, order or decree of any Governmental Authority or arbitration or mediation authority.  Except as set forth on Schedule 2.13, since January 1, 2013, no Company has settled or received a final judgment concerning any outstanding action, suit or proceeding for an amount in excess of $50,000. Seller is not a party to any litigation, claims, actions or other proceeding, or any outstanding judgment, order or decree of any Governmental Authority or arbitration or mediation authority, that reasonably could be expected to affect or delay the ability of Seller to consummate the transactions contemplated hereby, and to Seller’s Knowledge, no such litigation, claim, action or other proceeding is threatened against Seller.

2.14           Employee Benefit Plans.

(a)           Schedule 2.14(a) lists each of the following that is sponsored, maintained or contributed to by any Company for the benefit of employees, former employees, owner-operators, former owner-operators, “leased employees” (as defined in Section 414(n) of the Code), former “leased employees” (as defined in Section 414(n) of the Code), directors, former directors or any agents, consultants or similar representatives providing services to or for any Company, or with respect to any Company has any liability:

(i)          each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”); and

(ii)         each personnel policy, stock option plan, stock purchase plan, stock appreciation rights, phantom stock plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance or retention, or change-in-control pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 2.14(a)(i) (each, a “Benefit Program or Agreement”).

(b)           With respect to each Plan, the Companies have made available to Buyer copies (as applicable) of (i) the Plan document currently in effect, and any related trusts, insurance, group annuity contracts and each other funding or financing arrangement related thereto, including any amendments, (ii) the most recent summary plan description, (iii) the most recent determination letter or opinion letter received from the Internal Revenue Service, (iv) with respect to the Companies’ 401(k) Plan only, the latest financial statements (as presented in the Document Room as of September 30, 2014) and (v) the two most recent Form 5500 annual reports.  Buyer acknowledges that financial statements related to Plans other than the Companies’ 401(k) Plan are not available and are not required to be furnished by the Companies.

(c)           No Plan is subject to Title IV of ERISA nor, after giving effect to the waivers contained in this Section 2.14(c), does any Plan provide for medical or life insurance benefits to retired or former employees of any Company (other than (i) as required by law, including, without limitation, Code Section 4980B, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (v) conversion rights).  No Company or any ERISA Affiliate of any Company sponsors, maintains, contributes to or has sponsored, maintained, or contributed to (nor is any Company or ERISA Affiliate of any Company obligated to contribute to), or has any current or potential obligation or liability under or with respect to (I) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (II) any “defined benefit plan” (as defined in Section 3(35) of ERISA), (III) any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), or (IV) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).  No Company or any ERISA Affiliate of any Company is a “contributing sponsor” of any single-employer plan within the meaning of Section 4001(a)(13) of ERISA.

(d)           Except as set forth on Schedule 2.14(d):

(i)          Each Plan, Benefit Program and Agreement complies in form and operation in all material respects with its terms and the requirements of the Code, ERISA, COBRA, and all other applicable laws;

(ii)         Each group health Plan, Benefit Program and Agreement subject to the Patient Protection and Affordable Care Act is grandfathered;

(iii)        Each Plan that is intended to be qualified under Section 401(a) of the Code (A) is the subject of an unrevoked favorable determination letter from the Internal Revenue Service with respect to such Plan’s qualified status under the Code, (B) has a timely filed request for such a letter pending with the Internal Revenue Service or has remaining a period of time under the Code or applicable Treasury Regulations or Internal Revenue Service pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the Internal Revenue Service, or (C) is a prototype or volume submitter plan entitled, under applicable Internal Revenue Service guidance, to rely on the favorable opinion or advisory letter issued by the Internal Revenue Service to the sponsor of such prototype or volume submitter plan, and, to Seller’s Knowledge, no amendments have been made to any such Plan following the receipt of the most recent determination, opinion or advisory letter applicable to such Plan that would jeopardize such Plan’s qualified status;

(iv)        There are no actions, suits or claims (other than claims in the ordinary course of business that do not involve any action or suit and domestic relations order proceedings) for benefits under such plans pending or, to Seller’s Knowledge, threatened against any of the Plans, Benefit Programs or Agreements or their assets;

(v)         No Company, nor, to Seller’s Knowledge, any other Person has acted or failed to act in a manner that would result in imposition on any Company of (A) material breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a material civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(vi)        To Seller’s Knowledge, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before the Internal Revenue Service, the Department of Labor or the Pension Guaranty Benefit Corporation; and

(vii)       No trust funding a Plan is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(e)           All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Plan that is an “employee pension benefit plan” (or related trust or held in the general assets of any Company, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Plan or fully accrued on the Financial Statements to the extent required by GAAP. All premiums or other payments that are due and owing for all periods ending on or before the Closing Date have been paid or accrued on the Financial Statements with respect to each Plan that is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) to the extent required by GAAP.

(f)           Each Plan that is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) may be unilaterally amended or terminated in its entirety in accordance with its terms without material liability to any Company, except as to benefits accrued thereunder prior to such amendment or termination.

(g)           Except as otherwise set forth on Schedule 2.14(g), (i) all amounts that are or are reasonably expected to be due and owing in respect of each Benefit Program or Arrangement for any period ended on or before the Closing Date have been paid to the recipients or fully accrued on the Financial Statements, except that for amounts that will not be due and owing until after the Closing Date with respect to 2014 year-end obligations, nine-twelfths (9/12) of which shall be accrued as of the Closing Date, and (ii) no Plan, Benefit Program or Agreement provides that payments pursuant to such Plan, Benefit Program or Agreement may be made in securities of any Company, or any ERISA Affiliate of any Company, nor does any trust maintained pursuant to any Plan, Benefit Program or Agreement hold any securities of any Company or any ERISA Affiliate of any Company.

(h)           Schedule 2.14(h) lists any Plans, Benefit Programs or Agreements that, considered individually or considered collectively with any other such Plans, Benefit Programs or Agreements, will, or could reasonably be expected to give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (a “Section 280G Payment”) as a result of the transactions contemplated by this Agreement, along with the name of the individual(s) to whom such Section 280G Payment is owed and the amount of such Section 280G Payment. There is no contract, agreement, plan or arrangement to which any Company is a party to or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code due to a Section 280G Payment.

(i)           Each Plan, Benefit Program or Agreement that is a nonqualified deferred compensation plan subject to Section 409A of the Code is identified as such in Schedule 2.14(a) has been maintained (both in form and operation) in accordance with Section 409A of the Code.

(j)           Schedule 2.14(j) contains a true and correct list of the name of each individual who has elected to receive COBRA continuation coverage under any and all of the Companies’ Plans or Benefit Programs, the date on which each such individual elected COBRA continuation coverage, and the length of COBRA continuation coverage elected by each such individual.

(k)           No Company nor any ERISA Affiliate of any Company has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as defined in

Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of Plans or the imposition of penalties or excise Taxes with respect to any of the Plans by the Internal Revenue Service or the Department of Labor.

2.15           Insurance.  Schedule 2.15 lists each insurance policy maintained by or otherwise covering any Company and the insurer, coverage, policy limits and self-insurance or co-insurance arrangements by or affecting any Company, but excluding any insurance policy maintained by any of the Companies’ owner-operators pursuant to the requirements of the Companies (collectively, the “Insurance Policies”).  All such Insurance Policies are in full force and effect, and no notice or, to Seller’s Knowledge, threat of a premium increase, requirement to increase self-insured retention, non-renewal, cancellation or termination has been received by the applicable Company with respect to any such Insurance Policy other than standard annual notices of non-renewal issued by certain of the Companies’ insurers consistent with past practice.  No Company has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion or as required by any Insurance Policy.  Prior to Closing, the Companies have renewed all Insurance Policies which, per the terms of such Insurance Policies, are required to be renewed prior to Closing.

2.16           Compliance with Laws.  Except as otherwise set forth on Schedule 2.16, (a) since January 1, 2013, each Company has complied in all material respects, with all applicable laws of Governmental Authorities; (b) no investigation or review by any Governmental Authority with respect to any Company is pending or, to Seller’s Knowledge, threatened; and (c) no written notices have been received by any Company since January 1, 2013, alleging (i) a violation of any such laws or any proposed laws or (ii) any obligation on the part of any Company to bear all or any part of the cost of any remedial action of any nature.

2.17           Environmental Matters.

(a)           Except as set forth on Schedule 2.17, since January 1, 2008, each Company and its predecessors and Affiliates, has complied in all material respects, with all federal, state and local laws of Governmental Authorities concerning pollution, protection of the environment, health and safety, or the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (collectively, the “Environmental Laws”).

(b)           Except as set forth on Schedule 2.17, the Companies have obtained and are in compliance in all material respects with all permits, licenses and other authorizations required under Environmental Laws to carry on their respective businesses as conducted on the date hereof.

(c)           Except as set forth on Schedule 2.17, since January 1, 2008, no Company, nor any Affiliate of any Company, has received any written notice (or, to Seller’s Knowledge, any other notice) of material violations or material liabilities arising under Environmental Laws relating to such Company or its facilities that remains pending or unresolved.

(d)           Except as set forth on Schedule 2.17, there are no material actions, suits or proceedings pending or, to Seller’s Knowledge, threatened against any Company, at law or in equity, or before or by any Governmental Authority under any Environmental Law, and no Company is subject to any outstanding material judgment, order or decree of any Governmental Authority pursuant to any Environmental Law.

2.18           Affiliated Transactions. Except as set forth on Schedule 2.18 no director, officer, shareholder or Affiliate of any Company, nor any individual in such director’s, officer’s or shareholder’s immediate family or any entity controlled by any such director, officer, shareholder or Affiliate of any Company, (i) is a party to any contract, agreement, commitment or transaction with or (except under terms of employment, as applicable) provides any services to any Company, (ii) has any interest in any tangible or intangible property used by any Company, or (iii) owns, directly or indirectly, any material interest in any person that competes with any Company in any material respect (it being agreed that the ownership of no more than one percent (1%) of any class of outstanding stock of any publicly traded corporation will not be deemed material for purposes of this Section 2.18).

2.19           Brokerage and Expenses.  Except as set forth on Schedule 2.19, there are no claims for, and no Company has any liability to pay any, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or any Company.

2.20           Sufficiency of and Title to Assets.  The assets owned, leased or licensed by the Companies constitute all material assets used in connection with the businesses of the Companies, and such assets constitute all the assets necessary for the Companies to continue to conduct their businesses in the same manner as they are presently being conducted.  The owned assets of the Companies are not subject to any Lien, except for Liens disclosed on Schedule 2.20 and Liens that are immaterial individually and in the aggregate.

2.21           Employee Relations.  Except as set forth on Schedule 2.21, since January 1, 2012:

(a)           none of the Companies has (i) been a party to any collective bargaining agreement; (ii) agreed to recognize a collective bargaining agent or received any application or petition for an election or for certification of a collective bargaining agent; or (iii) negotiated toward or agreed to negotiate toward any such agreement;

(b)           there has not been any strike, slowdown, picketing, work stoppage, lockout, employee grievance process, organizational activity or other labor dispute involving any Company;

(c)           there has not been any proceeding relating to the alleged violation of any law pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board, or any comparable Governmental Authority and there has not been any material proceeding relating to any alleged violation of any law pertaining to employment relations, including any charge or complaint filed with the Equal Employment Opportunity Commission or any comparable Governmental Authority;

(d)           the Companies have operated in compliance, in all material respects, with all applicable foreign, federal, state and local laws relating to employment, employment standards, employment of minors, employment discrimination, health and safety, labor relations, withholding, wages and hours, workplace safety and insurance and/or pay equity;

(e)           [INTENTIONALLY OMITTED]; and

(f)           there are no current or threatened investigations relating to the classification of independent contractors engaged by any Company, and no Company has received written notice from any Governmental Authority or other third party that such authority or other third party is seeking to reclassify all or any material portion of such Company’s independent contractors as employees for any purpose.

2.22           Drivers.

(a)           No Company:

(i)          is required pursuant to contract or otherwise with any driver to segregate from its general funds monies collected for such driver or is otherwise restricted by any driver from use of those funds, except with respect to tax levies, garnishments and other amounts incurred in the ordinary course of business, including but not limited to advances to drivers and owner-operators and maintenance escrows;

(ii)         holds or is required to hold any portion of its accounts collected from any Person who is obligated on an account in respect of a driver’s services in trust for such driver; or

(iii)        has any fiduciary relationship or duty to any driver arising out of or in connection with any contract with any driver or the transactions contemplated thereby.

(b)           No driver, whether pursuant to contract or otherwise, at any time controls the method of collection of any Company’s accounts or restricts the use of proceeds thereof after receipt by such Company.

(c)           No driver, whether pursuant to contract or otherwise, at any time has the right to seek payment from, or otherwise has recourse to, any Person obligated on an account for payables by any Company to such driver.

(d)           All payments by each Company in respect of payables to drivers, whether pursuant to contract or otherwise, are made from such Company’s general funds in the ordinary course of business.

2.23           Owner-Operators.

(a)           Each of the Companies’ contracts with their respective owner-operators complies in all material respects with the federal truth-in-lending regulations set forth in 49 C.F.R. Part 376, and all payments, deductions, chargebacks and other actions of the Companies with regard to their respective owner-operators have complied in all material respects with the terms and conditions of such contracts and regulations.

(b)           Each of the Companies’ contracts with their respective owner-operators (i) complies in all material respects with all applicable laws, (ii) has been duly and validly executed and delivered by the applicable Company and, to Seller’s Knowledge, the respective owner-operator, (iii) is in full force and effect and is valid and enforceable in accordance with its terms, and (iv) does not require the consent of any Person in connection with the transactions contemplated by this Agreement.  No event has occurred or circumstance exists that (with or without notice or lapse of time or both) would be reasonably expected to contravene, conflict with or result in a breach of, or give any Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify any contract between any Company and an owner-operator.

(c)           All of the escrowed funds held by each Company for each owner-operator as of the date of the Latest Balance Sheet, are reflected on the Latest Balance Sheet.

(d)           Schedule 2.23(d) is a correct and complete listing of all owner-operators for whom any Company provides financing (each, an “Owner-Operator Financing Agreement”).  Each Owner-Operator Financing Agreement complies in all material respects with all applicable laws, remains in full force and effect and has not been terminated or amended.  Each Owner-Operator Financing Agreement has been duly and validly executed by the Company providing financing and, to Seller’s Knowledge, by the respective owner-operator.  The Company providing financing is not in breach under any Owner-Operator Financing Agreement and has complied in all material respects with all applicable laws and procedures applicable to the relationships governed by the Owner-Operator Financing Agreements.

2.24           Permits. The Companies possess all permits required to operate their businesses as presently conducted, such permits are in full force and effect and no proceeding is pending or, to Seller’s Knowledge, threatened, which would reasonably be expected to result in the revocation or limitation of any permit, except where such noncompliance, revocation or limitation would not result in a material liability to or material limitation on any of the Companies.  Except as set forth on Schedule 2.24, and except for instances in which such termination or impairment would not, individually or in the aggregate, result in a material liability or material limitation on any of the Companies, none of the permits held by any Company will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.

2.25           Bank Accounts.  Schedule 2.25 sets forth (a) the names and locations of all banks, trusts, companies, savings and loan associations and other financial institutions at which any Company maintains safe deposit boxes, an account, lock box or other accounts of any nature with respect to its business and (b) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

2.26           Loans to Officers and Directors.  Except as set forth on Schedule 2.26, no Company is party to any outstanding loans or advances, or provided any guaranty or other form of credit support, directly or indirectly, to or for the benefit of any officer or director of any Company, or to or for the benefit of any family member or Affiliate of such Persons.

2.27           Fair Competition.  No Company has offered anything of material value to employees of customers or suppliers, and has not violated, attempted, planned, promised to or otherwise acted in contradiction to any commercial bribery, unfair competition or similar statute or regulation promulgated by any Governmental Authority. No Company has received written notice from any Governmental Authority of, or to Seller’s Knowledge been investigated by any Governmental Authority with respect to, any such violation by any Company and, to Seller’s Knowledge, no such investigation has been threatened or is pending.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date:

3.01           Good Standing.  Buyer is a corporation duly incorporated and validly existing under the laws of the State of Arizona.

3.02           Power and Authority; Authorization.  Buyer has all requisite corporate power and authority to execute and deliver the Transaction Documents to which Buyer is a party and to perform its obligations thereunder.  The execution, delivery and performance of the Transaction Documents to which it is a party by Buyer and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on Buyer’s part are necessary to authorize the execution, delivery or performance of the such Transaction Documents.

3.03           Enforceability.  This Agreement has been duly executed and delivered by Buyer, and assuming that this Agreement is a valid and binding obligation of Seller and the Companies, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies.  Each Transaction Document to which Buyer is a party, when executed and delivered by Buyer, will be duly executed and delivered by Buyer, and assuming that such Transaction Documents are valid and binding obligations of the other parties thereto, each such Transaction Document will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies.

3.04           No Conflicts.  Except as set forth on Schedule 3.04, the execution, delivery and performance of the Transaction Documents to which it is a party by Buyer  and the consummation of the transactions contemplated thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of Buyer, or require any authorization, consent, approval or other action by or notice to any Governmental Authority or other third party that has not been obtained, under the provisions of Buyer’s certificate of incorporation or bylaws, or any agreement or instrument to which Buyer  is bound, or any law, statute, rule or regulation or order, judgment or decree of any Governmental Authority to which Buyer is subject.

3.05           Litigation.  There are no actions, suits or proceedings pending or, to Buyer’s Knowledge, threatened against or affecting Buyer or its Affiliates at law or in equity, by or before any Governmental Authority, or arbitration or mediation authority, which could adversely affect Buyer’s performance under any Transaction Document to which it is a party or the consummation of the transactions contemplated thereby.

3.06           Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

3.07           Investment Representation.  Buyer is acquiring the Company Stock for its own account with the intention of holding such Company Stock for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the United States Securities and Exchange Commission (“SEC”) under the Securities Act.  Buyer acknowledges that the Company Stock has not been registered under the Securities Act or any state or foreign securities laws and that the Company Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Company Stock are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

ARTICLE 4
INDEMNIFICATION

4.01           Survival.  All of the representations and warranties contained in Article 2 and Article 3 and the right of any Person to assert any claim for indemnification or recovery from the Escrow Account in respect thereof pursuant to this Article 4 will survive the Closing, but will terminate and be of no further force or effect after the date eighteen (18) months after the Closing Date; provided, however, that notwithstanding the foregoing (a) the representations set forth in Section 2.14 (Employee Benefit Plans) and Section 2.17 (Environmental Matters) (collectively, the “Special Representations”) will survive the

Closing, but will terminate and be of no further force and effect after the date thirty (30) months after the Closing Date, and (b) the representations set forth in Section 2.01 (Organization; Power and Authority; Authorization), Section 2.02 (Authorization; No Conflicts), Section 2.04 (Equity Securities; Title), Section 2.10 (Taxes), and Section 2.19 (Brokerage and Expenses) (collectively, the “Fundamental Representations”), will survive the Closing, but will terminate and be of no further force and effect upon the expiration date of the applicable statute of limitations (as applicable, the “Survival Date”).  All covenants and agreements that require performance prior to or at the Closing will terminate immediately after the Closing.  All covenants and agreements will survive in accordance with their terms and applicable law.

4.02           Indemnification by Buyer.  From and after the Closing (but subject to the provisions of this Article 4), Buyer will indemnify Seller and hold it harmless from any Losses incurred by it to the extent resulting from any (a) breach or inaccuracy of any representation or warranty of Buyer contained in Article 3, (b) nonfulfillment or breach of any covenant or agreement of Buyer contained in this Agreement, (c) nonfulfillment or breach of any covenant or agreement of the Companies requiring performance by any Company after the Closing; or (d) Third Party Claim arising out of (i) the presence of any substance, material or waste that is identified or defined as hazardous by any Governmental Authority, as such identification may be amended at any time in the future, (ii) solid wastes, asbestos, PCBs, underground storage tanks, groundwater contamination, well, urea-formaldehyde, oil, petroleum, petroleum product and/or (iii) the violation or potential violation of any Environmental Laws, in each case, which Third Party Claim relates to the Owned Real Property or the Leased Real Property and arises from circumstances first existing after the Closing.  All payments under this Section 4.02 will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Company Stock.

4.03           Indemnification by Seller. From and after the Closing (but subject to the provisions of this Article 4), Seller will indemnify Buyer, the Companies, each of Buyer’s Affiliates and each of the Companies’ Affiliates after the Closing (all such foregoing persons, collectively, the “Buyer Indemnitees”) and hold the Buyer Indemnitees harmless from any Losses incurred by a Buyer Indemnitee, to the extent resulting from:

(a)           a breach or inaccuracy of any representation or warranty contained in Article 2 (except for a breach or inaccuracy of any representation or warranty contained in Section 2.09(e)); provided, however, that, solely for purposes of calculating any Losses (but not for determining whether any breach of a representation or warranty has occurred), if any such representation is qualified by the use of the term “Material Adverse Effect” or by the word “material” or by any word formed from such words, then such representation or warranty will be construed as if the word “material” (and such words formed therefrom) or the term “Material Adverse Effect” were not included in such representation or warranty;

(b)           fraud by or on behalf of Seller;

(c)           any breach by a Restricted Person of his or her obligations under the Restrictive Covenant Agreement;

(d)           any nonfulfillment or breach of any covenant or agreement of any Company (required to be performed at the Closing) or Seller or Seller’s Representative (required to be performed at any time) contained in this Agreement;

(e)           any Indebtedness or Transaction Expenses not paid at or prior to the Closing and not taken into account in determining the Final Aggregate Closing Consideration;

(f)           any Seller Taxes;

(g)           any Schedule 4.03(g) Item;

(h)           intentionally omitted;

(i)            a breach or inaccuracy of any representation or warranty contained in Section 2.09(e); or

(j)            any Third Party Claim arising out of (i) the presence of any substance, material or waste that is identified or defined as hazardous by any Governmental Authority, as such identification may be amended at any time in the future, (ii) solid wastes, asbestos, PCBs, underground storage tanks, groundwater contamination, well, urea-formaldehyde, oil, petroleum, petroleum product and/or (iii) the violation or potential violation of any Environmental Laws, in each case, which Third Party Claim arose from circumstances which existed prior to the Closing and related to the Owned Real Property or the Leased Real Property.

4.04           Escrow.

(a)           At any time and from time to time after the Closing, the Buyer Indemnitees will be entitled to make claims against the Escrow Account in respect of Losses for which they are indemnified hereunder.

(b)           Notwithstanding anything herein to the contrary, the rights of Buyer pursuant to this Article 4 will be subject to the following limitations:

(i)          no Buyer Indemnitee will be entitled to indemnification pursuant to Section 4.03(a) unless and until the aggregate amount of Losses that otherwise would be payable pursuant to Section 4.03(a) to any one or more Buyer Indemnitees exceeds on a cumulative basis an amount equal to $250,000 (the “Threshold”) and then the Buyer Indemnitees will be entitled to the aggregate amount of all such Losses that exceed the Threshold; and

(ii)         the amount that the Buyer Indemnitees may recover with respect to any and all Losses (x) under Section 4.03(a) (excluding Losses that result from a breach or inaccuracy of any of the Fundamental Representations) will not exceed, in the aggregate, $15,000,000.

Anything to the contrary notwithstanding, the limitations contained in Section 4.04(b)(i) and Section 4.04(b)(ii) will not apply to Losses relating to Sections 4.03(b), 4.03(c), 4.03(d), 4.03(e), 4.03(f), 4.03(g), 4.03(i), 4.03(j), or to breach of any of the Fundamental Representations or to any fraud.

(c)           No later than ten (10) days following the date twelve (12) months after the Closing Date (the “First Release Date”), Buyer and Seller’s Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to distribute to Seller by wire transfer of immediately available funds to the account specified by Seller, an amount equal to $3,000,000, less (A) all amounts previously released to the Buyer Indemnitees from the Escrow Account and (B) all amounts for which Buyer Indemnitees will have, prior to the applicable date set forth in Section 4.01, made a valid claim pursuant to the procedures set forth in this Article 4 and for which recovery has not been satisfied from the Escrow Account as of the relevant date (the “Outstanding Escrow Claims”).

(d)           No later than ten (10) days following the date eighteen (18) months after the Closing Date (the “Second Release Date”), Buyer and Seller’s Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to distribute to Seller’s Representative (on behalf of Seller) by wire transfer of immediately available funds to the account specified by Seller’s Representative, an amount equal to the funds remaining in the Escrow Account, less the amount for Outstanding Escrow Claims.  As soon as any Outstanding Escrow Claim that is unresolved as of the

Second Release Date is resolved pursuant to the procedures set forth in this Article 4 and funds in the amount of the Outstanding Escrow Claims are delivered to the Buyer Indemnitees in respect of such resolved Outstanding Escrow Claim, the Escrow Agent will distribute, pursuant to joint written instructions from Buyer and Seller’s Representative, to Seller’s Representative (on behalf of Seller), the remaining funds held in the Escrow Account, less any unresolved Outstanding Escrow Claims.

(e)           All payments made from the Escrow Account will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Company Stock.

(f)            Except for Buyer pursuant to Section 1.01(a), no Person will have any obligation to fund or replenish the Escrow Account at any time.

4.05           Procedures Relating to Indemnification.

(a)           Subject to the limitations set forth elsewhere in this Article 4, in order for any Person (such Person the “Claiming Party”) to be entitled to indemnification or recovery under this Agreement in respect of a claim or demand made by any Person against the Claiming Party (a “Third Party Claim”), such Claiming Party will notify Buyer (in cases of claims for indemnification under Section 4.02) or Seller’s Representative (in cases of claims for indemnification under Section 4.03) (in either case, the “Defending Party”) in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Claiming Party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis will not affect the indemnification or escrow recovery, as applicable, provided hereunder except to the extent the Defending Party will have been actually and materially prejudiced as a result of such failure.  Thereafter, the Claiming Party will deliver to the Defending Party, reasonably promptly after the Claiming Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Claiming Party relating to the Third Party Claim.

(b)           If a Third Party Claim is made against a Claiming Party, the Defending Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with reputable counsel selected by the Defending Party, so long as the requirements of this Section 4.05(b) remain true: (i) the Defending Party notifies the Claiming Party within thirty (30) days after the Claiming Party has given written notice of a Third Party Claim to the Defending Party (unless in such notice the Claiming Party certifies, in good faith, that the failure to assume such defense within fifteen (15) days would materially prejudice the Claiming Party by a delay in assuming the defense beyond fifteen (15) days, in which case, the Claiming Party will have the right to assume the defense subsequent to the expiration of such fifteen (15) day period if the Defending Party fails to so assume the defense thereof), that the Defending Party is assuming the defense of such Third Party Claim; and (ii) the Defending Party conducts the defense of the Third Party Claim in an active and diligent manner; provided, however, that the Defending Party will not be entitled to assume the defense (unless otherwise agreed to in writing by the Claiming Party) if the Third Party Claim relates to any criminal proceeding, action, indictment, allegation or investigation. Notwithstanding the foregoing, a Defending Party will not be entitled to assume the defense of a Third Party Claim unless it has acknowledged in writing to the Claiming Party that indemnification or recovery from the Escrow Account (to the extent, if any, that the claimant with respect such Third Party Claim ultimately recovers from the Claiming Party) applies to such Third Party Claim.  Should a Defending Party so elect to assume the defense of a Third Party Claim, the Defending Party will not be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof unless the employment of separate counsel will have been authorized in writing by the Defending Party in connection with the defense of such Third Party Claim.  If the Defending Party assumes such defense, the Claiming Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the

Defending Party, it being understood, however, that the Defending Party will control such defense (including any settlement with respect thereto); provided, however, that the Defending Party will obtain the prior written consent of the Claiming Party (which will not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of the Third Party Claim if such resolution would involve anything other than the payment of monetary damages in an amount less than the amount remaining in the Escrow Account and does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Claiming Party and all of its Affiliates and representatives from all liability with respect thereto.  If the Defending Party chooses to defend any Third Party Claim, then all the parties hereto will cooperate in the defense or prosecution of such Third Party Claim, including by retaining and (upon the Defending Party’s request) providing to the Defending Party all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Seller’s Representative will act on behalf of all Defending Parties in the case of all Third Party Claims with respect to which Buyer is seeking indemnification pursuant to Section 4.03(a), funds from the Escrow Account under Section 4.04.  Whether or not Seller’s Representative will have assumed the defense of a Third Party Claim, neither Buyer nor any of its Affiliates will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim for which any sums are recoverable from the Escrow Account without the prior written consent of Seller’s Representative (which will not be unreasonably withheld, conditioned or delayed); provided, that truthful answers as part of any legal process will not be a violation of this sentence.

(c)           In any case in which a Claiming Party seeks indemnification or recovery from the Escrow Account under this Agreement not arising out of a Third Party Claim, the Claiming Party will notify the Defending Party in writing of any Losses that such Claiming Party claims are subject to indemnification or recovery from the Escrow Account under the terms of this Agreement.  The notice will describe the indemnification sought in reasonable detail to the extent known, and will indicate the amount (estimated, if necessary, and if then estimable) of the Loss that has been or may be suffered.  Subject to the limitations set forth in Section 4.04(b) and this Section 4.05, the failure of the Claiming Party to exercise promptness in such notification will not amount to a waiver of such claim unless and only to the extent that the resulting delay actually materially and adversely prejudices the position of the Defending Party with respect to such claim.

4.06           Determination of Loss Amount.

(a)           Any Losses claimed hereunder will be calculated after taking into consideration the net  proceeds (after taking into account the costs of collecting any such proceeds) of insurance or third party recoveries actually received by any Person entitled to indemnification or escrow recovery, as applicable.  In the event that any such net proceeds of insurance or other third party recovery is made by any such Person with respect to any Loss for which any such Person already has been indemnified or otherwise recovered hereunder, then a refund equal to the aggregate net amount of the recovery from the insurance or other third party recovery will be made promptly to the Person providing the indemnity or other recovery hereunder.  Buyer will use commercially reasonable efforts, consistent with Buyer’s past practices, to submit claims to insurance companies for Losses covered by insurance policies of the Companies or of Buyer.  Buyer will use commercially reasonable efforts, consistent with Buyer’s past practices, to submit claims and seek indemnification from any third party Person (except insurance companies as discussed in the previous sentence) who may have an obligation to indemnify Buyer, its Affiliates, or the Companies against any such Losses.

(b)           In no event will any Person be entitled to recover or make a claim for any amounts in respect of consequential, punitive or exemplary damages (except to the extent payable in connection with a Third Party Claim).

(c)           No Person will be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity hereunder more than once in respect of any one Loss or related group of Losses.  For example, Buyer Indemnitees will not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity hereunder with respect to any Loss arising from a breach of a representation or warranty set forth in Article 2 relating in any way to the Companies’ Indebtedness, Transaction Expenses, Cash on Hand or Net Working Capital to the extent such Loss is factored into the amount of Indebtedness, Transaction Expenses, Cash on Hand or Net Working Capital that are included in the Final Aggregate Closing Consideration.

(d)           All Losses for which the Companies had, prior to Closing, established a specific reserve on the Latest Balance Sheet will be determined after taking into account the amount of such reserve.

4.07           Acknowledgments.

(a)           The right of Buyer Indemnitees and Seller to indemnification, escrow recovery, or other remedy based on the representations, warranties, covenants, and agreements contained herein, including, but not limited to, recovery from the Escrow Account, will not be affected or limited by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement; provided, that if a Buyer Indemnitee or Seller, as the case may be, provides written evidence that (i) the party claiming entitlement to indemnification, escrow recovery, or other remedy based on the representations, warranties, covenants, or agreements contained herein was consciously aware (without an implied duty to investigate) that a specific representation, warranty, covenant, or agreement was inaccurate or not complied with prior to the Closing Date, and (ii) such party intended to make a claim for indemnification, escrow recovery, or other remedy after the Closing Date based on such inaccurate representation, warranty, covenant, or agreement, then such party will not be entitled to indemnification, escrow recovery, or other remedy based on such inaccurate representation, warranty, covenant, or agreement.

(b)           The Buyer Indemnitees will have, subject to the limitations set forth elsewhere in this Article 4, the right of set-off against any payment (if any) that has become due under the Earnout but has not yet been paid to Seller for (i) any breach by Seller of any of the Special Representations or Fundamental Representations; and (ii) any breach by a Restricted Person of his or her obligations under the Restrictive Covenant Agreement. The Buyer Indemnitees will give prior written notice to Seller’s Representative of any proposed set-off against the Earnout that has become due but has not yet been paid to Seller pursuant to this Section 4.07(b), and Seller’s Representative will thereafter have the right (exercisable by written notice to Buyer within fifteen (15) days after receipt of Buyer Indemnitees’ notice) to elect to satisfy such breach instead, in whole or in part, from any portion of the Escrow Amount that then remains in the Escrow Account and is not already reserved for other pending indemnification claims under this Article 4, which amount will be released by the Escrow Agent on or before such fifteenth day.  In all events, the Buyer Indemnitees shall look first to the Escrow Amount for the satisfaction of any indemnification claims under this Agreement, and the Buyer Indemnitees shall not satisfy any claim of indemnification against the Earnout until such time as the Escrow Amount has been entirely released from the Escrow Account.

(c)           With respect to claims under Section 4.03(a), except for claims relating to breach of any of the Fundamental Representations or to any fraud, the Buyer Indemnitees will not be entitled to seek payment directly from Seller with respect to any indemnification claim under this Agreement, unless (i) the Escrow Amount has been entirely released from the Escrow Account pursuant to this Article 4 and (ii) the Buyer Indemnitees have exercised their right to set-off such claim against payments that are then due under the Earnout to the maximum extent possible under Section 4.07(b).

(d)           Except as specifically provided elsewhere in this Agreement (including in Section 1.02 and Section 1.03), this Article 4 and the Escrow Agreement set forth the sole and exclusive remedy with respect to any and all rights, claims and causes of action Buyer may have against Seller relating to the subject matter of this Agreement and the transactions contemplated hereby, whether arising under or based upon any law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law).  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the liability of Seller under the indemnification, set-off, and escrow recovery provisions set forth in this Article 4 will be in addition to, and not exclusive of, (i) any other liability that such Person may have at law or equity due to the fraud of such Person (and none of the provisions set forth in this Agreement, including the provisions set forth in this Section 4.07(d), will be deemed a waiver by any Person of (or a limitation on) any right or remedy that such Person may have at law or equity due to the fraud of any other Person); and (ii) any equitable relief to which a Person may be entitled relating to the breach of any covenant or agreement contained in this Agreement or the other Transaction Documents.

(e)           Seller and each Restricted Person agrees that he, she or it will not make any claim for indemnification against Buyer or any of the Companies by reason of the fact that he, she or it was a controlling Person, director, officer, employee, agent, or other representative of one or more of the Companies (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any legal requirement, organizational document, contractual obligation, or otherwise) with respect to any claim brought by any Buyer Indemnitee against Seller or any Restricted Person under this Agreement.  With respect to any claim brought by a Buyer Indemnitee against Seller or any Restricted Person under this Agreement, Seller and each Restricted Person expressly waives any right of subrogation, contribution, advancement, indemnification, or other claim against any of the Companies with respect to any amounts owed by him, her, or it.

ARTICLE 5
ADDITIONAL AGREEMENTS

5.01           Tax Matters.

(a)           Except as otherwise provided in this Section 5.01, Buyer will prepare or cause to be prepared all Tax Returns of the Companies required to be filed after the Closing Date for all Pre-Closing Periods and all Straddle Periods. Such Tax Returns will be prepared on a basis consistent with the past practice of the Companies, except as otherwise required by applicable law.  At least thirty (30) days prior to the date on which each such Tax Return is to be filed (taking into account any validly obtained extensions of time to file), Buyer will submit such Tax Return to Seller’s Representative for review and approval, which will not be unreasonably withheld, conditioned or delayed.  The Buyer will cause such Tax Return to be timely filed and will provide a copy to Seller’s Representative.  Notwithstanding the foregoing, Seller’s Representative will prepare or cause to be prepared all Tax Returns of the Companies relating to income and loss (“Income Tax Returns”) passed through to the Restricted Persons as S corporation shareholders and filed or required to be filed after the Closing Date (including any amended Tax Returns and Tax Returns on IRS Form 1120-S (or comparable applicable state or local form)) for all Pre-Closing Periods.  At least thirty (30) days prior to the date on which each such Income Tax Return is to be filed (taking into account any validly obtained extensions of time to file), Seller’s Representative will submit such Income Tax Return to Buyer for review and approval, which will not be unreasonably withheld, conditioned, or delayed, provided that Buyer’s approval will extend only to matters of accuracy, compliance with law, and consistency with the Consideration Allocation. Seller’s Representative will cause each such Income Tax Return to be timely filed and will provide a copy of each such Income Tax Return to Buyer.

(b)           In completing any Income Tax Returns for the Tax period ending on the Closing Date and any Straddle Period, the Indebtedness, Transaction Expenses and any other applicable expenses of the Companies associated with the transactions contemplated hereby will, to the extent properly deductible for federal or applicable state and local income tax purposes as determined by Seller’s Representative in its reasonable discretion, be allocated to such Income Tax Returns.  For the avoidance of doubt, any accrued liabilities taken into account in computing the “aggregate deemed sale price” pursuant to Treasury Regulation Section 1.338-4 will, to the extent properly deductible for federal or applicable state and local income tax purposes as determined by Seller’s Representative in its reasonable discretion, be allocated to such Income Tax Returns pursuant to Treasury Regulations Sections 1.461-4(d)(5) and 1.338-4(d).  The parties will not make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii) (or any corresponding or similar provision of applicable state, local or foreign income Tax law) to ratably allocate the 2014 income and loss of the Companies.

(c)           In the case of such Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date will be:

(i)          in the case of Taxes other than those imposed on a periodic basis with respect to the assets or capital of the Companies deemed equal to the amount that would be payable if the Tax period of the Companies ended with (and included) the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii)         in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Companies, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d)           Buyer, the Companies, Seller’s Representative and Seller will cooperate, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section 5.01 and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Companies.  Each of Seller’s Representative and Buyer agrees, upon request of the other, to use commercially reasonable efforts to obtain any certificate or other documentation from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer, the Companies or Seller, including, but not limited to, with respect to the transactions contemplated hereby; provided, however, that neither Seller’s Representative nor Buyer will be required to take any action (other than any action required by law or by contract or to prevent any breach of a provision of this Agreement other than this sentence) that would impose or increase any obligation on its part, unless the other party agrees in writing to indemnify such acting party for the relevant increase in obligation. The Companies and Seller will (i) retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until thirty (30) days after the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Companies or Seller, as the case may be, will allow the other party to take possession of such books and records.

(e)           Any Tax refunds that are received by Buyer or its Affiliates (including the Companies after the Closing), and any amounts credited against Taxes to which Buyer or its Affiliates may become entitled, that relate to Pre-Closing Periods or portions thereof ending on the Closing Date for any Straddle Period (other than any refund resulting from the carryback of a net operating loss or other Tax attribute arising in a Tax period or portion thereof beginning after the Closing Date) will be for the account of Seller, and Buyer will pay over to Seller any such refund or credit within five (5) days after receipt or entitlement thereto. If any such refund or credit is subsequently disallowed, the Taxes payable by the Companies in connection with the disallowance of such refund or credit will be treated as Seller Taxes subject to indemnification or escrow recovery under Section 4.04. Any Tax refunds that are received by Seller or its Affiliates, and any amounts credited against Taxes to which Seller or its Affiliates may become entitled, that relate to post-Closing periods or portions thereof (other than any refund resulting from the carryback of a net operating loss or other Tax attribute arising in a Tax period or portion thereof ending before the Closing Date) will be for the account of Buyer, and Seller will pay over to Buyer any such refund or credit within five (5) days after receipt or entitlement thereto. If any such refund or credit is subsequently disallowed, the Taxes payable by the Seller or its Affiliates in connection with the disallowance of such refund or credit will be subject to indemnification.

(f)           All transfer, documentary, sales, use, stamp, registration or other similar Taxes imposed on the Companies or Seller directly or indirectly as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and any penalties or interest with respect to the Transfer Taxes will be borne by Seller. Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Buyer and Seller will cooperate in the filing of any returns with respect to the Transfer Taxes, including promptly supplying information in their possession that is reasonably necessary to complete such Tax Returns. Seller’s portion of such Transfer Taxes will be paid from the Aggregate Closing Consideration and will be retained by Buyer at Closing for such purposes.

(g)           If, subsequent to the Closing, Buyer or any of its Affiliates (including the Companies after the Closing) receives notice of a Tax Proceeding with respect to any Tax Return for a Pre-Closing Period or any Straddle Period, then within fifteen (15) days after receipt of such notice, Buyer will promptly notify Seller’s Representative of such notice in writing.  Seller’s Representative will have the right to control, at Seller’s expense, the conduct and resolution of any Tax Proceeding with respect to any Tax Return for a Pre-Closing Period that may be subject to indemnification under Section 4.03 and any Income Tax Return for a Pre-Closing Period, provided, that Seller’s Representative (i) will keep Buyer reasonably informed of the progress of such Tax Contest and (ii) will not effect any settlement or compromise of any such Tax Proceeding without obtaining Buyer’s prior written consent thereto, which will not be unreasonably withheld, conditioned or delayed, if such settlement or compromise could reasonably be expected to increase the liability for Taxes of Buyer or its Affiliates in a Tax period (or portion thereof) beginning after the Closing Date.  Buyer will have the right to control the conduct and resolution of any Tax Proceeding with respect to any Tax Return for a Straddle Period that may be subject to indemnification under Section 4.03 and any Income Tax Return for a Pre-Closing Period or Straddle Period, provided, that Buyer (i) will keep Seller’s Representative reasonably informed of the progress of such Tax Contest and (ii) will not effect any settlement or compromise of any such Tax Proceeding without obtaining Seller’s Representative’s prior written consent thereto, which will not be unreasonably withheld, conditioned or delayed, if such settlement or compromise could reasonably be expected to increase the liability for Taxes of Seller or for which Seller is responsible under this Agreement, and provided, further, that Seller’s Representative will have the right to participate, at Seller’s expense, in the conduct and resolution of any such Tax Proceeding.  In the event of any conflict or overlap between the provisions if this Section 5.01(g) and Section 4.05, the provisions of this Section 5.01(g) will control.

(h)           Buyer and Seller agree that the Final Aggregate Closing Consideration and the liabilities of the Companies (plus other relevant items) will be allocated to the assets of the Companies for all purposes (including Tax and financial accounting) in accordance with Schedule 5.01(h) (such allocation, the “Consideration Allocation”).  Buyer and the Seller agree to act in accordance with the Consideration Allocation in the preparation and filing of all Tax Returns and in the course of any Tax Proceeding relating thereto, except as may be required by applicable law.  Upon payment of any amounts under Section 1.03 or any indemnification obligations hereunder resulting in an adjustment of the Aggregate Closing Consideration, the Consideration Allocation will be appropriately adjusted in accordance with this Section 5.01(h).  To the extent required in the tax filings of Buyer or Seller, Buyer and Seller agree to prepare the IRS form 8594 consistent with the Consideration Allocation set forth Schedule 5.01(h).

(i)           The parties hereto agree to be bound by the Consideration Allocation and will take no action inconsistent with the Consideration Allocation for the purpose of all Tax Returns filed by them, and will not voluntarily take any action inconsistent therewith unless required by applicable law.  In the event of any Tax Proceeding that impacts the Consideration Allocation, the party receiving notice of such Tax Proceeding will promptly notify the other parties thereof, and take all commercially reasonable efforts to defend the validity and accuracy of the Consideration Allocation.

5.02           Further Assurances.  From time to time from and after the Closing, as and when reasonably requested by any party hereto and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

5.03           Access to Books and Records.  From and after the Closing, Buyer will cause the Companies to provide Seller’s Representative and its authorized representatives with reasonable access (for the purpose of examining and copying) during normal business hours (and without causing undue interruption or interference with the Companies’ businesses) and with advance written notice to Buyer, to the books and records of the Companies with respect to periods or occurrences prior to the Closing Date for any reasonable purpose relating to this Agreement; provided, however, that notwithstanding the foregoing, Seller’s Representative and its authorized representatives are not entitled to access, review, examine or copy any books and records of the Companies containing any confidential information the disclosure of which is prohibited under a confidentiality or similar agreement with a third party or privileged (including attorney-client privilege) information unless in the case of confidential information that is not privileged (including attorney-client privilege) information such confidential information is reasonably necessary to Seller’s Representative’s duties relating to this Agreement and Seller’s Representative has executed a confidentiality agreement in form and substance reasonably satisfactory to the Companies.  Unless otherwise consented to in writing by Seller’s Representative, Buyer will not, and Buyer will not permit the Companies to, for a period of five (5) years following the Closing Date, destroy or otherwise dispose of any books or records of the Companies, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller’s Representative such books and records or such portions thereof.

5.04           Non-Competition, Non-Solicitation and Non-Disclosure.

(a)           Contemporaneous with the Closing, the Restricted Persons shall enter into a written agreement, in the form of Exhibit F to this Agreement, which shall provide that the Restricted Persons shall not compete with Buyer or interfere with Buyer’s relationships with Buyer’s employees, agents, independent contractors, suppliers and customers in the business of interstate or intrastate transportation of freight by truck (motor carrier) and/or arranging for the interstate or intrastate transportation of freight by truck (brokerage), in each case using dry van, flat bed, or refrigerated trailers, or any intermodal, drayage, logistics, freight forwarding, or LTL parcel business, or any combination thereof, and specifically including any business conducted by any Company, Buyer, or Buyer’s Affiliates as of or within six months prior to the Closing Date; from the Closing until the fifth (5th) anniversary thereof (the “Restrictive Covenant Agreement”).

(b)           For purposes of this Agreement, “Restricted Person” means Robert M. Sturgeon and Jane E. Sturgeon (acting directly or indirectly) and BNE.

5.05           Repayment of Guarantied Obligations; Release of Guaranties; No Intercompany Obligations.

(a)           From and after the Closing, Buyer will either (i) cause the Restricted Persons and Seller to be released from all personal guaranties under, or (ii) cause to be repaid without any liability on the part of the Restricted Persons and Seller, all of the Indebtedness of the Companies included in the calculation of Estimated Aggregate Closing Consideration, which Indebtedness has been personally guaranteed by the Restricted Persons and Seller.

(b)           At or prior to Closing, Seller will have caused the Companies to be released from all guaranties and other obligations (and any related pledge or security agreements) pursuant to documentation satisfactory to Buyer in its discretion, relating to all Indebtedness other than Indebtedness taken into consideration in the calculation of Estimated Aggregate Closing Consideration and Indebtedness associated with Permitted Liens.

(c)           Effective as of the Closing, all obligations (other than the obligations contemplated by this Agreement and the other Transaction Documents) of the Companies to Seller, and all obligations (other than the obligations contemplated by this Agreement and the other Transaction Documents) of Seller to the Companies, are hereby canceled and of no further force or effect.

5.06           Specified Employee Payments.  Seller plans to make certain payments to certain existing employees of the Companies after Closing as more particularly set forth in a certain side letter memorandum from Seller to Buyer dated as of the date hereof (“Specified Employee Payments”).  Seller covenants and agrees that Seller shall pay all Specified Employee Payments and neither Buyer nor the Companies shall be liable or responsible to make any of the Specified Employee Payments.  Seller shall indemnify and hold harmless, pursuant to the provisions of Article 4 of this Agreement, the Buyer Indemnitees from and against any Losses arising out of the Specified Employee Payments (including but not limited to any Tax imposed on the Specified Employee Payments by any Governmental Authority).

ARTICLE 6
DEFINITIONS

6.01           Definitions.  For purposes hereof, the following terms, when used herein with initial capital letters, will have the following meanings.

(a)           “Accounts Receivable” has the meaning set forth in Section 2.06.

(a1)         “Adjusted Maximum Possible Earnout” has the meaning set forth in Section 1.03(a).

(b)          “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control, directly or indirectly, with such particular Person, where control may be by either management authority or equity interest.

(c)           “Aggregate Closing Consideration” has the meaning set forth in Section 1.02(a).

(d)           “Aggregate Consideration” means the Final Aggregate Closing Consideration plus the Earnout, if any.

(e)           “Agreement” has the meaning set forth in the Preamble.

(f)           “Benefit Program or Agreement” has the meaning set forth in Section 2.14(a)(ii).

(g)           “Business Day” means any day, other than a Saturday, a Sunday or any other day on which banks located in New York, New York are closed for business as a result of federal, state or local holiday.

(h)           “Buyer” has the meaning set forth in the Preamble.

(i)           “Buyer Indemnitees” has the meaning set forth in Section 4.03.

(j)           “Buyer’s Knowledge” or words of similar import means the actual knowledge after reasonable inquiry of the following officers of Buyer: Kevin Knight, Gary Knight, Clark Jenkins, Dave Williams, Adam Miller and Todd Carlson.

(k)           “Cash on Hand” means, as of a particular time of determination, the Companies’ unrestricted cash and cash equivalents as determined in accordance with GAAP reflected on the general ledger of the Companies, minus the amount required to cover outstanding checks in accordance with Exhibit E.

(l)           “Claiming Party” has the meaning set forth in Section 4.05(a).

(m)           “Closing” has the meaning set forth in Section 1.04.

(n)           “Closing Consideration Notice of Disagreement” has the meaning set forth in Section 1.02(c).

(o)           “Closing Date” has the meaning set forth in Section 1.04.

(p)           “Closing Statement” has the meaning set forth in Section 1.02(b).

(q)           “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

(r)           “Combined Operating Income” means the combined operating income, after inter-company eliminations, of the Companies determined in accordance with Section 1.03(e).

(s)           “Company” or “Companies” has the meaning set forth in the Preamble.

(t)           “Company Intellectual Property” has the meaning set forth in Section 2.12(a).

(u)           “Company Stock” has the meaning set forth in the Preamble.

(v)           “Competitive Business” has the meaning set forth in Section 5.04.

(w)           “Computer Systems” means computers and related equipment including central processing units and other processors (e.g. microprocessors and embedded processors), controllers,

modems, communications and telecommunications equipment (e.g. voice, data, video), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the input, output, storage, communication and retrieval of information and data, the absence of which would be reasonably likely to cause a material disruption to the operations of the business as currently conducted and is necessary for the operations of the business as currently conducted.

(x)           “Consideration Allocation” has the meaning set forth in Section 5.01(h).

(y)          “Customer Contracts” has the meaning set forth in Section 2.11(c).

(z)           “Defending Party” has the meaning set forth in Section 4.05(a).

(aa1)       “Document Room” means that certain secure online workspace established by the parties for the mutual exchange and review of documents established on July 29, 2014.

(aa)         “DOT” means the U.S. Department of Transportation.

(bb)        “Earnout” has the meaning set forth in Section 1.03(a).

(cc)         “Earnout Notice of Disagreement” has the meaning set forth in Section 1.03(f).

(dd)        “Earnout Period” has the meaning set forth in Section 1.03(a).

(ee)         “Earnout Rules” has the meaning set forth on Exhibit B.

(ff)           “Earnout Statement” has the meaning set forth in Section 1.03(e).

(gg)        “Earnout Targets” has the meaning set forth in Section 1.03(a).

(hh)         “Electronic Delivery” has the meaning set forth in Section 7.17.

(ii)           “Environmental Laws” has the meaning set forth in Section 2.17(a).

(jj)           “ERISA” has the meaning set forth in Section 2.14(a)(i).

(kk)          “ERISA Affiliate” means any trade or business related to a Company under the terms of Sections 414(b), (c), (m), and (o) of the Code or Section 4001 of ERISA.

(ll)            “Escrow Account” has the meaning set forth in Section 1.01(a).

(mm)        “Escrow Agent” means Wells Fargo, in its capacity as escrow agent.

(nn)         “Escrow Agreement” has the meaning set forth in Section 1.01(a).

(oo)         “Escrow Amount” has the meaning set forth in Section 1.01(a).

(pp)         “Estimated Aggregate Closing Consideration” means Seller’s good faith estimate of the Aggregate Closing Consideration, determined in consultation with Buyer, at or prior to the Closing, based on the Companies’ consolidated balance sheet as of August 31, 2014, and such adjustments of Cash on Hand, Indebtedness and Transaction Expenses as may be reasonably practicable.

(qq)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(rr)           “FHWA” has the meaning set forth in Section 2.09(b).

(ss)          “Final Aggregate Closing Consideration” has the meaning set forth in Section 1.02(f).

(tt)           “Financial Statements” has the meaning set forth in Section 2.05(a).

(uu)         “First Release Date” has the meaning set forth in Section 4.04(c).

(vv)         “FMCSA” has the meaning set forth in Section 2.09(b).

(ww)        “Fundamental Representations” has the meaning set forth in Section 4.01.

(xx)           “GAAP” means accounting principles generally accepted in the United States.

(yy)         “Governmental Authority” means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality.

(zz)          “Income Tax Returns” has the meaning set forth in Section 5.01.

(aaa)       “Indebtedness” means, without duplication, any of the following and whether or not then due and payable: (i) the unpaid principal amount, together with any related unpaid accrued interest and prepayment premiums or penalties (and other penalties, fees, expenses and breakage costs), of all obligations for amounts owed to Persons other than the Companies (except for bona fide trade accounts payable and accrued expenses in the ordinary course of business) of the Companies, whether classified or debt, or capitalized lease obligations, or otherwise, and whether represented by bonds, debentures, notes or other securities, (ii) all cash overdrafts or checks in excess of cash balances of the Companies, (iii) all deferred obligations of the Companies for the payment of the purchase price of property or capital assets purchased, (iv) obligations of the Companies to pay rent or other payment amounts under a lease of real or personal property which is required to be classified and accounted for as a capital lease under GAAP, (v) any outstanding reimbursement obligation of the Companies with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the any Company pursuant to which the applicable bank or similar entity has paid thereunder obligations for which such Company is required to repay, (vi) any payment obligation of the Companies under any currency, commodity or interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vii) all obligations secured by any Lien existing on property owned by the Companies, (viii) all guaranties, endorsements, assumptions and other contingent obligations of the Companies in respect of, or to purchase or to otherwise acquire, indebtedness of others the repayment of which is guaranteed by the Companies, and (ix) all other short-term and long-term liabilities of the Companies for borrowed money.

(bbb)           “Independent Accountants” means Ernst & Young LLP or such other independent accountants as Seller’s Representative and Buyer may mutually identify.

(ccc)           “Insurance Policies” has the meaning set forth in Section 2.15.

(ddd)           “Intellectual Property” means any or all of the following, and all rights arising out of or association therewith, throughout the world: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof, including any design patents, industrial designs, and equivalent or similar statutory rights in inventions (whether patentable or not), software, invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists; (ii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, including moral rights; and (iii) all trade names, trademarks and service marks, trademark and service mark registrations and applications therefor, trade dress, protectable product configuration, domain names, telephone and fax numbers, know-how, logos, and slogans, whether at common law or statutory, and all goodwill of the Companies.

(eee)         “Latest Balance Sheet” has the meaning set forth in Section 2.05(a).

(fff)           “Leased Real Property” has the meaning set forth in Section 2.08(b).

(ggg)        “Liens” means any charge, claim, community or other marital property interest, lien, license, option, mortgage, security interest, pledge, right of way, easement, encroachment, servitude, encumbrance, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(hhh)        “Loss” means any loss, liability, obligation, claim, action, suit, proceeding, hearing, investigation, charge, complaint, demand, injunction, judgment, order, decree, ruling, damages, dues, penalty, fine, costs, judgments, amounts paid in settlement, expense (including costs of investigation and defense and reasonable attorneys’ fees), Tax or Lien whether or not involving a third-party claim.

(iii)            “Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects and occurrences has had, or reasonably would be expected to have, a material adverse effect on the business, assets, liabilities, operations (including results of operations), condition (financial or otherwise) of any Company, or the ability of Seller or any Company to consummate the transactions contemplated hereby, but will exclude any change, effect or occurrence to the extent arising or resulting from:

(i)          any change in general business or economic conditions, or in the industry in which a Company operates, that does not disproportionately affect such Company as compared to other Persons in such industry,

(ii)         national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to a declaration of a national emergency or war, or any escalation thereof, or the occurrence of any military or terrorist attack upon the Unites States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America,

(iii)        changes in GAAP,

(iv)        any changes in laws or other binding directives issued by any Governmental Authority (including any changes in the interpretation of any law or other binding directive issued by any Governmental Authority) that does not disproportionately affect the businesses, assets, liabilities, financial condition, operations (including results of operations) or financial position of the applicable Company as compared to other Persons in such industry,

(v)         the announcement or pendency of the transactions contemplated by this Agreement, or

(vi)        the taking of any action required by this Agreement and the other agreements contemplated hereby.

(iii1)        “Maximum Possible Earnout” has the meaning set forth in Section 1.03(a).

(jjj)             “Net Working Capital” means Net Working Capital as of the Closing Date as calculated using the account items set forth on Exhibit E.

(kkk)          “Net Working Capital Target” means an amount equal to $7,597,624.

(lll)            “Open Source Code” will mean free and open source software and includes those components of software which qualify as public domain software or are licensed as shareable freeware or open source software.  “Shareable freeware” is copyrighted computer software which is made available to the general public for use free of charge, for an unlimited time, without restrictions on field of used or redistribution.  “Open source software” includes software licensed or distributed under a license that, as a condition of use, modification, or distribution of the software: (i) requires that such software or other software distributed with or combined with the software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge, or (ii) otherwise imposes a limitation, restriction, or condition on the right of any Company to use, modify, or distribute all or part of a proprietary software program or to enforce an Intellectual Property right of any Company.  Open Source Code includes without limitation software code that is licensed under any license that conforms to the Opens Software Initiative definition of opens source software in effect as of the date of this Agreement, and any versions of the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sub Community Source License.

(mmm)       “Options” means all options, warrants, or other rights to acquire capital stock or other equity securities of any Company held by any employee, officer, director, Seller, or any other Person pursuant to any employee equity or stock option plan of any Company or pursuant to any agreement with such Company – or Seller or any other Person.

(nnn)         “Outstanding Escrow Claims” has the meaning set forth in Section 4.04(c).

(ooo)         “Overpayment” has the meaning set forth in Section 1.02(g).

(ppp)         “Owned Real Property” has the meaning set forth in Section 2.08(a).

(qqq)          “Permitted Liens” means (i) inchoate statutory Liens (not evidenced by any filing) for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by the Companies, (ii) mechanic’s, carriers’, workers’, repairers’ and similar inchoate statutory Liens (not evidenced by any filing) arising or incurred in the ordinary course of business, (iii) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Owned Real Property or the Leased Real Property which are not violated by the current use and operation of the Owned Real Property or the Leased Real Property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting the Companies’ interest in the Owned Real Property or the Leased Real Property, (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (vi) those matters identified in Schedule 6.01(qqq).

(rrr)            “Person” means an individual, a partnership, a corporation, a limited liability company, an association or a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

(sss)           “Personal Property” means all of the equipment, tools, vehicles, furniture, leasehold improvements, office equipment, computer hardware, software, plant, converters, spare parts, and other tangible personal property which are owned or leased by the Companies.

(ttt)            “Plan” has the meaning set forth in Section 2.14(a)(i).

(uuu)         “Real Property Leases” has the meaning set forth in Section 2.08(b).

(vvv)         “Registered Intellectual Property” has the meaning set forth in Section 2.12(a).

(www)       “Restricted Person” has the meaning set forth in Section 5.04.

(xxx)           “Restrictive Covenant Agreement” has the meaning set forth in Section 5.04(a).

(yyy)         “Schedule 4.03(g) Item” means any liability, event, circumstance, condition, or item listed on Schedule 4.03(g).

(zzz)           “Schedules” has the meaning set forth in the lead-in paragraph to Article 2.

(aaaa)        “SEC” has the meaning set forth in Section 3.07.

(bbbb)       “Second Release Date” has the meaning set forth in Section 4.04(d).

(cccc)        “Section 280G Payment” has the meaning set forth in Section 2.14(h).

(dddd)       “Securities Act” means the Securities Act of 1933, as amended.

(eeee)        “Seller” has the meaning set forth in the Preamble.

(ffff)           “Seller Property” means the property listed on Schedule 6.01(ffff).

(gggg)       “Seller Taxes” means (a) any and all Taxes (and any payments and expenses or other Losses in resolution or settlement thereof) of Seller or the Companies that are imposed on Buyer or the Companies or for which Buyer or the Companies may otherwise be liable (i) for any Pre-Closing Period and for the portion of any Straddle Period ending on the Closing Date (as determined under Section 5.01(c)); (ii) resulting from a breach by Seller of the covenants set forth in Section 5.01; (iii) of any member of any Consolidated Group of which the Companies (or any predecessor of any Company) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state, or local law; (iv) of any other Person for which the Companies are or have been liable as a transferee or successor, by contract or otherwise (other than pursuant to customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily related to Taxes), which Taxes relate to an event or transaction occurring prior to the Closing; (v) that are social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of any payments of Aggregate Consideration or Specified Employee Payments hereunder or distributions made to Seller on or prior to the Closing Date, and (vi) with respect to the Companies for any Pre-Closing Period relating to any jurisdiction in which the Companies failed to properly file Tax Returns, and (b) (i) the amount of any and all Taxes imposed on Buyer and the Companies with respect to, and (ii) the present value to the Buyer and the Companies of any expected Tax benefits relating to the expected increase in tax basis in the Companies’ assets as reflected in the Consideration Allocation which are not obtained, in each case attributable to any Company’s failure to qualify as a “qualified subchapter S subsidiary” or Seller’s failure to qualify as an S-corporation on or before the Closing Date (compared with the amount of Taxes imposed and present value of expected Tax benefits had each Company qualified as a “qualified subchapter S subsidiary” and had Seller qualified as an S-corporation on the

Closing Date); provided, that no such Tax will constitute a Seller Tax to the extent it was included in the determination of Final Aggregate Closing Consideration, a reserve exists on the Closing Statement, or results from a breach by Buyer of the covenants set forth in Section 5.01.

(hhhh)      “Seller’s Knowledge” or words of similar import means the actual knowledge (after reasonable inquiry) of Robert M. Sturgeon, Jane E. Sturgeon, Rene J. Beacom, Shari L. Proehl, Jay R. Shiek, and Jane Healy.

(iiii)           “Seller’s Representative” has the meaning set forth in Section 7.16(a).

(jjjj)           “Shareholder Release” has the meaning set forth in Section 1.05(p).

(kkkk)       “Software” will mean all proprietary computer programs designed, created, developed, or modified by any Company, including any and all software implementation of algorithms, models and methodologies (whether in source code, object code or other form), databases, compilations, descriptions, flow-charts and other work product to design, plan,  organize and develop any of the foregoing screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons, and all documentation, including user manuals and other training documentation, related to any of the foregoing.

(llll)           “Special Representations” has the meaning set forth in Section 4.01.

(mmmm)   “Specified Employee Payments” has the meaning set forth in Section 5.06.

(nnnn)      “Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

(oooo)      “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity (other than a corporation) if such Person or Persons will be allocated a majority of such partnership’s, limited liability company’s, association’s or other business entity’s gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, limited liability company, association or other business entity.  The term “Subsidiary” will include all Subsidiaries of such Subsidiary.  With respect to any Company, “Subsidiary” will include any current or former Subsidiary of such Company.

(pppp)      “Survival Date” has the meaning set forth in Section 4.01.

(qqqq)      “Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by or under the laws of any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge in the nature of taxes of any kind whatsoever, including any interest, penalty or addition thereto; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other person.

(rrrr)           “Tax Proceeding” has the meaning set forth in Section 5.01(d).

(ssss)        “Tax Returns” means any return, declaration, claim for refund, report, information return or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(tttt)           “Technology” means all the software, prototypes, devices, drawings, specifications, lab notebooks, manuals, databases, equipment, files, technical memoranda, invention disclosures, patent application files, research studies, testing data, plans, files, formulas, computer programs, data and information, quality control records and procedures, research and development files containing, embodying or revealing the trade secrets, confidential information, and know-how that constitute Intellectual Property.

(uuuu)       “Third Party Claim” has the meaning set forth in Section 4.05(a).

(vvvv)       “Threshold” has the meaning set forth in Section 4.04(b)(i).

(wwww)    “Transaction Documents” means each of this Agreement, the Escrow Agreement, the Real Estate Purchase Agreement for Seller’s maintenance facility, the Real Estate Purchase Agreement for Seller’s office building, the Restrictive Covenant Agreement, the Guaranty, the Shareholder Release, and each other agreement, certificate, instrument and document referred to herein or therein or delivered pursuant hereto or thereto.

(xxxx)         “Transaction Expenses” means the aggregate fees and expenses incurred by the Companies, Restricted Persons, Seller’s Representative and Seller in connection with the negotiation of this Agreement, the performance of their obligations hereunder, and the consummation of the transactions contemplated hereby to the extent payable by the Companies but unpaid as of Closing and whether or not accrued before or after Closing, including, without limitation, (i) all investment banking, financial advisory, legal, accounting, management, consulting and other fees and expenses of third parties, and (ii) all fees and expenses allocated to Seller hereafter and in the other Transaction Documents (including Transfer Taxes), and (iii) all fees and expenses, if any, associated with the termination or amendment of the contracts listed on Schedule 1.05(l).  In no event will “Transaction Expenses” be deemed to include (x) any fees and expenses to the extent incurred by Buyer or otherwise relating to Buyer’s or its Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or its Affiliates in connection with the transactions contemplated hereby, or (y) current liabilities included in the determination of Net Working Capital.

(yyyy)      “Transfer Taxes” has the meaning set forth in Section 5.01(f).

(zzzz)         “Unaudited Interim Financial Statements” has the meaning set forth in Section 2.05(a).

(aaaaa)      “Underpayment” has the meaning set forth in Section 1.02(f).

(bbbbb)    “Vendor Contracts” has the meaning set forth in Section 2.11(d).

(ccccc)      “Year-end Financial Statements” has the meaning set forth in Section 2.05(a).

6.02           Other Definitional Matters.  All references in this Agreement to Exhibits, Schedules, Articles, Sections and subsections refer to the corresponding Exhibits, Schedules, Articles, Sections and subsections of or to this Agreement, unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections and subsections of this Agreement are for convenience only, do not constitute any part of this Agreement and will be disregarded in construing the intent of the parties hereto.  The Schedules to this Agreement are incorporated herein by this reference.  The word “including” (in its various forms) means including without limitation.  The word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and not to the particular provision in which such words appear.  Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  References to “law”, “laws” or to a particular statute or law will be deemed also to include any and all rules and regulations promulgated thereunder and will refer to such statute, law, rules and regulations as amended from time to time and includes any successor legislation thereto; provided that, for the purposes of the representations and warranties set forth herein, with respect to any violation or alleged violation of any statute, law, rules and regulations, the reference to such law, rules or regulations means such, law, rules or regulations as in effect at the time of such violation or alleged violation.  References to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement.  The Schedules referred to herein will be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE 7
MISCELLANEOUS

7.01           Press Releases and Announcements.  Prior to the Closing, no public release or announcement concerning the transactions contemplated hereby will be issued or made by or on behalf of any party without the prior written consent of the other parties, except that Buyer may make any announcement to the extent advised by counsel is advisable to comply with the securities laws and regulations of the New York Stock Exchange.  After the Closing, neither Seller nor any of its post-Closing Affiliates will make any public announcement or other communication concerning the transactions contemplated hereby without prior written approval of Buyer.

7.02           Expenses.  Buyer will pay all of its fees, costs and expenses (including investment bankers’ and attorneys’ fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.  Seller will pay, on behalf of itself and the Companies, all Transaction Expenses, or such Transaction Expenses, if paid by the Companies, will be recorded as a current liability in the calculation of Final Aggregate Closing Consideration. Except as otherwise provided in Section 1.02(e) or Section 1.03(h), in the event of a dispute between any of the parties hereto in connection with any Transaction Document or the transactions contemplated thereby, each of the parties agrees that the prevailing party will be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any such action or proceeding.

7.03           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been delivered (a) when personally delivered, (b) when transmitted via email to the email address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (c) the day following the day (except, if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for next day delivery. Notices, demands and communications will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Buyer:

Knight Transportation, Inc.
20002 North 19th Avenue
Phoenix, AZ 85027
Attention: Todd Carlson
Email: tcarlson@knighttrans.com

with a copy to (which will not constitute delivery of notice):

Scudder Law Firm, P.C., L.L.O.
411 S. 13th Street, Suite 200
Lincoln, NE 68508
Attention: Mark A. Scudder
Email: mscudder@scudderlaw.com

Notices to Seller and Seller’s Representative:

Jane E. Sturgeon
13421 Douglas Parkway
Urbandale, IA 50323
Email: janesturgeon202@msn.com

with a copy to (which will not constitute delivery of notice):

Belin McCormick, P.C.
666 Walnut Street #2000
Des Moines, IA 50309
Attention: Steve Zumbach
Email: sezumbach@belinmccormick.com

7.04           Assignment.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but with it being understood that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto; provided, however, that Buyer may assign any or all of its rights pursuant to this Agreement and the Escrow Agreement to one or more of its Affiliates, provided, that Buyer will nonetheless remain liable for all of its obligations hereunder and thereunder.

7.05           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Upon such a determination, Buyer and Seller’s Representative will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.06           Construction and Disclosure.  Buyer, Seller, each Company and Seller’s Representative each acknowledge and agree that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement.  The information contained in this Agreement and in the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of law or breach of contract).  Disclosure of an item on one Schedule will be deemed disclosure on another Schedule if (i) a cross reference to such other Schedule is made or (ii) it is readily apparent that the disclosed contract, event, fact, circumstance or other matter relates to the representations or warranties covered by such other Schedule.  Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement.  Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

7.07           Captions.  The captions used in this Agreement and descriptions of the Schedules are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no such caption or description had been used in this Agreement.

7.08           Amendment and Waiver.  This Agreement may be amended only in a writing executed and delivered by each of Buyer, each Company and Seller’s Representative on behalf of Seller.  Any provision of this Agreement may be waived only in a writing signed by the party against whom such waiver is to be enforced.  For the avoidance of doubt, with respect to a waiver by Seller, such waiver may be signed by Seller’s Representative.  No waiver of any provision hereunder or any breach or default hereunder will extend to or affect in any way any other provision or prior or subsequent breach or default.

7.09           Complete Agreement.  This Agreement and the other Transaction Documents, together with any other agreements referred to herein or therein and executed and delivered on or after the date hereof in connection herewith or therewith, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, which may have related to the subject matter hereof in any way.  Notwithstanding anything in this Agreement to the contrary, the indemnity contained in any Affidavit of Loss and Indemnity Agreement delivered in connection with any lost, stolen or destroyed stock certificate representing Company Stock will survive indefinitely as specified in such Affidavit of Loss and Indemnity Agreement and such survival will not be affected by the limited survival of Seller’s representations and warranties in this Agreement, and such indemnity will not be limited by or subject to the other provisions of this Agreement, including Article 4 hereof.

7.10           Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

7.11           Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Iowa, without giving effect to any choice or conflict of law provision or rule (whether of the State of Iowa or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Iowa.

7.12           JURISDICTION; VENUE; SERVICE OF PROCESS.  SUBJECT TO THE PROVISIONS OF SECTION 1.02, SECTION 1.03 AND SECTION 5.01 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY SEEKING RELIEF UNDER OR PURSUANT TO THIS AGREEMENT WILL PROPERLY, BUT NOT EXCLUSIVELY, LIE IN ANY FEDERAL COURT (OR, IF SUCH FEDERAL COURT DOES NOT HAVE JURISDICTION OVER SUCH SUIT, ACTION OR PROCEEDING, IN A STATE COURT) IN THE STATE OF IOWA.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT WILL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

7.13           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.14           No Third Party Beneficiaries.  Except for the Buyer Indemnities under Article 4, no Person other than the parties hereto will have any rights, remedies, or benefits under any provision of this Agreement.

7.15           Payments Under Agreement.  Each party agrees that all amounts required to be paid hereunder will be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset (except any withholding required by applicable law), on the dates specified herein.

7.16           Seller’s Representative.

(a)           Seller constitutes and appoints Jane E. Sturgeon as its representative (“Seller’s Representative”) and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:

(i)          to act on such Seller’s behalf in the absolute and reasonable discretion of Seller’s Representative with respect to all matters relating to this Agreement (including, without limitation, actions or inactions in respect of Section 1.02, Section 1.03, Section 5.01 and Article 4 hereof) and the other Transaction Documents, and in connection with the activities to be performed on behalf of Seller under this Agreement, the Escrow Agreement and the other Transaction Documents, including, without limitation, execution and delivery of the Transaction Documents, with such modifications or changes as Seller’s Representative will have consented to; any amendment, supplement, or modification of this Agreement or the other Transaction Documents; and the pursuit, defense, settlement, or waiver of any claim or right arising out of or relating to this Agreement or the other Transaction Documents; and

(ii)         in general, to do all things and to perform all acts in the absolute and reasonable discretion of Seller’s Representative, including, without limitation, (A) disputing or refraining from disputing any claim made by Buyer or any Buyer Indemnitee under or with respect to any provisions of this Agreement or any other Transaction Document, (B) acting on behalf of Seller in any litigation or arbitration or mediation involving this Agreement (including the indemnification and escrow recovery obligations set forth in Article 4) or any other Transaction Document and negotiating and compromising on behalf of Seller, any dispute that may arise under, and exercising or refraining from exercising any remedies available under the Transaction Documents, (C) executing, on behalf of Seller, any settlement, release, waiver or other document with respect to such dispute or remedy, (D) executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 7.16, and (E) any and all things deemed necessary or desirable in the absolute discretion of Seller’s Representative in connection with the exercise of any of the foregoing powers and authorities, including, without limitation, engaging legal counsel, experts, accountants, consultants or other agents or representatives to advise Seller’s Representative or act on Seller’s Representative’s behalf in fulfilling its obligations.

(b)           This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of Seller or by operation of law, whether by the death, incompetency, incapacity, bankruptcy or liquidation of Seller or by the occurrence of any other event, and will be binding on any successor thereto.  Seller hereby consents to the taking of any and all actions, the execution of any and all documents and agreements, and the making of any decisions required or permitted to be taken or made by Seller’s Representative pursuant to this Section 7.16.  Seller agrees that Seller’s Representative will have no obligation or liability to any Person for any action taken or omitted by Seller’s Representative in good faith, and Seller will indemnify and hold harmless Seller’s Representative from, and will pay to Seller’s Representative the amount of, or reimburse Seller’s Representative for, any loss or expense that Seller’s Representative may suffer, sustain, or become subject to as a result of any such action or omission by Seller’s Representative under this Agreement or the other Transaction Documents, unless such loss or expense will have been finally adjudicated to have been caused by the willful misconduct or gross negligence of Seller’s Representative.

(c)           Any decision or action by Seller’s Representative hereunder will constitute a decision or action of Seller and will be final, binding and conclusive upon Seller, and Seller will not have the right to object to, dissent from, protest or otherwise contest any such decision or action. Any notices required to be made or delivered to Seller hereunder or under any other Transaction Document will be made or delivered to Seller’s Representative for the benefit of the applicable Seller and the making or delivering of such notice to Seller’s Representative will discharge in full the applicable notice requirement.

(d)           Buyer will be entitled to rely exclusively and absolutely upon the communications of Seller’s Representative relating to the foregoing as the communications of Seller, and upon any document or other paper delivered by Seller’s Representative as being authorized by Seller, from the date hereof until all obligations and transactions contemplated by and under this Agreement and any other Transaction Document will have been consummated and/or discharged. Buyer will be entitled to rely on the authority of Seller’s Representative to act on behalf of Seller hereunder, and Buyer will not be liable or accountable in any manner to Seller for any action taken or omitted to be taken by Buyer based on such reliance, or for any act or omission of Seller’s Representative in such capacity.

(e)           Jane E. Sturgeon and any Person selected to replace Jane E. Sturgeon pursuant to this Agreement, may resign as Seller’s Representative at any time by delivering prior written notice to Seller, the Companies and Buyer.  Until all obligations under this Agreement and the other Transaction Documents will have been discharged, Seller may, from time to time upon notice to Buyer, the Companies and Seller, appoint a new Seller’s Representative upon the death, incapacity, or resignation of Seller’s Representative.  If, after the death, incapacity, or resignation of Seller’s Representative, a successor Seller’s Representative will not have been appointed by Seller within fifteen (15) Business Days after the death, incapacity, or resignation of the prior Seller’s Representative, Buyer may appoint a Seller’s Representative from among Seller and its Affiliates to fill any vacancy so created or may petition a court in the applicable jurisdiction to appoint a Seller’s Representative from among Seller and its Affiliates.  Upon any appointment of a successor Seller’s Representative by Seller, Seller will give Buyer prompt written notice (in any event no later than three (3) Business Days following such appointment) of the appointment of the successor Seller’s Representative and the name and contact information for such successor Seller’s Representative.

(f)           Notwithstanding the foregoing provisions of this Section 7.16, Seller’s Representative will have no authority to act as the attorney, agent, or representative, or to execute any documents, on behalf of Seller to the extent they relate to any claim by a Buyer Indemnitee for indemnification under Section 4.03.

(g)           Seller’s Representative acknowledges that it has carefully read and understands this Agreement and hereby accepts the appointment and designation made hereunder.

7.17           Electronic Delivery.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re execute original forms hereof or thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument will raise (a) the use of Electronic Delivery to deliver a signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

7.18           Legal Representation.  Each of the parties to this Agreement hereby agrees that Belin McCormick, P.C. may serve as counsel to Robert M. Sturgeon, Jane E. Sturgeon, and Seller, on the one hand, and the Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that following the Closing, Belin McCormick, P.C. may serve as counsel to Seller or any director, manager, member, partner, owner, officer, employee or Affiliate thereof in connection with any claim, dispute or other matter arising out of or relating to this Agreement or the transactions contemplated by this Agreement (including in connection with any matters contemplated by Section 1.02, Section 1.03 or Section 5.01 hereof), notwithstanding such representation (or any continued representation) of Seller, the Companies or any of their Affiliates, and each of the parties hereto hereby waives any conflict of interest arising therefrom or in connection therewith.

7.19           Guaranty.  Contemporaneous with the Closing, Robert M. Sturgeon and Jane E. Sturgeon (together, the “Guarantors”) shall enter into a Guaranty in the form of Exhibit G, pursuant to which, the Guarantors shall jointly and severally guarantee the obligations of Seller under this Agreement and the other Transaction Documents, in an amount up to the amount of consideration pursuant to this Agreement that is received by the Guarantors in distribution from Seller.  Without limiting any claim that Buyer may have for fraud committed by a Guarantor, in no event shall the Guarantors be personally liable for any amount in connection with this Agreement greater than the amount of consideration pursuant to this Agreement that is received by the Guarantors in distribution from Seller.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

BUYER:

Knight Transportation, Inc.

By:	/s/ Kevin Knight
Name:	Kevin Knight
Title:	Chief Executive Officer

SELLER:

Barr-Nunn Enterprises, Ltd.

By:	/s/ Jane E. Sturgeon
Name:	Jane E. Sturgeon
Title:	Chief Executive Officer

COMPANIES:

Barr-Nunn Transportation, Inc.

By:	/s/ Jane E. Sturgeon
Name:	Jane E. Sturgeon
Title:	Chief Executive Officer

Barr-Nunn Logistics, Inc.

By:	/s/ Jane E. Sturgeon
Name:	Jane E. Sturgeon
Title:	Chief Executive Officer

Sturgeon Equipment, Inc.

By:	/s/ Jane E. Sturgeon
Name:	Jane E. Sturgeon
Title:	Chief Executive Officer

SELLER’S REPRESENTATIVE:

Jane E. Sturgeon, individually

/s/ Jane E. Sturgeon

EXHIBIT A
Form of Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is made and entered into as of October 1, 2014 (the “Closing Date”), by and among Knight Transportation, Inc., an Arizona corporation (“Buyer”), Jane Sturgeon, the designated representative (“Seller’s Representative” and together with the Buyer, the “Parties,” and individually, a “Party”) of Barr-Nunn Enterprises, Ltd., an Iowa corporation (“Seller”), and Wells Fargo Bank, National Association, a national banking association duly organized and existing under the laws of the United States of America (the “Escrow Agent”).  Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Stock Purchase Agreement, as hereinafter defined.

WHEREAS, Buyer, Seller, Barr-Nunn Transportation, Inc., an Iowa corporation, Barr-Nunn Logistics, Inc., an Iowa corporation, Sturgeon Equipment, Inc., an Iowa corporation, and Seller’s Representative, have entered into a Stock Purchase Agreement dated of even date herewith (the “Stock Purchase Agreement”), to which the Escrow Agent is not a party.

WHEREAS, pursuant to the Stock Purchase Agreement, Buyer has agreed to deposit a portion of the purchase price that may become payable to Seller into an account with the Escrow Agent to be held, administered, invested, and distributed by the Escrow Agent on the terms and conditions set forth herein.

WHEREAS, pursuant to the Stock Purchase Agreement, Seller has appointed the Seller’s Representative as agent and attorney-in-fact for Seller, for and on behalf of Seller, with full power and authority to represent Seller and Seller’s successors and assigns with respect to all matters arising under this Escrow Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

ESTABLISHMENT OF ESCROW

1.1           Buyer and Seller’s Representative hereby appoint and designate the Escrow Agent as escrow agent to receive the Escrow Funds (as hereinafter defined) and to hold, administer, invest and distribute the Escrow Funds in accordance with the terms of this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to hold, administer, invest and distribute the Escrow Funds in accordance with the terms of this Agreement.

1.2           Buyer hereby deposits with the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of, cash in the amount of $8,000,000 (the “Escrow Funds,”) by wire transfer of immediately available funds. The Escrow Agent hereby accepts and agrees to hold the Escrow Funds, which shall include all dividends, interest or earnings thereon (“Earnings”) in a separate and distinct account (the “Escrow Account”) until released in accordance with Section 3.1 hereof.

ARTICLE II

INVESTMENTS; SECURITY INTEREST; OWNERSHIP

2.1           Investments.

(a)           The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Funds as set forth in Schedule A hereto, or as set forth in any subsequent joint written instruction signed by Buyer and Seller’s Representative.

(b)           The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any disbursements required under this Escrow Agreement.  None of the parties hereto will have responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to and in accordance with this Escrow Agreement.  The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account.  The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations or advice.

(c)           Buyer, on behalf of itself and the other Buyer Indemnitees, will have the rights of a secured party in the Escrow Account to secure Seller’s indemnification and other obligations under the Stock Purchase Agreement; provided, however, that such rights will not preclude or supersede any right of Seller’s Representative, on behalf of Seller, to receive a distribution of Escrow Funds that is required to be made to Seller’s Representative, on behalf of Seller, pursuant to the Stock Purchase Agreement and Section 3.1 of this Agreement.  The Escrow Funds will be held in custody and, except as specifically provided for in the immediately preceding sentence and in Section 4.1 hereof, will not be subject to Lien of any Person or any creditor of any Party hereto and will be used solely for the purposes and subject to the conditions set forth herein.

2.2           Ownership for Tax Purposes.

(a)           The Parties agree among themselves that, for U.S. federal income Tax purposes: (i) while the Escrow Funds are held by the Escrow Agent, Buyer will be treated as the owner of the Escrow Funds, and all Earnings with respect to the Escrow Account will be treated as earned by Buyer; and (ii) upon the release of any amount from the Escrow Account to Seller’s Representative, a portion of the amount so released will be treated as a payment of interest to Seller’s Representative on behalf of Seller (and Buyer will be entitled to a corresponding interest deduction), in accordance with the Code and the Treasury Regulations promulgated thereunder.

(b)           The Parties agree among themselves that for U.S. federal income Tax purposes, the Parties intend that the Escrow Account will be eligible for the “installment method” under Section 453 of the Code.  The Parties agree among themselves not to take any position for U.S. federal income Tax purposes that is inconsistent with this Section 2.2(b), except as otherwise required by (i) a final and non-appealable decision or other order by any court of competent jurisdiction, (ii) a final closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or (iii) any change in applicable law after the Closing Date.

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ARTICLE III

DISBURSEMENTS FROM THE ESCROW ACCOUNT

3.1           Release of Escrow Funds.

(a)           Release Upon Written Instruction or Court Order.  Subject to the provisions of Sections 3.1(b) below, upon receipt of either (A) joint written instructions from Buyer and Seller’s Representative as to the disposition of the Escrow Funds or (B) an order of a court having jurisdiction over the matter that is final and not subject to further court proceedings or appeal, and as to which notice of appeal has not been timely filed or served, the Escrow Agent will distribute the Escrow Funds in accordance with such instructions or order.  The Escrow Agent will be entitled to receive and may conclusively rely upon an opinion of counsel to the presenting party to the effect that a court order delivered to it pursuant to clause (B) of the prior sentence is final and not subject to further court proceedings or appeal and from a court having jurisdiction over the matter.

(b)           Release for Indemnification Claims.

(i)           No later than ten (10) days following the date twelve (12) months after the Closing Date, the Escrow Agent will deliver to Seller’s Representative, by wire transfer of immediately available funds, Escrow Funds in the amount of $3,000,000, less (A) all amounts previously released to Buyer on behalf of such Buyer Indemnitees from the Escrow Funds and (B) the amount of Escrow Funds equal to the aggregate amount specified in all Claim Notices (as defined below) which are then pending in respect of the Outstanding Escrow Claims.  No later than ten (10) days following the date eighteen (18) months after the Closing Date (the “Release Date”), the Escrow Agent will deliver to Seller’s Representative, by wire transfer of immediately available funds, the Escrow Funds and Earnings remaining in the Escrow Account, less the aggregate amount specified in all Claim Notices which are then pending in respect of Outstanding Escrow Claims.  The amount of Escrow Funds equal to the aggregate amount specified in all Claim Notices in respect of Outstanding Escrow Claims will be retained by the Escrow Agent in the Escrow Account until final resolution of such claims.  As soon as any Outstanding Escrow Claim that is unresolved as of the Release Date is resolved in accordance with the Stock Purchase Agreement, (x) the Escrow Agent will transfer, by wire transfer of immediately available funds, the amount of Escrow Funds directed pursuant to Section 3.1(a) above from the Escrow Account to the Buyer Indemnitee(s) in respect of such resolved Outstanding Escrow Claim, and then (y) the Escrow Agent will deliver to Seller’s Representative, by wire transfer of immediately available funds, the amount of Escrow Funds directed pursuant to Section 3.1(a) above in accordance with the Stock Purchase Agreement.

(ii)           From time to time prior to the Release Date, Buyer may deliver to the Escrow Agent and Seller’s Representative a written notice (a “Claim Notice”) requesting distribution, by wire transfer of immediately available funds, the amount of Escrow Funds equal to a specified amount in full or partial payment of the indemnification obligations of Seller under the Stock Purchase Agreement or the Buyer Indemnitees’ right to recover from the Escrow Account pursuant to Section 4.04 of the Stock Purchase Agreement.  Each such Claim Notice will describe the indemnification or escrow recovery sought in reasonable detail to the extent known, and will indicate the amount (estimated, if necessary, and if then estimable) of the Loss that has been or may be suffered.

(iii)           If the Escrow Agent (x) is in actual receipt of a written notice from Seller’s Representative agreeing to such Claim Notice within thirty (30) days following the date of the Escrow Agent’s actual receipt of such Claim Notice, or (y) is not in actual receipt within thirty (30) days

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following the date of the Escrow Agent’s actual receipt of such Claim Notice of a written objection from Seller’s Representative to such Claim Notice, specifying in reasonable detail the reasons for the objection and the amount, if any, of such Claim Notice that is not in dispute (an “Objection Notice”), then on the earlier of (1) the first (1st) Business Day following the Escrow Agent’s receipt of a written notice from Seller’s Representative agreeing to such Claim Notice or (2) the thirty-first (31st) day following the Escrow Agent’s actual receipt of the Claim Notice (or if the thirty-first (31st) day is not a Business Day, then on the first Business Day after the thirty-first (31st) day), the Escrow Agent will, by wire transfer of immediately available funds, deliver to the Buyer on behalf of such Buyer Indemnitee(s) identified in such Claim Notice, the amount of Escrow Funds from the Escrow Account equal to the amount specified in the Claim Notice.  Seller’s Representative will deliver a copy of any Objection Notice to Buyer simultaneously with delivery of such Objection Notice to the Escrow Agent.

(iv)           If the Escrow Agent is in actual receipt of an Objection Notice from Seller’s Representative to a Claim Notice within thirty (30) days following the date of the Escrow Agent’s actual receipt of such Claim Notice, the Escrow Agent will (1) on the first (1st) Business Day following the Escrow Agent’s receipt of the Objection Notice, by wire transfer of immediately available funds, transfer to the Buyer Indemnitee(s) identified in the applicable Claim Notice the amount, if any, of Escrow Funds equal to the amount specified in such Claim Notice that is not in dispute, and (2) withhold from the amounts otherwise distributable under this Agreement the amount of Escrow Funds equal to the disputed amount of such Claim Notice until the Escrow Agent will have received either (A) joint written instructions from Seller’s Representative and Buyer as to the disposition of the portion of Escrow Funds in question, or (B) an order of a court having jurisdiction over the matter that is final and not subject to further court proceedings or appeal, and as to which notice of appeal has not been timely filed or served, together with an opinion of counsel to the presenting party to the effect that such order is final and not subject to further court proceedings or appeal and from a court having jurisdiction over the matter.  Promptly upon receipt (and in any event no later than three (3) Business Days following receipt), of any such joint written instructions or court order and legal opinion, the Escrow Agent will, by wire transfer of immediately available funds, transfer such Escrow Funds in accordance therewith.

(c)           If necessary to satisfy any distributions under this Agreement, the Escrow Agent may sell or liquidate, in its sole discretion, any one or more investments prior to maturity, and the Escrow Agent will not be liable to Seller, Seller’s Representative, or Buyer for any loss or penalties resulting from or relating to such sale or liquidation, except in the case of Escrow Agent’s own gross negligence or willful misconduct; however, Seller’s Representative or Buyer, as applicable, may extend any payment period in which such party is to receive payment in this Section 3.1 in order to avoid any loss of income or principal from a premature liquidation of an escrow investment.

ARTICLE IV

COMPENSATION; EXPENSES

4.1           As compensation for its services to be rendered under this Agreement, for each year or any portion thereof, the Escrow Agent will receive a fee in the amount specified in Schedule B to this Agreement and will be reimbursed upon request for all reasonable out-of-pocket expenses, disbursements and advances, including reasonable fees of outside counsel, if any, incurred or made by it in connection with the preparation of this Agreement and the carrying out of its duties under this Agreement.  Such fees and expenses will be paid or reimbursed to the Escrow Agent as follows: one-half by Buyer and one-half by Seller’s Representative on behalf of Seller.  If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law.  The Escrow Agent is hereby granted a prior lien on and the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied

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indemnification rights from the Escrow Funds; provided, that this right of set off shall not eliminate the obligation of Buyer and Seller’s Representative (on behalf of Seller) to each pay one-half of the fees and expenses owed to the Escrow Agent, and therefore (i) Buyer shall have an obligation to reimburse and pay to Seller’s Representative (on behalf of Seller) any Escrow Funds that would have been paid to Seller’s Representative on behalf of Seller but for a set off of such Escrow Funds for fees and expenses of Escrow Agent that were owed by Buyer but not paid by Buyer directly, and (ii) Seller’s Representative shall have an obligation to reimburse and pay to Buyer any Escrow Funds that would have been paid to Buyer but for a set off of such Escrow Funds for fees and expenses of Escrow Agent that were owed by Seller’s Representative but not paid by Seller’s Representative directly.

ARTICLE V

EXCULPATION AND INDEMNIFICATION

5.1           The obligations and duties of the Escrow Agent will be limited to those specifically set forth in this Agreement.  In the event that any of the terms and provisions of any other agreement between any of the parties hereto, including the Stock Purchase Agreement, conflict or are inconsistent with any of the terms and provisions of this Agreement, solely with respect to the Escrow Agent and not with respect to Buyer or Seller’s Representative, the terms and provisions of this Agreement will govern and control in all respects.  The Escrow Agent will not be subject to, nor be under any obligation to ascertain or construe the terms and conditions of any other instrument, whether or not now or hereafter deposited with or delivered to the Escrow Agent or referred to in this Agreement, nor will the Escrow Agent be obligated to inquire as to the form, execution, sufficiency, or validity of any such instrument nor to inquire as to the identity, authority, or rights of the person or persons executing or delivering same except as otherwise provided herein.

5.2           The Escrow Agent will not be personally liable for any act that it may do or omit to do hereunder in good faith.  Any act done or omitted to be done by the Escrow Agent in good faith in accordance with the advice of its attorneys will be deemed conclusively to have been performed or omitted in good faith by the Escrow Agent, except in the case of the Escrow Agent’s own gross negligence or willful misconduct.  The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

5.3           In no event will the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.  The Escrow Agent will not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Agreement or the Stock Purchase Agreement, or to appear in, prosecute or defend any such legal action or proceeding.  The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and will incur no liability and will be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel, except in the case of the Escrow Agent’s own gross negligence or willful misconduct which has been finally adjudicated.  Fees for legal counsel will be paid, upon demand, one-half by Buyer and one-half by Seller’s Representative on behalf of Seller.  The Escrow Agent is authorized, in its sole discretion, to comply with final orders issued or process entered by any court with respect to the Escrow Account, without determination by the Escrow Agent of such court’s jurisdiction in the matter.  If any portion of the Escrow Account is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property will be stayed or enjoined by any court order, or in case any order, judgment or decree will be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon

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and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it will not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

5.4           In the event that (i) Escrow Agent is notified of any dispute, disagreement or legal action between Buyer, Seller’s Representative, Seller or any third party relating to or arising in connection with the escrow, the Escrow Account, or the performance of the Escrow Agent’s duties under this Agreement, (ii) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) Buyer and Seller’s Representative have not within sixty (60) days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 7.1 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)           suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement and hold all documents and funds and may wait for settlement of any such controversy by (x) an order of court having jurisdiction over the matter that is final and not subject to further court proceedings or appeal, and as to which notice of appeal has not been timely filed or served, or (y) joint written instructions received from Buyer and Seller’s Representative; or

(b)           petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all documents and funds held in escrow, except all costs, expenses, charges, and reasonable attorneys’ fees incurred by the Escrow Agent due to the interpleader action and which Buyer and Seller’s Representative agree to pay one-half each.  In such event, the Escrow Agent will not be liable for interest or damage, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Account or any delay in or with respect to any other action required or requested of Escrow Agent.  Upon initiating such action, the Escrow Agent will be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

5.5           The Parties hereby agree, jointly and severally, to indemnify and hold the Escrow Agent, and its directors, officers, employees, and agents, harmless from and against all costs, damages, judgments, attorneys’ fees for outside counsel, expenses, obligations and liabilities of every kind and nature which the Escrow Agent, and its directors, officers, employees, and agents, may incur, sustain, or be required to pay in connection with or arising out of this Agreement (collectively, “Damages”), unless the aforementioned results from the Escrow Agent’s gross negligence or willful misconduct which have been finally adjudicated, and to pay the Escrow Agent on demand the amount of all such Damages.  As between the parties, any Damages will be paid or reimbursed one-half by Buyer and one-half by Seller’s Representative.  The costs and expenses of enforcing this right of indemnification also will be paid one-half by Buyer and one-half by Seller’s Representative.  The foregoing indemnities in this paragraph will survive the resignation or substitution of the Escrow Agent or the termination of this Agreement.

5.6           The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor

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disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE VI

TERMINATION OF AGREEMENT

6.1           Except as otherwise provided herein, this Agreement will automatically terminate if and when all amounts in the Escrow Account (including all the securities in which any of the funds deposited into the Escrow Account will have been invested) will have been distributed by the Escrow Agent in accordance with the terms of this Agreement; provided, however, that Section 4.1, Section 5.4, Section 5.5, this Section 6.1, Articles VIII – XIX and Section 20.2 will survive the termination hereof.

ARTICLE VII

RESIGNATION OR TERMINATION OF ESCROW AGENT

7.1           The Escrow Agent may resign at any time upon giving at least sixty (60) days prior written notice to Buyer and Seller’s Representative.  In addition, by mutual agreement, Buyer and Seller’s Representative will have the right at any time upon not less than ten (10) days prior written notice to the Escrow Agent to terminate their appointment of the Escrow Agent as escrow agent.  No such resignation or termination will become effective until the appointment of a successor escrow agent, which will be accomplished in the following manner.  Buyer and Seller’s Representative will use their commercially reasonable efforts to jointly select a successor escrow agent within sixty (60) days after receiving the Escrow Agent’s notice of resignation or within ten (10) days of giving a termination notice to the Escrow Agent, as applicable.  If Buyer and Seller’s Representative are unable to mutually agree upon and fail to appoint a successor escrow agent within the applicable time frame, the Escrow Agent will have the right to appoint a successor escrow agent or take the actions described in Section 5.4 hereof.  The successor escrow agent will execute and deliver an instrument accepting such appointment and acknowledging and agreeing to the terms of this Agreement and it will, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent.  Upon delivery of such instrument, the Escrow Agent will be discharged from any further duties and liability under this Agreement except for liabilities arising in connection with its gross negligence or willful misconduct. The Escrow Agent will be paid any outstanding fees and expenses prior to transferring assets to a successor escrow agent.  After any retiring Escrow Agent’s resignation, the provisions of this Agreement will inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

ARTICLE VIII

NOTICES

8.1           All notices required by this Agreement will be in writing and will be deemed to have been received (a) immediately if sent by email (read receipt requested), or by hand delivery (with signed return receipt), or (b) the next Business Day if sent by nationally recognized overnight courier, in any case to the respective addresses as follows:

To Buyer:              Knight Transportation, Inc.
20002 North 19th Avenue
Phoenix, AZ 85027
Attn: Todd Carlson
E-mail: tcarlson@knighttrans.com

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With a copy to:    Scudder Law Firm, P.C., L.L.O.
411 S. 13th Street, Suite 200
Lincoln, NE 68508
Attn: Mark A. Scudder
E-mail: mscudder@scudderlaw.com

To Seller’s
Representative:     Jane Sturgeon
13421 Douglas Parkway
Urbandale, IA 50323
E-mail: janesturgeon202@msn.com

With a copy to:    Belin McCormick, P.C.
666 Walnut Street, Suite 2000
Des Moines, IA 50309-3989
Attn: Steve Zumbach
E-mail: sezumbach@belinmccormick.com

To the Escrow Agent:   Wells Fargo, N.A.
          Corporate Trust Services, MAC E2064-05A
                                          333 S. Grand Avenue, Fifth Floor, Suite 5A
                                          Los Angeles, CA 90071
                                          Attn: Kheang “TK” Tan
                                          Telephone: (213) 253-7507
          Facsimile: (213) 253-7597
          E-mail: kheang.b.tan@wellsfargo.com

Any party by written notice to the other parties pursuant to this Section may change the address or the Persons to whom notices or copies thereof will be directed.

ARTICLE IX

GOVERNING LAW

9.1           All matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Iowa, without giving effect to any choice or conflict of law provision or rule (whether of the State of Iowa or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Iowa.

ARTICLE X
STATEMENTS OF ACTIVITY; TAX REPORTING INFORMATION

10.1           The Escrow Agent shall send statements to Buyer and Seller’s Representative on a monthly basis reflecting activity in the Escrow Account for the preceding month.  Although each of Buyer and Seller’s Representative recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, Buyer and Seller’s Representative hereby agree that confirmation of investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered.

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10.2           Prior to the date hereof, each of the Parties has completed and duly executed and delivered to the Escrow Agent a Form W-9 and agrees to complete, sign and return any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within 30 days after the Escrow Agent’s request. The Parties understand that if such Tax Reporting Documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Funds.  The sole tax reporting obligations of the Escrow Agent shall be to file Form 1099 INT with the Internal Revenue Service with respect to reportable income earned on the Escrow Funds and to provide a copy thereof to the Party to which such income has been reported.  Such income shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Buyer whether or not such income was disbursed during such calendar year.  To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Funds, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Funds.  The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Funds and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent.  The indemnification provided by this Section 10.2 is in addition to the indemnification provided in Section 5.5 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

ARTICLE XI

AUTOMATIC SUCCESSION; ASSIGNMENT

11.1           Any bank or corporation into which the Escrow Agent may be merged or with which it may be consolidated, or any bank or corporation to whom the Escrow Agent may transfer a substantial amount of its Escrow business, will be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties.

11.2           Except as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Any assignment in violation of the foregoing will be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

ARTICLE XII

AMENDMENT AND MODIFICATION

12.1           Buyer, Seller’s Representative and the Escrow Agent may amend, modify, and/or supplement this Agreement only by an instrument in writing duly executed by each of the parties hereto.

ARTICLE XIII

COUNTERPARTS

13.1           This Agreement and any joint written instructions from Buyer and Seller’s Representative may be executed in two or more counterparts, which when so executed will constitute one and the same agreement or instructions.  The exchange of copies of this Agreement or any joint written instructions and of signature pages by facsimile or electronic transmission will constitute effective execution and delivery of this Agreement or any joint written instructions as to the parties and may be used in lieu of the original

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Agreement or joint written instructions for all purposes.  Signatures of the parties transmitted by facsimile or electronic transmission will be deemed to be their original signatures for all purposes.

ARTICLE XIV

INTERPRETATION

14.1           The headings used in this Agreement are for convenience only and will not constitute a part of this Agreement.

14.2           As used in this Agreement, “Business Day” means any day, other than a Saturday, a Sunday or any other day on which banks located in New York, New York are closed for business as a result of federal, state or local holiday.

ARTICLE XV

SEVERABILITY

15.1           Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Upon such a determination, Buyer, Seller’s Representative and the Escrow Agent will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

ARTICLE XVI

CONSENT TO JURISDICTION; VENUE; SERVICE OF PROCESS

16.1           THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY SEEKING RELIEF UNDER OR PURSUANT TO THIS AGREEMENT SHALL PROPERLY, BUT NOT EXCLUSIVELY, LIE IN ANY FEDERAL COURT (OR, IF SUCH FEDERAL COURT DOES NOT HAVE JURISDICTION OVER SUCH SUIT, ACTION OR PROCEEDING, IN A STATE COURT) IN IOWA.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

ARTICLE XVII

WAIVER OF JURY TRIAL

17.1           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE

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PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

ARTICLE XVIII

WAIVERS

18.1           Any provision of this Agreement may be waived only in a writing signed by the party against whom such waiver is to be enforced.  For the avoidance of doubt, with respect to a waiver by Seller, such waiver may be signed by Seller’s Representative.  No waiver of any provision hereunder or any breach or default hereunder will extend to or affect in any way any other provision or prior or subsequent breach or default.

ARTICLE XIX

ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES

19.1           This Agreement (which term will be deemed to include the exhibits and schedules hereto) and, as amongst the Parties, the Stock Purchase Agreement (which term will be deemed to include the exhibits and schedules thereto and the other Transaction Documents) (a) constitute the entire agreement of the parties to such agreements and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Stock Purchase Agreement and (b) is not intended to confer upon any person other than the parties hereto and the Buyer Indemnitees any rights or remedies hereunder.

ARTICLE XX

MISCELLANEOUS

20.1           To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust, or other legal entity, the Escrow Agent requires documentation to verify its formation and existence as a legal entity. The Escrow Agent may ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.  Buyer and Seller’s Representative acknowledge that a portion of the identifying information set forth herein is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and Buyer and Seller’s Representative agree to provide any additional information requested by the Escrow Agent in connection with the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner.

20.2           The Escrow Agent shall confirm each funds transfer instruction received in the name of a party by means of the security procedure selected by such party and communicated to the Escrow Agent through a signed certificate in the form of Exhibit A-1 or Exhibit A-2 attached hereto, which upon receipt by the Escrow Agent shall become a part of this Escrow Agreement.  Once delivered to the Escrow Agent, Exhibit A-1 or Exhibit A-2 may be revised or rescinded only by a writing signed by an authorized representative of the party.  Such revisions or rescissions shall be effective only after actual receipt and

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following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it.  If a revised Exhibit A-1 or A-2 or a rescission of an existing Exhibit A-1 or A-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the party under this Escrow Agreement.

The parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

20.3           The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of Buyer and become pecuniarily interested in any transaction in which Buyer or Seller’s Representative may be interested, and contract and lend money to Buyer or Seller’s Representative and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement.  Nothing herein will preclude the Escrow Agent from acting in any other capacity for Buyer or Seller’s Representative or for any other entity.

[The next page is the signature page]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

BUYER:

Knight Transportation, Inc.

By:
Name:	Kevin Knight
Title:	Chief Executive Officer

SELLER’S REPRESENTATIVE:

Jane Sturgeon, individually

ESCROW AGENT:

Wells Fargo Bank, National Association, solely as Escrow Agent hereunder and not in its individual capacity

By:
Name:
Title:

EXHIBIT B

Earnout Rules

The following rules will apply in determining Combined Operating Income:

(1)
The accounting records of the Companies will be maintained on a basis such that the combined results of operation, and inter-company eliminations, of the Companies can be separately computed, distinct from the financial results of operation of Buyer’s consolidated financial group.

(2)	The results of operation will be recorded in accordance with GAAP, except as specifically provided below.

(3)
To the extent consistent with GAAP (as historically applied by the Companies to the extent consistent with GAAP), the historical (pre-Closing) accounting policies of the Companies will be used, provided that, the following policies will not be used:

(a)	the policy of ceasing depreciation of tractors and trailers prior to disposition; and

(b)	the policy of not recording all of the proper compensation expense in the correct period.

(4)
The expense associated with Buyer’s oversight personnel (including, but not limited to, Buyer’s executive officers) will not be allocated to the Companies, and there will be no general overhead allocation to the Companies.

(5)	Amortization of intangibles recorded in connection with the acquisition of the Companies by Buyer will not be allocated to the Companies.

(6)
Cost savings allocable to purchases by the Companies of volume purchasing of items such as fuel, parts, tires, and communications under Buyer’s consolidated purchasing programs will be allocated to the Companies. For example, if Buyer’s cost per gallon for fuel is two cents lower, and the Companies are able to buy at the that price, then the savings for the gallons used in the Companies’ operations will be allocated to the Companies, even if the rebate is paid to Buyer at the consolidated level.

(7)
To the extent management of the Companies believes cost savings or revenue benefits are available by combining certain activities, and Buyer’s management believes such savings or benefits are achievable without undue risk, then a method of combining activities, tracking results, and allocating the results may be discussed by the parties and, if mutually agreed, implemented. To the extent net savings or benefits result, those net amounts will be allocated to the Companies. By way of example, if the Companies’ management proposes that function might be more efficiently handled through centralization, the parties agree that moving the function would reduce consolidated expense without undue risk, and the proposed centralization in fact is completed and saves expense (net of any increased expense elsewhere), then the net savings will be allocated to the Companies.

(8)
The present expectation of the parties is that the operations of the Companies will remain under day-to-day management of the local management team, subject to overall control and capital expenditure approval of Buyer. However, subject to the final sentence of this paragraph (8), Buyer will be entitled to operate the businesses of the Companies as it deems appropriate, in its sole discretion, and Buyer will not be under any obligation to undertake, or refrain from undertaking, any specific actions with respect to the operation of the businesses of the Companies.  Seller acknowledges and agrees that Buyer has made no representations or warranties with respect to the Seller’s ability to achieve or the likelihood of Seller achieving the Earnout.  Notwithstanding the foregoing, unless otherwise mutually agreed in writing by Buyer and Seller’s Representative: (i) Buyer will not cause the Companies to take any action intended and designed specifically to prevent or inhibit the achievement of the Earnout; and (ii) for purposes of the Earnout, Buyer will retain the Companies’ historical method of accounting as further described in this Exhibit B, specifically including but not limited to the terms of clause (3) above and the Companies’ historical method of accruing and reserving for claims, as more specifically described in paragraph (13) below.

(9)
All compensation of personnel of the Companies (including compensation in the form of bonuses, retention payments, severance, and equity awards (such as PSUs)) will be expenses of each of the Companies. Any transaction bonuses paid by BNE will be expenses of BNE and will not be allocated to the Companies.

(10)
Effective immediately after the Closing, Buyer will cause BNT to purchase the Companies’ office facility pursuant to the Real Estate Purchase Agreement with Sturgeon Development L.C. covering the Granger office and associated land in substantially the form attached hereto as Exhibit D.  For purposes of the Earnout, deemed rent of the office facility (on a triple net basis), to be recorded at $218,700 annually (it being understood that applicable taxes, insurance, utilities, and other operating expenses of the office facility, will be recorded as an expense of the Companies).  Anything to the contrary notwithstanding, depreciation of the office facility will not be recorded in addition to the rental amount.

(11)
Effective immediately after the Closing, Buyer will cause BNT to purchase the Companies’ maintenance facility pursuant to the Real Estate Purchase Agreement for Seller’s maintenance facility in substantially the form attached hereto as Exhibit C.  Depreciation expense associated with the facility will be recorded as an expense for purposes of the Earnout, and there shall be no “deemed rent” with respect to the maintenance facility recorded or charged for purposes of the Earnout.

(12)
To the extent the Companies offer any retention compensation to their employees and/or contractors, the amount of such retention compensation will be excluded from expenses for purposes of the Earnout calculation, up to a total amount fully excluded of $300,000.  For any amounts of retention compensation by the Companies to their employees and/or contractors over $300,000, one-half of the amount over $300,000 shall be excluded from expenses for purposes of the Earnout calculation.  By way of example, if the Companies pay total retention compensation to their employees and/or contractors of $500,000, a total of $400,000 would be excluded from expenses for purposes of the Earnout calculation and a total of $100,000 would be included as expenses for purposes of the Earnout calculation.

(13)
For purposes of the Earnout, (a) accruals by Buyer on the opening balance sheet to the claims reserves in accordance with Buyer’s claims methodology will not be expensed against the Companies and (b) the Companies will not have the benefit of the accruals when determining future claims expense.  Accordingly, to the extent the reserves are adjusted above Seller’s reserves accrued on the Latest Balance Sheet based on new information, or are ultimately closed during the Earnout Period above such levels, the additional expense above such reserves would be expensed for purposes of the Earnout.  During the Earnout Period, the Companies’ historical accrual method will be used for claims reserves, which, for clarity, means that reserves for such claims will be set at the amounts provided therefor by Great West Casualty Company, ACE Group or other of the Companies’ insurers, as applicable.  Reserves for medical claims shall be set consistent with the Companies’ historical method of accruing for such claims.  Shari Proehl shall continue to manage the claims for the Companies and settlement decisions with respect thereto, provided that, if the requirements of Buyer's internal control procedures attested to by its executive officers require that Buyer designate a second person be consulted with respect to such claims for which the reserve exceeds as specified dollar threshold, Kevin Knight shall be the individual designated by Buyer for such purpose.

(14)
To the extent that any reserves established based on amounts provided by an insurer of the Companies are adjusted below Seller’s reserves accrued on the Latest Balance Sheet based on new information, or claims are ultimately closed during the Earnout Period below such levels or reserves, the corresponding reserve shall be released and the amount so released shall be included as Combined Operating Income for purposes of the Earnout.

(15)	Accruals by Buyer on the opening balance sheet to record incentive compensation for periods through the Closing Date will not be expensed against the Companies for purposes of the Earnout.

(16)	Any additional premium paid by Buyer to the Companies to its umbrella and excess auto insurance coverage will not be expensed against the Companies for purposes of the Earnout.

(17)	The cost of tax, audit, and internal controls allocated to the Companies will not exceed $80,000.

(18)
Prior to Closing, the Companies will recognize the lease purchases from its owner-operator lease-purchase program as a sales type lease in accordance with GAAP, which will have the effect of increasing income and reducing current liabilities. However, for purposes of determining Net Working Capital and for purposes of the Earnout, the deferred gain accrual will be retained on a pro forma basis as if the sales type lease recognition had not occurred. For purposes of the Earnout, the deferred gain will be released into the income of the Companies consistent with past practices of the Companies.

EXHIBIT C
Real Estate Purchase Agreement – Maintenance Facility

PURCHASE OFFER AND ACCEPTANCE
(Maintenance Facility, Granger, Iowa)

THIS PURCHASE OFFER AND ACCEPTANCE (hereinafter “Purchase Offer”) is made this 2nd day of October, 2014, by and between BARR-NUNN TRANSPORTATION, INC., an Iowa corporation (“Buyer”) to BARR-NUNN ENTERPRISES, LTD., an Iowa corporation (“Seller”), in regards to the below-described real property.

RECITALS

A.
Knight Transportation, Inc., an Arizona corporation (“Knight”), Buyer, Barr-Nunn Logistics, Inc., an Iowa corporation (“BNL”), Sturgeon Equipment, Inc., an Iowa corporation (“SE” and, collectively with Buyer and BNL, the “Companies” and individually, a “Company”), and Seller have entered into a certain Stock Purchase Agreement dated October 1, 2014 (the “SPA”), by which Knight has agreed to purchase all the issued and outstanding shares of stock of the Companies, on the terms and conditions set forth therein.

B.
Seller owns and leases to Buyer under a current lease (the “Lease”) certain real property located in Granger, Iowa, commonly referred to as the Barr-Nunn Truck Maintenance Facility, and the SPA provides that Seller and Buyer shall contract separately to purchase and sell such real estate at a closing occurring shortly after the Closing under the SPA.

C.
In accordance with the terms and conditions set forth in this Purchase Offer and certain terms of the SPA, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of Seller’s right, title and interest in and to the real property described herein.

D.	All capitalized terms, unless otherwise defined in this Purchase Offer, shall have the meanings ascribed to them in the SPA.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and the SPA, the parties agree as follows:

1.	PURCHASE OF PROPERTY AND IMPROVEMENTS. Buyer hereby agrees to buy, upon and subject to the terms and conditions set forth in this Purchase Offer, the real property described as follows (the “Land”):

Lot 1 in CORRECTED FINAL PLAT OF OAK CREEK PLAT 2, an Official Plat, now in and forming a part of the City of Granger, in Dallas County, State of Iowa, EXCEPT a parcel of land lying and being in the Northeast One Quarter of Section 12, Township 80 North, Range 26 West of the 5th Principal Meridian, said parcel being comprised of the property described in Book 623 - Page 245, excluding those portions falling within existing street right-of-ways, and EXCEPT a portion of Lot 1 of the Corrected Final Plat of Oak Creek Plat 2, an Official Plat

now in and forming a part of the City of Granger, in Dallas County, State of Iowa, and said exception parcel is more particularly described as follows:

Beginning at the Point-of-Intersection of the east right-of-way line of Main Street and the south right-of-way line of Broadway Street, as dedicated; thence along and upon the south line of said Broadway Street, North 89°33'20" East for a distance of 207.87' to a point approximately in the center of the creek bed; thence along a line within the bed of the creek for the following five courses, South 11°34'14" West a distance of 111.64'; thence South 09°03'59" West for a distance of 48.25’; thence South 13°48'46" West for a distance of 40.53'; thence South 21°20'09" West for a distance of 30.39'; thence South 10º12'48" West for a distance of 57.24' to a point on the westerly line of said Lot 1, said westerly line at this location having a jog running in an east and west direction; thence departing from said creek bed, along and upon said westerly line, North 84°16'29" West for a distance of 85.53' to an angle point in said westerly line, said point also being in the west right-of-way line of the abandoned C.M. St. P & P R.R. right-of-way; thence along and upon the west right-of-way line of said railroad, South 05°43'31" West for a distance of 3.32' to a point on the south line of that parcel described in said Book 623 - Page 245; thence along said south line, South 89°33'20" West for a distance of 59.47' to a point in the east right-of-way line of said Main Street; thence along and upon said east right-of-way line, North 00°26'03" West for a distance of 274.65' to the Point-of-Beginning.

The sale of the Land shall be together with all buildings, improvements and fixtures located thereon, together with any easements and servient estates appurtenant thereto, and subject only to (a) any zoning and other applicable ordinances; (b) any mineral reservations of record; (c) any covenants or restrictions of record; (d) any easements of record; and (e) any real estate taxes or special assessments, or installments thereof.  The Land together with the above-referenced improvements, fixtures and appurtenances shall hereinafter be referred to as the “Property.”

2.	PURCHASE PRICE. The purchase price for the Property shall be $1,700,000.00 (the “Purchase Price”), payable in cash or its equivalent at Closing.

3.
CLOSING.  Closing shall occur on the date hereof or as promptly as practicable thereafter, but no later than October 2, 2014 (the “Closing” or “Closing Date”).  The Seller’s attorneys, Belin McCormick, P.C., shall act as closing agent for purposes of the Closing.  Possession shall be delivered to Buyer on the Closing Date subject to the terms and conditions of this Purchase Offer.  The Seller shall pay the transfer tax associated with recording the Warranty Deed.  The rent under the Lease shall be prorated to the date of Closing.

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4.	DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING. At or prior to the Closing, Seller shall deliver to Buyer any of the following which may be applicable to the Property:

A)
General Warranty Deed to Buyer in recordable form conveying good and marketable title in fee simple to the Property, buildings, improvements and fixtures, free and clear of all Liens (as defined in the SPA), subject only to the matters set forth in subparagraphs (a) through (e) of Paragraph 1 above, together with a Declaration of Value and Groundwater Hazard Statement in recordable form.

B)
All other documents affecting title to and/or possession of the Property and necessary or desirable to transfer the same to Buyer, including without limitation (i) the documents referred to in Paragraph 6 below, and (ii) an Owner Lien Affidavit executed by Seller in the form acceptable to Commonwealth Land Title Insurance Company as required for Buyer to obtain title insurance for the Property under the Commitment for Title Insurance dated September 12, 2014 (a copy of which has been provided to Seller).

C)	A closing statement mutually acceptable to Buyer and Seller.

5.
REAL ESTATE TAXES.  Because Buyer, as Tenant, is responsible for the real estate taxes under the Lease, there shall be no credit or proration from Seller of real estate taxes or special assessments at Closing.  Buyer shall be responsible for payment of all real estate taxes and special assessments after the date of Closing.

6.
ABSTRACT OF TITLE.  Seller has delivered to Buyer the abstract of title for the Land, continued to September 12, 2014, and will deliver a “gap search” at time of Closing revealing the absence of any intervening liens or encumbrances occurring after September 12, 2014.  The abstract of title for the Land shall belong to Buyer at Closing.

7.
CONDITION OF PROPERTY.  Seller is selling and Buyer is purchasing the Property in an “AS IS PHYSICAL CONDITION WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE”, except (a) as may be stated in the SPA, and (b) the buildings and structures located on the Property used in the businesses and operations of the Companies (as defined in the SPA) are sufficient for the continued conduct of the businesses and operations of the Companies after the Closing in substantially the same manner as conducted prior to the Closing.

8.
INSURANCE.  Under the existing Lease for the premises, Buyer, as the tenant, is required to provide casualty insurance covering the improvements to the Land and Buyer agrees to maintain, until the date of possession, existing casualty insurance policies insuring the property against loss by fire, tornado and other causalities customarily covered by extended coverage on all buildings and improvements now or hereafter placed on said property to the date of possession. Buyer shall bear the risk of loss or damage to the Property occurring prior to possession.

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9.
CARE AND MAINTENANCE OF THE PROPERTY.  Buyer currently has possession of the Premises under the existing Lease.  Buyer shall preserve the Property in its condition as of the date this Purchase Offer is fully executed through the Closing.

10.
REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that no Person is in possession of, or has the right of use or occupancy of any portion of, any of the Property, other than Buyer under the Lease, and no part of the Property has been condemned or otherwise taken by any Governmental Authority (as defined in the SPA) and, to Seller’s knowledge, no such condemnation or taking is threatened or contemplated.

11.
REMEDIES.  If Seller defaults in the performance of this Purchase Offer and Buyer does not cancel this Purchase Offer, Seller acknowledges the Real Property is unique and that money damages to Buyer in the event of default may be inadequate.  Accordingly, Buyer shall have the right, in addition to all other remedies available at law or equity, to apply for and to receive from a court of competent jurisdiction equitable relief by way of specific performance to enforce performance of the terms of this Purchase Offer, plus reimbursement for costs, including reasonable attorney fees, incurred in the securing of any such relief.  If Buyer fails to purchase the Property when it is obligated to do so under the terms of this Purchase Offer, and provided Seller is not in default hereunder, then Seller shall be entitled to terminate this Purchase Offer and seek monetary damages or specific performance, in its discretion, plus reimbursement for costs, including reasonable attorney fees, incurred in the securing of any such relief

12.
REAL ESTATE BROKER.  Neither party has used the services of a real estate agent or broker in connection with this transaction. Seller agrees to indemnify Buyer and hold Buyer harmless from any claim by any real estate agent or broker arising out of or related to this transaction between Seller and Buyer.

13.	ASSIGNMENT. The rights of Buyer hereunder shall not be assignable unless Seller approves the assignment in writing.

14.
USE OF PURCHASE PRICE.  At the time of Closing, funds of the Purchase Price for the Property may be used to pay delinquent taxes and other liens on, and to acquire outstanding interests, if any, of others in the Property.

15.	CONTRACT BINDING ON SUCCESSORS. This Purchase Offer shall inure to the benefit of and be binding upon the parties, their successors and assigns.

16.	TIME OF THE ESSENCE. Time is of the essence in the performance of this Purchase Offer.

17.	CONSTRUCTION. Words and phrases shall be construed in the singular or plural number, and as masculine, feminine or neuter gender, according to the context.

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18.
NOTICES.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid, addressed as set forth in the SPA.

19.
LEASE TERMINATION. Seller and Buyer hereby agree that effective at the Closing any lease agreement by and between Seller and Buyer for the Property is hereby terminated and of no further force or effect, and the parties shall have no obligations thereunder.

20.
1031 EXCHANGE.  In the event of the assignment by Seller of this agreement to the Qualified Intermediary as set forth in regulations issued pursuant to Section 1031 of the Internal Revenue Code of 1986, all payments to be made by Buyer under this Agreement shall be made to or as directed by the Qualified Intermediary in order to permit the premises to constitute relinquished property in a tax free exchange by Seller.  Buyer shall cooperate with Seller by executing such other documents as may be reasonably required in connection with such exchange provided the Buyer shall not be required to incur any additional costs in connection therewith and provided further that buyer shall not be required to accept title to any real estate other than the premises.

21.
EXECUTION OF ADDITIONAL DOCUMENTS.  Seller and Buyer will, at any time and from time to time after the Closing, upon the reasonable request of the other party, execute, acknowledge and deliver all further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary or desirable to carry out the purposes of this Agreement, and to transfer and vest title to the Property being transferred hereunder, and to protect the right, title, and interest in and enjoyment of all of the Property assigned, transferred and conveyed pursuant to this Agreement; provided, however, this Agreement shall be effective regardless of whether any such additional documents are executed.

Signature Page Follows

5

Signed: October 2, 2014.

BUYER:
Barr-Nunn Transportation, Inc.

By:
Rene Beacom, President

Signed: October 2, 2014.

SELLER:
Barr-Nunn Enterprises, Ltd.

By:
Jane E. Sturgeon, Chief Executive Officer

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EXHIBIT D
Real Estate Purchase Agreement – Office Building

PURCHASE OFFER AND ACCEPTANCE
(Office Building, Granger, Iowa)

THIS PURCHASE OFFER AND ACCEPTANCE (hereinafter “Purchase Offer”) is made this 1st day of October, 2014, by and between BARR-NUNN TRANSPORTATION, INC., an Iowa corporation (“Buyer”) to STURGEON DEVELOPMENT, L.C., an Iowa limited liability company (“Seller”), in regards to the below-described real property.

RECITALS

A.
Knight Transportation, Inc., an Arizona corporation (“Knight”), Buyer, Barr-Nunn Logistics, Inc., an Iowa corporation (“BNL”), Sturgeon Equipment, Inc., an Iowa corporation (“SE” and, collectively with Buyer and BNL, the “Companies” and individually, a “Company”), and Barr-Nunn Enterprises, Ltd. have entered into a certain Stock Purchase Agreement dated October 1, 2014 (the “SPA”), by which Knight has agreed to purchase all the issued and outstanding shares of stock of the Companies, on the terms and conditions set forth therein.

B.
Seller owns and leases to Buyer under a current lease (the “Lease”) certain real property located in Granger, Iowa, commonly referred to as the Barr-Nunn Office Building, and the SPA provides that Seller and Buyer shall contract separately to purchase and sell such real estate at a closing occurring shortly after the Closing under the SPA.

C.
In accordance with the terms and conditions set forth in this Purchase Offer and certain terms of the SPA, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of Seller’s right, title and interest in and to the real property described herein.

D.	All capitalized terms, unless otherwise defined in this Purchase Offer, shall have the meanings ascribed to them in the SPA.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and the SPA, the parties agree as follows:

1.	PURCHASE OF PROPERTY AND IMPROVEMENTS. Buyer hereby agrees to buy, upon and subject to the terms and conditions set forth in this Purchase Offer, the real property described as follows (the “Land”):

Lot 3 in CORRECTED FINAL PLAT OF OAK CREEK PLAT 2, an Official Plat, now in and forming a part of the City of Granger, in Dallas County, State of Iowa

The sale of the Land shall be together with all buildings, improvements and fixtures located thereon, together with any easements and servient estates appurtenant thereto, and subject only to (a) any zoning and other applicable ordinances; (b) any mineral reservations of record; (c) any covenants or restrictions of record; (d) any easements of record; and (e) any real estate taxes or special assessments, or installments thereof.  The

Land together with the above-referenced improvements, fixtures and appurtenances shall hereinafter be referred to as the “Property.”

2.	PURCHASE PRICE. The purchase price for the Property shall be $2,400,000.00 (the “Purchase Price”), payable in cash or its equivalent at Closing.

3.
CLOSING.  Closing shall occur on the date hereof or as promptly as practicable thereafter, but no later than October 2, 2014 (the “Closing” or “Closing Date”).  The Seller’s attorneys, Belin McCormick, P.C., shall act as closing agent for purposes of the Closing.  Possession shall be delivered to Buyer on the Closing Date subject to the terms and conditions of this Purchase Offer.  The Seller shall pay the transfer tax associated with recording the Warranty Deed.  The rent under the Lease shall be prorated to the date of Closing.

4.	DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING. At or prior to the Closing, Seller shall deliver to Buyer any of the following which may be applicable to the Property:

A)
General Warranty Deed to Buyer in recordable form conveying good and marketable title in fee simple to the Property, buildings, improvements and fixtures, free and clear of all Liens (as defined in the SPA), subject only to the matters set forth in subparagraphs (a) through (e) of Paragraph 1 above, together with a Declaration of Value and Groundwater Hazard Statement in recordable form.

B)
All other documents affecting title to and/or possession of the Property and necessary or desirable to transfer the same to Buyer, including without limitation (i) the documents referred to in Paragraph 6 below, (ii) a copy of Seller's Articles of Organization and Operating Agreement, and (iii) an Owner Lien Affidavit executed by Seller in the form acceptable to Commonwealth Land Title Insurance Company as required for Buyer to obtain title insurance for the Property under the Commitment for Title Insurance dated September 12, 2014 (a copy of which has been provided to Seller).

C)	A closing statement mutually acceptable to Buyer and Seller.

5.
REAL ESTATE TAXES.  Because Buyer, as Tenant, is responsible for the real estate taxes under the Lease, there shall be no credit or proration from Seller of real estate taxes or special assessments at Closing.  Buyer shall be responsible for payment of all real estate taxes and special assessments after the date of Closing.

6.
ABSTRACT OF TITLE.  Seller has delivered to Buyer the abstract of title for the Land, continued to September 12, 2014, and will deliver a “gap search” at time of Closing revealing the absence of any intervening liens or encumbrances occurring after September 12, 2014.  The abstract of title for the Land shall belong to Buyer at Closing.

2

7.
CONDITION OF PROPERTY.  Seller is selling and Buyer is purchasing the Property in an “AS IS PHYSICAL CONDITION WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE”, except (a) as may be stated in the SPA, and (b) the buildings and structures located on the Property used in the businesses and operations of the Companies (as defined in the SPA) are sufficient for the continued conduct of the businesses and operations of the Companies after the Closing in substantially the same manner as conducted prior to the Closing.

8.
INSURANCE.  Under the existing lease for the premises, Buyer, as the tenant, is required to provide casualty insurance covering the improvements to the Land and Buyer agrees to maintain, until the date of possession, existing casualty insurance policies insuring the property against loss by fire, tornado and other causalities customarily covered by extended coverage on all buildings and improvements now or hereafter placed on said property to the date of possession. Buyer shall bear the risk of loss or damage to the Property occurring prior to possession.

9.
CARE AND MAINTENANCE OF THE PROPERTY.  Buyer currently has possession of the Premises under the existing Lease.  Buyer shall preserve the Property in its condition as of the date this Purchase Offer is fully executed through the Closing.

10.	REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

A)	Seller is a limited liability company duly organized and validly existing under the laws of the State of Iowa and has all requisite limited liability company power and authority to own the Property.

B)	Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

C)
This Agreement has been duly executed and delivered by Seller, and assuming that this Agreement is the valid and binding agreement of Buyer, this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies.

D)
This Agreement, and the consummation of all transactions contemplated herein, will not result in a breach or violation of any agreement, trust, judgment or administrative order by which the Seller is bound or obligated.

E)
No Person is in possession of, or has the right of use or occupancy of any portion of, any of the Property, other than Buyer under the Lease, and no part of the Property has been condemned or otherwise taken by any Governmental Authority (as defined in the SPA) and, to Seller’s knowledge, no such condemnation or taking is threatened or contemplated.

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11.
REMEDIES.  If Seller defaults in the performance of this Purchase Offer and Buyer does not cancel this Purchase Offer, Seller acknowledges the Real Property is unique and that money damages to Buyer in the event of default may be inadequate.  Accordingly, Buyer shall have the right, in addition to all other remedies available at law or equity, to apply for and to receive from a court of competent jurisdiction equitable relief by way of specific performance to enforce performance of the terms of this Purchase Offer, plus reimbursement for costs, including reasonable attorney fees, incurred in the securing of any such relief.  If Buyer fails to purchase the Property when it is obligated to do so under the terms of this Purchase Offer, and provided Seller is not in default hereunder, then Seller shall be entitled to terminate this Purchase Offer and seek monetary damages or specific performance, in its discretion, plus reimbursement for costs, including reasonable attorney fees, incurred in the securing of any such relief

12.
REAL ESTATE BROKER.  Neither party has used the services of a real estate agent or broker in connection with this transaction. Seller agrees to indemnify Buyer and hold Buyer harmless from any claim by any real estate agent or broker arising out of or related to this transaction between Seller and Buyer.

13.	ASSIGNMENT. The rights of Buyer hereunder shall not be assignable unless Seller approves the assignment in writing.

14.
USE OF PURCHASE PRICE.  At the time of Closing, funds of the Purchase Price for the Property may be used to pay delinquent taxes and other liens on, and to acquire outstanding interests, if any, of others in the Property.

15.	CONTRACT BINDING ON SUCCESSORS. This Purchase Offer shall inure to the benefit of and be binding upon the parties, their successors and assigns.

16.	TIME OF THE ESSENCE. Time is of the essence in the performance of this Purchase Offer.

17.	CONSTRUCTION. Words and phrases shall be construed in the singular or plural number, and as masculine, feminine or neuter gender, according to the context.

18.
NOTICES.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid, addressed as set forth in the SPA.

19.
LEASE TERMINATION. Seller and Buyer hereby agree that effective at the Closing any lease agreement by and between Seller and Buyer for the Property is hereby terminated and of no further force or effect, and the parties shall have no obligations thereunder.

20.
1031 EXCHANGE.  In the event of the assignment by Seller of this agreement to the Qualified Intermediary as set forth in regulations issued pursuant to Section 1031 of the Internal Revenue Code of 1986, all payments to be made by Buyer under this Agreement shall be made to or as directed by the Qualified Intermediary in order to permit the

4

premises to constitute relinquished property in a tax free exchange by Seller.  Buyer shall cooperate with Seller by executing such other documents as may be reasonably required in connection with such exchange provided the Buyer shall not be required to incur any additional costs in connection therewith and provided further that buyer shall not be required to accept title to any real estate other than the premises.

21.
EXECUTION OF ADDITIONAL DOCUMENTS.  Seller and Buyer will, at any time and from time to time after the Closing, upon the reasonable request of the other party, execute, acknowledge and deliver all further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary or desirable to carry out the purposes of this Agreement, and to transfer and vest title to the Property being transferred hereunder, and to protect the right, title, and interest in and enjoyment of all of the Property assigned, transferred and conveyed pursuant to this Agreement; provided, however, this Agreement shall be effective regardless of whether any such additional documents are executed.

Signature Page Follows

5

Signed: October 1, 2014.

BUYER:
Barr-Nunn Transportation, Inc.

By:
Rene Beacom, President

Signed: October 1, 2014.

SELLER:
Sturgeon Development, L.C.

By:
Jane E. Sturgeon, Manager

6

EXHIBIT E
Net Working Capital

BARR-NUNN ENTERPRISES,  LTD. AND SUBSIDIARIES
Balance Sheet

	9/30/2013	10/31/2013	11/30/2013	12/31/2013	1/31/2014	2/28/2014	3/31/2014	4/30/2014	5/31/2014	6/30/2014	7/31/2014	8/31/2014	(9-30-13 thru 8-31-14) TTM Avrg
CURRENT ASSETS Cash & Cash Equivalents (1)	$7,484,650	$7,193,436	$7,143,149	$7,900,799	$8,135,133	$9,465,863	$9,388,236	$8,785,339	$10,017,628	$9,770,382	$11,438,538	$11,524,029	$9,020,599
Less: Cash & Cash Equivalents	$(7,484,650)	$(7,193,436)	$(7,143,149)	$(7,900,799)	$(8,135,133)	$(9,465,863)	$(9,388,236)	$(8,785,339)	$(10,017,628)	$(9,770,382)	$(11,438,538)	$(11,524,029)	(9,020,599)
Employee Advances/Loans	35,375	49,684	22,236	30,635	20,563	21,574	32,860	40,479	20,586	31,427	43,647	22,547	30,968
Lease Receivable - Current Portion	1,188,846	1,018,839	969,978	822,639	762,748	753,621	662,661	654,579	626,510	601,680	631,018	524,857	768,165
A/R Less Allow for Doubtful Accounts	16,150,753	16,568,943	16,015,725	11,971,171	12,784,184	11,867,349	12,529,077	12,610,462	12,416,723	13,461,832	11,952,359	11,941,422	13,355,833
Less: Related Party Receivable - Shareholders	(4,265,465)	(4,265,465)	(4,265,465)	0	(592,886)	(644,679)	(656,337)	(683,732)	(682,959)	(694,889)	(694,889)	(694,889)	(1,511,805)
Less: Trac/Trlr Disposal Proceeds Receivable	(205,780)	(148,280)	0	0	(160,813)	0	0	0	0	0	0	0	(42,906)
Inventory	290,151	290,151	290,151	391,169	391,169	391,169	391,169	391,169	391,169	391,169	391,169	391,169	365,915
Prepaid License, UseTax & Other	556,251	463,037	1,286,020	1,170,412	1,071,599	959,338	851,392	754,929	643,311	540,605	720,379	651,355	805,719
Prepaid Insurance	146,313	106,251	571,207	533,486	481,516	429,651	448,140	396,127	344,113	313,640	261,627	209,614	353,474
Prepaid Tires	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000
Less: Prepaid Tires	(20,000)	(20,000)	(20,000)	(20,000)	(20,000)	(20,000)	(20,000)	(20,000)	(20,000)	(20,000)	(20,000)	(20,000)	(20,000)
ADJ TOTAL CURRENT ASSETS	13,896,444	14,083,160	14,889,852	14,919,512	14,758,080	13,778,023	14,258,962	14,164,013	13,759,453	14,645,464	13,305,310	13,046,075	14,125,362

CURRENT LIABILITIES
Current Portion L-T Liabilities	$8,412,101	$8,733,529	$8,701,110	$7,197,976	$5,542,754	$6,903,861	$6,839,990	$6,806,793	$6,707,177	$6,695,451	$7,403,903	$7,392,933	$7,278,132
Less: Current Portion L-T Liabilities	$(8,412,101)	$(8,733,529)	$(8,701,110)	$(7,197,976)	$(5,542,754)	$(6,903,861)	$(6,839,990)	$(6,806,793)	$(6,707,177)	$(6,695,451)	$(7,403,903)	$(7,392,933)	$(7,278,132)
Accounts Payable	5,777,232	4,141,031	4,812,373	4,854,735	4,631,233	5,218,600	4,901,334	4,005,681	3,870,752	4,683,804	4,435,846	4,840,366	4,681,082
Accrd Wages & Withholding	765,923	1,053,766	780,037	799,951	954,335	862,030	848,557	1,074,403	960,202	948,590	1,305,101	1,002,438	946,278
Accrued Paid Time Off	484,580	536,714	532,184	527,577	518,369	553,658	572,315	636,239	640,664	707,970	688,921	614,848	584,503
Accrued Interest Payable	25,968	25,509	24,752	26,804	24,794	23,735	23,492	22,688	19,969	21,384	20,889	28,483	24,039
Less: Accrued Interest Payable	(25,968)	(25,509)	(24,752)	(26,804)	(24,794)	(23,735)	(23,492)	(22,688)	(19,969)	(21,384)	(20,889)	(28,483)	(24,039)
Deferred Gain Liability - Current Portion (2)	487,243	429,850	395,891	335,854	309,724	299,895	265,751	263,664	253,448	250,273	262,934	235,979	315,876
ADJ TOTAL CURRENT LIABILITIES	7,514,978	6,161,361	6,520,485	6,518,117	6,413,661	6,934,183	6,587,957	5,979,987	5,725,066	6,590,637	6,692,802	6,693,631	6,527,739

Net Working Capital	6,381,466	7,921,799	8,369,367	8,401,395	8,344,419	6,843,840	7,671,005	8,184,026	8,034,387	8,054,827	6,612,508	6,352,444	7,597,624
													(1,245,180)
													NWC Adj

(1) Anything to the contrary notwithstanding, BNT will retain an amount of cash equal to the amount covered by outstanding checks, with the net result being as reflected above in Net Working Capital.
(2) Deferred Gain Liability - Current Portion will be retained on a pro forma basis for purposes of the Net Working Capital calculation as discussed in Item 18 of the Earnout Rules attached as Exhibit B to the Stock Purchase Agreement.

EXHIBIT F
Restrictive Covenant Agreement

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (this “Agreement”) is executed and delivered as of October1, 2014, by and among Knight Transportation, Inc., an Arizona corporation (“Buyer”), Robert M. Sturgeon, an individual, Jane E. Sturgeon, an individual, and Barr-Nunn Enterprises, Ltd., an Iowa corporation (“BNE” or “Seller”).

WHEREAS, Buyer, Barr-Nunn Transportation, Inc., an Iowa corporation (“BNT”), Barr-Nunn Logistics, Inc., an Iowa corporation (“BNL”), Sturgeon Equipment, Inc., an Iowa corporation (“SE” and, collectively with BNT and BNL, the “Companies” and individually, a “Company”), Seller, and Jane E. Sturgeon, in her capacity as Seller’s Representative have entered into a Stock Purchase Agreement, dated of even date herewith (the “Stock Purchase Agreement”) pursuant to which Buyer has agreed to acquire all of the outstanding Company Stock;

WHEREAS, the individual Restricted Persons (as hereinafter defined) are the equity holders of Seller and and the Restricted Persons will receive substantial benefits from the payment of the Aggregate Closing Consideration and the performance of other obligations under the Stock Purchase Agreement by Buyer and the Companies after the Closing;

WHEREAS, each Restricted Person possesses valuable relationships, knowledge, and/or information concerning the business of the Companies that could be used to compete with the Companies and thereby diminish the financial return that Buyer realizes as a result of the contemplated transaction;

WHEREAS, Buyer is willing to pay the Aggregate Closing Consideration and proceed with the transactions contemplated by the Stock Purchase Agreement because of the Companies’ customer, driver, contractor, employee and agent relationships, and that the same may be severely and irreparably harmed by competition from such Restricted Person;

WHEREAS, Buyer is willing to purchase the Company Stock from Seller only on the condition that each Restricted Person enters into this Agreement to protect Buyer’s legitimate interests in the business of the Companies; and

WHEREAS, each Restricted Person agrees that the restrictive covenants contained in this Agreement are reasonable and necessary to induce Buyer to enter into the Stock Purchase Agreement and consummate the transactions contemplated in the Stock Purchase Agreement.

NOW, THEREFORE, each Restricted Person agrees as follows:

1.           Certain Definitions.

a.	For purposes of this Agreement:

i.           “Competitive Business” means the interstate or intrastate transportation of freight by truck (motor carrier) and/or arranging for the interstate or intrastate transportation of freight by truck (brokerage), in each case using dry van, flat bed, or refrigerated trailers, or any intermodal, drayage, logistics, freight forwarding, or LTL parcel business, or any combination thereof, and specifically including any business conducted by any Company, Buyer, or Buyer’s Affiliates as of or within six months prior to the Closing Date;

ii.           “Restricted Person” means Robert M. Sturgeon, Jane E. Sturgeon, and BNE; and

iii.           “Restricted Period” means the period from the Closing Date through the fifth (5th) anniversary of the Closing Date.

b.           All other capitalized terms used herein but not otherwise defined will have the meanings set forth in the Stock Purchase Agreement.

2.           Restrictive Covenants.  In consideration of the Closing and the transactions contemplated by the Stock Purchase Agreement, each Restricted Person agrees, jointly and severally with each other Restricted Person, to abide by the following restrictive covenants:

a.           Non-Competition.  For the Restricted Period, each Restricted Person will not, and his or her respective Affiliates will not, directly or indirectly through another Person, without the prior written consent of Buyer, which may be withheld in Buyer’s sole and absolute discretion, directly or indirectly engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, serve as an agent, officer, director or consultant to, be associated with or in any manner connected with, lend his or her name or any similar name to, lend his or her credit or render services or advice to, any Competitive Business anywhere in North America, provided, however, that nothing herein will be deemed to prevent any Restricted Person from acquiring through market purchases and owning, solely as an investment, less than two percent (2%) in the aggregate of the equity securities of any entity that derives more than fifty percent (50%) of its gross revenues from the conduct of any Competitive Business, whose shares are registered under Section 12(b) or Section 12(g) of the Exchange Act, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on any system of automated dissemination of quotations of securities prices in common use, so long as such Restricted Person is not directly or indirectly a member of any “control group” (within the meaning of the rules and regulations of the SEC) or any such issuer; and provided further, however, that nothing herein will be deemed to prevent any Restricted Person from acquiring through market purchases and owning, solely as an investment, any shares, units or other interest in a mutual fund, exchange-traded fund, unit investment trust, or similar investment vehicle whose holdings include investments in any Competitive Business or any entity involved in a Competitive Business.

b.           Non-Solicitation. In consideration of the Closing and the transactions contemplated by the Stock Purchase Agreement, for the Restricted Period, each Restricted Person will not, and his or her respective Affiliates will not, directly or indirectly through another Person, without the prior written consent of Buyer, which may be withheld in Buyer’s sole and absolute discretion:

i.           whether for a Restricted Person’s own account or for the account of another Person, solicit any Competitive Business from any Person that is or was in the twelve (12) months prior to such solicitation a customer of any Company, Buyer or any Subsidiary or Affiliate of any Company or Buyer;

ii.           whether for a Restricted Person’s own account or the account of any other Person, solicit, employ or otherwise engage as an employee, independent contractor, agent or otherwise, any Person who is or was at any time within the previous twelve (12) months an employee,
Restricted Person Initials _____   _____

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independent contractor, agent or otherwise engaged with any Company, Buyer or any Subsidiary or Affiliate of any Company or Buyer to terminate his, her or its employment, engagement or relationship with such Company, Buyer or any Subsidiary or Affiliate of such Company or Buyer; or

iii.           at any time interfere with any Company’s or Buyer’s or any Affiliate of a Company or Buyer’s relationship with any Person, including any Person who was at any time within the previous twelve (12) months an employee, contractor, supplier, agent or customer of any Company, Buyer or any Subsidiary or Affiliate of any Company or Buyer, including, without limitation, soliciting, encouraging, advising or influencing such Person(s) to discontinue or reduce the extent of such relationship.

c.           Non-Disclosure.  For the applicable Restricted Period each Restricted Person will not, and his or her respective Affiliates will not, directly or indirectly through another Person, without the prior written consent of Buyer, which may be withheld in Buyer’s sole and absolute discretion:

i.           disparage any Company, Buyer, or any of their Subsidiaries, Affiliates, stockholders, directors, officers, employees or agents; or

ii.           divulge, communicate, use to the detriment of any Company, Buyer or any Subsidiary or Affiliate of any Company or Buyer or for the benefit of any other Person(s), or misuse in any way, any confidential information or trade secrets pertaining to any Company, Buyer or any Subsidiary or Affiliate of any Company or Buyer.

3.           Scope and Reasonableness.  Each Restricted Person hereby acknowledges and agrees that the restrictive covenants contained in this Agreement are reasonable and necessary to induce Buyer to enter into the Stock Purchase Agreement and consummate the transactions contemplated thereby, and that the scope of the restrictions set forth in the restrictive covenants herein are reasonably tailored, and not broader than necessary, to protect the legitimate business interests of Buyer, and do not prevent or preclude the Restricted Person from earning a suitable livelihood.

4.           Remedies for Breach of Agreement.  Each Restricted Person acknowledges that the injury that would be suffered by Buyer as a result of a breach of the provisions of this Agreement would be irreparable and that the award of monetary damages for such breach would be an inadequate remedy.  Consequently, Buyer will have the right, in addition to, and not in limitation of, any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provisions of this Agreement, and Buyer will not be obligated to post bond or other security in seeking such relief.

5.           Termination of this Agreement.   This Agreement shall terminate and be of no further force and effect from and after the fifth (5th) anniversary of the Closing Date.  Notwithstanding the termination of this Agreement, the Restricted Persons shall remain liable to Buyer for a period of one (1) year after termination of this Agreement for any violation of this Agreement that occurred prior to the termination of this Agreement.

6.           Separate Agreement. The covenants set forth in this Agreement will be deemed and construed as a separate agreement independent of any provisions of the Stock Purchase Agreement or any other agreement between Buyer and a Restricted Person or any Affiliate of a Restricted Person.  The
Restricted Person Initials _____   _____

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existence of any claim or cause of action by a Restricted Person (directly or indirectly), whether predicated on the Stock Purchase Agreement or otherwise, will not constitute a defense to the enforcement by Buyer of the covenants of this Agreement.

7.           Severability.  If any term or provision of this Agreement will be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, and such determination will become final, such provision or portion will be deemed to be severed or limited, but only to the extent required to render the remaining terms and provisions of this Agreement enforceable.  This Agreement as thus amended will be enforced so as to give effect to the intention of the parties insofar as that is possible.  In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

8.           Choice of Law, Jurisdiction, and Venue.  This Agreement will in all respects be interpreted, enforced, and governed by the laws of the State of Iowa, regardless of its principles regarding conflicts of law or the principles of conflicts of law of any other jurisdiction.  The parties intend to and hereby confer jurisdiction to enforce the obligations set forth in this Agreement upon the courts of any jurisdiction within the United States in which a breach of such obligations occurred.  Each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objections to venue laid therein.

9.           Entire Agreement.  This Agreement constitutes the entire agreement between the Parties and supersedes all prior negotiations, understandings, and agreements concerning the subject matter hereof, provided, however, that nothing herein will supersede or nullify any obligations undertaken by each Restricted Person under the Stock Purchase Agreement.  This Agreement will not be amended or modified except in a writing signed by the Restricted Person and Buyer.

7.           Restricted Person’s Acknowledgment.  Each Restricted Person acknowledges that he or she has carefully read and understands the terms and conditions of this Agreement; is signing this Agreement knowingly and voluntarily of his or her own free will, without any duress, coercion, or undue influence by any other person or entity, and agrees that he or she has not relied on any statement by anyone associated with the Companies or Buyer that is not contained in this Agreement in deciding to sign this Agreement.

[Signature Page Follows]

Restricted Person Initials _____   _____

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IN WITNESS WHEREOF, the parties hereto have executed this Restrictive Covenant Agreement as of the date first written above.

BUYER:

Knight Transportation, Inc.

By:
Name:	Kevin Knight
Title:	Chief Executive Officer

RESTRICTED PERSONS:

Robert M. Sturgeon

Jane E. Sturgeon

Barr-Nunn Enterprises, Ltd., an Iowa corporation

By:
Name:	Jane E. Sturgeon
Title:	Chief Executive Officer

EXHIBIT G
Guaranty

LIMITED GUARANTY AGREEMENT

This Limited Guaranty Agreement (“Guaranty”), dated as of October 1, 2014, is hereby entered into by Robert M. Sturgeon, a resident of Iowa, and Jane E. Sturgeon, a resident of Iowa (each hereinafter referred to individually as “Guarantor” and, together, as “Guarantors”), to and for the benefit of Knight Transportation, Inc., an Arizona corporation (“Buyer”), its successors or assigns.

W I T N E S S E T H:

WHEREAS, Robert M. Sturgeon and Jane E. Sturgeon are the sole shareholders of Barr-Nunn Enterprises, Ltd., an Iowa corporation (“Seller”), and Seller is the sole shareholder of each of the following companies: Barr-Nunn Transportation, Inc., an Iowa corporation (“BNT”), Barr-Nunn Logistics, Inc., an Iowa corporation (“BNL”), and Sturgeon Equipment, Inc., an Iowa corporation (“SE” and, collectively with BNT and BNL, the “Companies” and each individually is a “Company”),

WHEREAS, Buyer, Seller, BNT, BNL, SE and Jane E. Sturgeon as Seller’s Representative have entered into that certain Stock Purchase Agreement, dated as of the date hereof (the “Agreement”); and

WHEREAS, Buyer has required, as a condition of purchasing the Company Stock of the Companies from Seller pursuant to the Agreement, that the Guarantors guarantee the payment and performance by Seller of its obligations under the Agreement.

NOW, THEREFORE, to induce Buyer to purchase the Company Stock under the Agreement, and intending to be legally bound hereby, Guarantor hereby covenants and agrees as follows:

1.	Capitalized terms used herein and not otherwise defined shall have the meanings as assigned thereto in the Agreement.

2.
The Guarantors hereby guarantee to Buyer, jointly and severally, absolutely and unconditionally, and do hereby become surety for, the due performance including, but not limited to, the full, prompt and punctual payment and performance, as and when due, of all present and future obligations or liabilities of Seller arising under or in connection with the Agreement and the other Transaction Documents, whether absolute or contingent, and whether for settlement amounts, expenses, indemnification or otherwise, collectively, the “Obligations”).

3.
The Guarantors agree that this is a guaranty of performance and payment when due and not merely of collection and that, if Seller shall fail to perform any of the Obligations in accordance with its terms, Guarantors unconditionally and irrevocably covenant and agree that, subject to the limitation in Paragraph 19, Guarantors shall pay to Buyer funds sufficient to satisfy the Obligations.  If the Guarantors have received notice from Buyer that Seller has failed to timely pay any Obligations, Guarantors shall, promptly on the written request of Buyer (but in no event more than ten (10) business days after receiving such notice), pay to Buyer all amounts due with respect to the Obligations pursuant to the terms of this Guaranty.  Buyer may enforce this Guaranty against any Guarantor without any prior enforcement of the Obligations or any security therefor.

4.
Guarantors shall not be released by any act or thing which might, but for the provision of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor.  Notwithstanding anything to the contrary contained herein, and without limiting the generality of the foregoing, neither Guarantor’s obligations hereunder shall be discharged except by the full and complete payment and performance of the Obligations, irrespective of (i) any claim as to the validity, regularity or enforceability of this Guaranty or any Transaction Document; (ii) purported lack of authority of Seller or the Companies to execute or deliver any Transaction Document; (iii) any change in the time, manner or place of payment of, or in any other term of, or amendment to, any Transaction Document; (iv) any waiver or consent by Buyer with respect to any provisions of any Transaction Document or this Guaranty or any compromise or release of any of the obligations thereunder or the obligations of any other Guarantor hereunder; (v) the absence of any action (A) to enforce any Transaction Document against Seller, (B) to enforce this Guaranty against any other Guarantor, (C) to recover any judgment against Seller or any other Guarantor, or (D) to enforce a judgment against Seller, or any Guarantor under any Transaction Document or this Guaranty; or (v) any impairment, furnishing, exchange or release of, or failure to perfect or enforce any security interest in, collateral securing any Transaction Document, if any, or (vi) any other circumstance (other than full payment or performance) which might otherwise constitute a legal or equitable discharge or defense of a guarantor generally.

5.
Guarantors hereby agree that this Guaranty is continuing in nature and shall survive and continue in full force notwithstanding the dissolution or liquidation of, or the bankruptcy, insolvency, reorganization or similar proceedings involving Seller, or any change or other occurrence whatsoever affecting the obligations and liabilities of Seller regardless of when any obligations or liabilities to Buyer may accrue or be deemed to accrue.

6.
Guarantors hereby agree that this Guaranty contains the entire agreement between the parties with respect to the subject matter hereof and there is and can be no other oral or written agreement or understanding whereby the provisions of this Guaranty have been or can be affected, varied, waived or modified in any manner unless the same be set forth in writing and signed by Buyer and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Guarantors agree that no failure or delay on the part of Buyer to exercise any of its rights, powers or privileges under this Guaranty shall be a waiver of such rights, powers or privileges or a waiver of any default, nor shall any single or partial exercise of any of Buyer’s rights, powers or privileges preclude other or further exercises thereof or the exercise of any other right, power or privilege or be construed as a waiver of any default.

7.
The liability of Guarantors hereunder shall in no way be affected or impaired by, and Buyer is hereby expressly authorized to make from time to time without notice to Guarantors, any (i) sale, pledge, surrender, subordination, compromise, settlement, release, renewal, extension, indulgence, alteration, substitution, exchange, change in,

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modification or other disposition of the Agreement, any evidence thereof, or any security or collateral therefor; (ii) acceptance by Buyer of security for or other guarantors of any Obligations; or (iii) failure, neglect or omission to realize upon or protect any Obligations, or any collateral or security therefor, or to exercise any lien upon or right of appropriation of any moneys, credits or property toward the litigation of the Obligations, or by any application of payments or credits thereon.

8.
In no event shall Buyer be required to first resort to payment from Seller (including, without limitation, by bringing an action, obtaining a judgment, or filing a claim against Seller), or to any collateral security, property, liens or other rights or remedies whatsoever, prior to enforcing this Guaranty against either Guarantor.  Each Guarantor hereby waives diligence, presentment, demand on Seller or any other Guarantor for payment or otherwise, any filing of claims, any requirement of a prior proceeding against Seller or any Guarantor and protest or notice of any kind whatsoever.  Each Guarantor agrees that if at any time (including any time after termination or expiration of this Guaranty) payment of any of the Obligations is rescinded or must be otherwise restored or returned by Buyer upon the insolvency, bankruptcy or reorganization of Seller or any other Guarantor or otherwise, such Guarantor’s obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by Buyer, all as though such payment had not been made.

9.
Any claim, including a claim for contribution, which any of the undersigned may have against a co-guarantor indebted or under liability, either direct or indirect of whatsoever nature, to Buyer, or against Seller while indebted or under liability, either direct or indirect of whatsoever nature, to Buyer, may be adjudicated, but shall not be enforced nor shall payment with respect to any such claim be made until the Obligations have been fully paid and discharged.

10.	Guarantors waive all rights of subordination to any collateral and remedies of the Buyer against Seller, and other persons, until the entire Obligations shall have been fully paid and discharged.

11.
The death or legal incapacity of either Guarantor shall not revoke this Guaranty as to such decedent or legally incapacitated person unless and until:  (1) notice of such death or legal incapacity be actually received by the Buyer, and (2) the Obligations shall be fully paid or shall have expired in accordance with the terms of the Transaction Documents.

12.
This Guaranty shall be governed by and construed in accordance with the internal laws of the State of Iowa, without reference to the conflicts of laws principles thereof.  Whenever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under said laws; provided, however, if any provision of this Guaranty shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remainder of the provisions of this Guaranty.  In particular, and without limiting the generality of the foregoing, it is intended that this Guaranty fully comply with all applicable laws relating to the subrogation rights of the

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Guarantors, but that Buyer be entitled to take full advantage of any ability of Guarantors to waive such rights to the extent permitted by law, since the credit of the Guarantors is a material inducement of the purchasing the Company Stock giving rise to the Obligations.  If any waiver by the Guarantors contained herein or any other provision of this Guaranty shall for any reason be unenforceable, such provision shall be stricken from this Guaranty without in any other manner affecting the remaining provisions hereof.

13.
Guarantors agree to pay all costs and expenses which may be incurred by Buyer, its successors and assigns, in the enforcement of this Guaranty, including, but not limited to, attorneys’ fees and expenses.

14.
If any provision hereof shall for any reason be held invalid or unenforceable, no other provision shall be affected thereby, and this Guaranty shall be construed as if the invalid or unenforceable provision had never been a part of it.

15.
All of the rights, powers and remedies hereunder and under any other agreement entered into between Guarantors and Buyer, notwithstanding whether such rights, powers and remedies arise under the Agreements or otherwise, shall be cumulative and not alternative; and such rights, powers and remedies shall be in addition to all of Buyer’s rights, powers and remedies provided by law.

16.	This Guaranty is irrevocable.

17.
Guarantors hereby agree that this Guaranty is fully assignable and transferable by Buyer to one of its Affiliates without consent of any Guarantor, but is not otherwise assignable or transferable without the consent of Guarantors; however, the duties and obligations of the Guarantors may not be delegated or transferred, whether voluntarily or by operation of law, by the Guarantors without the prior written consent of Buyer.  The rights and privileges of Buyer hereunder shall inure to the benefit of Buyer’s respective heirs, legal representatives, successors and assigns and the duties and obligations of the respective Guarantors shall bind such Guarantor’s heirs, legal representatives, successors and assigns.

18.
All notices, statements, requests and demands under this Guaranty shall be deemed effective when delivered by facsimile transmission or upon receipt when mailed by registered or certified mail (return receipt requested), postage prepaid, addressed, if to

Buyer:
Knight Transportation
20002 North 19th Avenue
Phoenix, AZ 85027
Attention: Todd Carlson

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and if to Guarantor:

Jane E. Sturgeon and Robert M. Sturgeon
13421 Douglas Parkway
Urbandale, Iowa 50323

or in accordance with the latest unrevoked written direction from either party to the other party hereto.

19.
(a) Notwithstanding any contrary provision of this Guaranty, but subject to subsections (b) and (c) of this Section 19, the liability of each Guarantor under this Guaranty shall be limited in an amount not to exceed the amount equal to the sum of the Final Aggregate Closing Consideration plus any Earnout (collectively the “Consideration”) paid to Seller pursuant to the Agreement that is subsequently included in any Distribution on or after the Closing Date, whether in cash or otherwise, made directly or indirectly by Seller to or for the benefit of any Guarantor, its Affiliates, or family members, or any trust, limited liability company, partnership, limited partnership, corporation, or other entity owned or controlled by such Persons, whether by way of distribution, dividend, purchase, acquisition, redemption, or retirement of equity interests, return of capital, compensation, or otherwise, (each such payment or other distribution is hereafter a “Distribution” and all such payments collectively the “Distributions”), but shall not include (a) any distributions from any cash on hand in Seller as of the Closing Date immediately prior to the Closing (the “Cash on Hand”) (and the first distributions of cash after Closing up to the amount of the Cash On Hand  shall be considered to be a distribution from such Cash on Hand and not a Distribution from the Consideration), (b) (i) any distribution in kind of any or all of the fifteen (15) undeveloped lots owned by the Company (the “Undeveloped Lots”), (ii) any distribution of the sale proceeds from sale of any or all of the Undeveloped Lots, (iii) any distribution in kind of any replacement property acquired by a like-kind exchange of all or any of the Undeveloped Lots, (iv) any distribution of proceeds from the sale of any such replacement property in an amount not to exceed the sale price of the original Undeveloped Lot or Lots for which such property is the replacement property, or (v) any distribution of the income derived from any such Undeveloped Lots or their replacement property, or (c) (i) any distribution of the sale proceeds from the sale of the Maintenance Facility, (ii) any distribution in kind of any replacement property acquired through a like-kind exchange of the Maintenance Facility, (iii) any distribution of the first One Million Seven Hundred Thousand Dollars received from disposition of any such replacement property (or any subsequent replacement property), or (iv any distribution of  the income earned from such replacement property.

For example, if the Final Aggregate Closing Consideration is $106,500,000 and the Earnout is $2,700,000, then the Consideration is $109,200,000 and the maximum possible liability of Guarantors is $109,200,000, except as described in subsection (b) below.  If however, only $25,000,000 of that amount has been distributed to Jane E. Sturgeon and $25,000,000 of that amount has been distributed to Robert M. Sturgeon at a point in time when Buyer sought to enforce the Guaranty, then at that point in time the maximum liability under this Guaranty would be $50,000,000 for the Guarantors, jointly and severally.  Further, if, at the point in time when Buyer sought to enforce this

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Guaranty, neither Guarantor has received any Distribution on or after the Closing Date from the Consideration, then the amount of Guarantors' liability under this Guaranty would be limited to zero dollars solely for so long as no such Distribution has been received.  As further example, if BNT distributes $6,000,000 in cash to Seller immediately prior to closing and Seller distributes that cash to Jane M. Sturgeon and Robert M. Sturgeon after closing, no amount of that distribution of cash shall be considered a Distribution within the meaning of this Guaranty.

(b) Notwithstanding the limitation on Guarantors' liability under this Section 19, Guarantors' liability shall not be limited in amount with respect to any claims for fraud of a Guarantor, Seller, or any Company in connection with the negotiation and consummation of the Agreement and the other Transaction Documents.

(c) In the event that Seller has asserted in pending litigation a right of setoff, counterclaim or defense against its liability for any Obligation under the Agreement or other Transaction Documents, and Seller’s liability has not been finally determined in such litigation, then Guarantors shall not be required to make any payment hereunder until final adjudication of such litigation.  In the event that the Seller has claim for set-off  or counterclaim against Buyer under the Agreement or other Transaction Documents that is not the subject of any pending litigation and is not barred by collateral estoppel and that if successful would result in a monetary judgment against Buyer, then Guarantors may assert such setoff or counterclaim as a reduction of any liability that Guarantors have for any Obligations under this Guaranty.

20.
Each Guarantor represents and warrants to Buyer on the date hereof and during the duration of this Guaranty that: (i) such Guarantor has full power, authority, and legal right to execute and deliver this Guaranty and to perform such Guarantor’s obligations hereunder; (ii) this Guaranty has been duly executed and delivered by such Guarantor and constitutes the legal, binding and enforceable obligation of such Guarantor and such Guarantor’s heirs, distributees, executors, administrators, guardians, conservators, successors and assigns (as applicable); (iii) such Guarantor’s execution, delivery and performance of this Guaranty do not contravene any provision of any laws applicable to such Guarantor or any contractual restriction binding on such Guarantor or such Guarantor’s assets; (iv) no notice to, consent, authorization or approval by, or filing with, any Governmental Authority having jurisdiction over such Guarantor or such Guarantor’s property is required for the execution, delivery or performance of this Guaranty by such Guarantor; (v) there is not pending or, to such Guarantor’s knowledge, threatened against any Guarantor, any action, suit or proceeding before any Governmental Authority or governmental official or any arbitrator that could be reasonably be expected to affect the legality, validity or enforceability against any Guarantor of this Guaranty or any Guarantor’s ability to perform such Guarantor’s obligations under this Guaranty; and (vi) the execution by such Guarantor of this Guaranty is a free, voluntary, and competent act and such guarantor has received, read and fully understood the terms and effect of this Guaranty.

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21.
WAIVER OF JURY TRIAL.  BUYER AND EACH GUARANTOR HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF BUYER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

22.
JURISDICTION; VENUE; SERVICE OF PROCESS.  BUYER AND EACH GUARANTOR AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY SEEKING RELIEF UNDER OR PURSUANT TO THIS GUARANTY WILL PROPERLY, BUT NOT EXCLUSIVELY, LIE IN ANY FEDERAL COURT (OR, IF SUCH FEDERAL COURT DOES NOT HAVE JURISDICTION OVER SUCH SUIT, ACTION OR PROCEEDING, IN A STATE COURT) IN THE STATE OF IOWA.  BY EXECUTION AND DELIVERY OF THIS GUARANTY, BUYER AND EACH GUARANTOR IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND THEMSELVES AND IN RESPECT OF ITS OR THEIR PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING.  BUYER AND EACH GUARANTOR IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING.  BUYER AND EACH GUARANTOR FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT WILL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Guarantor has duly executed this Guaranty as of the day and year first above written.

Jane E. Sturgeon, individually

Robert M. Sturgeon, individually

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